As filed with the Securities and Exchange Commission on February 3, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE LAUNDRY SYSTEMS LLC

(Exact name of registrant as specified in its charter)

Delaware	5080	39-1927923
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 990

Ripon, Wisconsin 54971-0990

(920) 748-3121

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas F. L’Esperance

Chief Executive Officer and President

Alliance Laundry Systems LLC

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

With a copy to:

Paul Brusiloff, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of Registration Fee(2)
8 1/2% Senior Subordinated Notes due 2013	$150,000,000.00	100%	$150,000,000.00	$17,655.00
Guarantee of 8 1/2% Senior Subordinated Notes due 2013(3)	—	—	—	—
Guarantee of Alliance Laundry Systems LLC(4)	—	—	—	—
Total	$150,000.00	100%	$150,000.00	$17,655.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The registration fee has been calculated under Rule 457 (f)(2) of the Securities Act.
(3)	Alliance Laundry Holdings LLC will fully and unconditionally guarantee the senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantee is payable.
(4)	Alliance Laundry will fully and unconditionally guarantee on a subordinated basis the obligations of Alliance Laundry Corporation under the new notes and the indenture governing the new notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Alliance Laundry Systems LLC

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter		State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address Including Zip Code, Telephone Number Including Area Code of Registrant Guarantor’s Principal Executive Offices
Alliance Laundry Holdings LLC	Parent Guarantor	Delaware	52-2055893	P.O. Box 990 Ripon, Wisconsin 54971-0990 (920) 748-3121
Alliance Laundry Corporation	Co-Issuer	Delaware	39-1928505	P.O. Box 990 Ripon, Wisconsin 54971-0990 (920) 748-3121

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2005

PROSPECTUS

Alliance Laundry Systems LLC

and

Alliance Laundry Corporation

Offer to Exchange

$150,000,000 Outstanding

8 1/2% Senior Subordinated Notes due 2013

for $150,000,000 Registered

8 1/2% Senior Subordinated Notes due 2013

The New Notes:

•	The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes, and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 18 of this prospectus.

The Exchange Offer:

•	Our offer to exchange old notes for new notes, will be open until 5:00 p.m., New York City time, on , 2005, unless extended.

•	No public market currently exists for the old notes or the new notes.

The Guarantee:

•	Alliance Laundry Holdings LLC (“Alliance Holdings”), our parent, and certain of our domestic subsidiaries formed or acquired subsequent to the issuance of the new notes will guarantee the new notes jointly and severally on an unsecured senior subordinated basis. Each guarantee will rank equally with future senior subordinated indebtedness of the guarantor, subject to release as provided for in the indenture governing the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

TABLE OF CONTENTS

SUMMARY

In deciding whether to exchange the notes, you should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this document is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is based on information provided by us and other sources we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this document. In making an investment decision, you must rely on your own examination of our business and the terms of this offering and the new notes, including the merits and risks involved. This offering is being made on the basis of this prospectus. Any decision to exchange your old notes for the new notes offered in this offering must be based on the information contained in this prospectus.

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Alliance Laundry Systems LLC

P.O. Box 990

Ripon, Wisconsin 54971-0990

920-748-3121

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by                     , 2005.

i

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of a future or forward looking nature identify forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	impact of competition;

•	continued sales to key customers;

•	possible fluctuations in the cost of raw materials and components;

•	possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad;

•	possible fluctuation in interest rates, which affects our earnings and cash flows;

•	the impact of substantial leverage and debt service on us;

•	possible loss of suppliers;

•	risks related to our asset backed facilities;

•	dependence on key personnel;

•	labor relations;

•	potential liability for environmental, health and safety matters; and

•	potential future legal proceedings and litigation.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements we make in this prospectus, including the factors set forth under the heading “Risk Factors.”

ii

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

Industry Data

When we make statements in this prospectus about our industry and our position in our industry or any sector of our industry or about our market share, we are making statements of our belief. This belief is based on estimates and assumptions that we have made based on our knowledge of the market for our products, our experience in those markets and certain third-party market data. While we believe that our market knowledge and experience and such third-party market data is reliable, we have not verified market and industry data by independent sources. Accordingly, we cannot assure you that any of these estimates or assumptions are accurate or that our estimates, assumptions or statements correctly reflect our industry or our position in the industry.

References throughout this prospectus to our market or industry are to the stand-alone commercial laundry equipment industry, which is comprised of (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. References throughout this prospectus to North America are to the United States and Canada unless otherwise indicated.

Trademarks and Trade Names

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Some of the more important trademarks or service marks that appear in this prospectus include Ajax®, Speed Queen®, Huebsch®, UniMac®, CustomerOne™, NetMaster™, CardMate®, Wash Alert™, CARE™, Horizon® and SearchIt®. Other trademarks or service marks appearing in this prospectus are the property of their respective owners.

iii

SUMMARY

This summary contains basic information about us and this offering. This summary is not complete and does not contain all of the information you should consider before investing in the notes. You should read this summary together with the entire prospectus, including the “Risk Factors” section and the financial statements.

Throughout this prospectus, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as “Alliance Holdings,” and, together with its consolidated operations, as the “Company,” “Alliance,” “we,” “our” and “us,” unless otherwise indicated. Any reference to “Alliance Laundry” refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated. Any reference to “ALH” refers to ALH Holding Inc., a Delaware corporation and Alliance Holdings’ parent entity. Any references to the “issuers” are to Alliance Laundry and Alliance Laundry Corporation. Alliance Holdings is a holding company and has no direct operations. Alliance Holdings’ principal assets are the direct and indirect equity interests of Alliance Laundry.

Our Company

Overview

We believe that we are the leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen, UniMac and Huebsch, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds. We believe we have been the market share leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With an estimated market share in North America of approximately 39% in 2003, we believe our commercial laundry sales are more than twice as large as those of our next largest competitor. We also offer laundry and dry-cleaning presses and shirt finishing equipment under the Ajax brand. During the twelve months ended September 30, 2004, we generated revenues of $273.9 million.

We serve three distinct end-customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. The primary means of serving these end-customers is through distributors and route operators. We believe that we have the most extensive distribution network in North America, which gives us a significant competitive advantage. We reach laundromats and on-premise laundry end-customers through a network of over 200 North American distributors and over 100 international distributors, serving over 90 different countries. Our distributors purchase equipment from us, then re-sell and install it for laundromats and on-premise end-customers. We serve multi-housing end-customers through a network of over 80 route operators. Route operators purchase equipment from us, and then obtain leases from multi-housing property managers to place it into common laundry rooms. We estimate that our distributors and route operators have either the number one or number two market position in over 80% of North American markets. We believe that the superior quality and loyalty of our distribution network has been a significant factor in our achieving the number one market share in North America in each of our three end-customer groups.

We estimate that the North American stand-alone commercial laundry equipment industry generated approximately $472 million in revenue in 2003. The industry’s revenues are primarily driven by population growth and the replacement cycle of laundry equipment. North American consumers view clean clothes as a necessity, with economic conditions having limited effect on the frequency of use, and therefore the useful life, of laundry equipment. As a result, the industry’s revenues have been relatively stable over time and through economic downturns.

Competitive Strengths

Our competitive strengths include the following:

Market Leader with Significant Installed Base.    We believe that we are the market share leader in the overall North American stand-alone commercial laundry equipment industry, and we believe that our commercial laundry sales are more than twice as large as those of our next largest competitor. We estimate that we have grown our overall market share in North America to approximately 39% in 2003 from approximately 21% in 1993. In addition to leading the overall market in North America, we believe that we are the leader in sales to each of our three primary end-customer groups. As a result of being the market leader for over ten years, we believe that we have the largest installed base of equipment in North America, comprised of over two million machines. A significant majority of our revenue is attributable to replacement sales which are driven by our large installed base combined with an average ten year estimated life per machine.

Stable Revenues and Increasing Cash Flow.    We have experienced stable revenues even during economic slowdowns, driven by the underlying stability of the industry and the recurring sales of replacement equipment and service parts which together comprise the majority of our revenues. In addition, since 1995, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as through plant consolidation, resulting in increased cash from operations. Our net cash provided by operating activities was approximately $11.7 million, $15.3 million, $21.3 million, $22.8 million and $30.4 million for 1999, 2000, 2001, 2002 and 2003, respectively. For the nine months ended September 30, 2004, our net cash from operating activities was $26.1 million, compared to approximately $18.5 million for the same period last year.

Limited Working Capital and Consistent Capital Expenditure Requirements.    We aggressively manage our working capital requirements, having reduced net working capital as a percent of revenue from 11.0% in 2000 to 8.0% in 2003. Net working capital as a percent of revenue was 8.4% for the twelve month period ended September 30, 2004, down from 8.7% for the same period in 2003. From December 2000 to December 2003, inventory has been reduced from $37.5 million to $26.2 million, an improvement of 30.0%. Inventory was $29.0 million as of September 30, 2004. We also have consistent capital expenditure requirements, with capital expenditures of $5.2 million, $2.7 million and $3.6 million for 2001, 2002 and 2003, respectively. For the nine months ended September 30, 2004, we had capital expenditures of $3.0 million as compared to $3.1 million for the nine month period ended September 30, 2003. We believe that we currently have excess manufacturing capacity and can increase production without incurring significant additional capital expenditures.

Extensive and Loyal Distribution Network.    We believe we have developed the most extensive distribution network in North America, with over 200 distributors and 80 route operators. We estimate that our laundromats and on-premise laundry distributors and multi-housing route operators have either the number one or number two market position in over 80% of North American markets. These leading distributors and route operators are attracted by our industry-leading brand equity, broad product array, significant installed base and our comprehensive value-added support, which includes training, extensive electronic support of installation and service and joint promotion efforts. These factors lead to high costs for distributors and route operators to switch manufacturers, especially when combined with their substantial investments in service parts inventories and in training their sales and installation personnel with respect to our highly engineered products. Our end-customers place great value on the proven reliability of our products, backed by years of demonstrated experience in the field, as this significantly impacts their long term repair and maintenance expenses. We have not historically experienced any significant turnover of our distributors and route operators, of which a significant number have been customers for over ten years.

High Barriers to Entry.    We believe that significant time and substantial capital investment would be required for a new entrant to compete effectively in this market. Many years of engineering and field testing, plus substantial investment in plant and equipment, are required before the process of attempting to earn market share can take place. In addition, a new entrant would have to break the strong, established relationships that existing manufacturers have developed with distributors and route operators. There are significant costs for distributors and route operators to break these long-term relationships, including extensive retraining of distributors’ and route operators’ sales, installation and service personnel and duplication of service parts inventories which must be stocked for years.

Comprehensive and Innovative Product Offering.    We believe our product lines lead the industry in reliability, breadth of offerings, functionality and advanced features. In addition, we believe we are the only manufacturer in North America to produce a full product line (including topload washers, dryers, frontload washers, washer-extractors, tumbler dryers and finishing equipment for all commercial customer groups), thereby providing customers with a single source solution for all their stand-alone commercial laundry equipment needs. Our development team of more than 80 engineers and technical personnel, along with our marketing and sales personnel, work together with our major customers to redesign and enhance our products to better meet customer needs. For example, new products such as our NetMaster system emphasize efficiency and feature new electronic controls, facilitating ease of use as well as improving performance and reliability.

Leading North American Brands.    We market and sell our products under the widely recognized brand names Speed Queen, UniMac, Huebsch and Ajax. We believe that we have industry-leading brand equity and brand recognition, based upon historical customer survey results and the substantial market share growth achieved since 1993.

Strong and Experienced Management Team.    Led by chief executive officer and president Thomas L’Esperance, we have assembled a strong and experienced management team. Our seven executive officers have an average of over 17 years of experience in the commercial laundry equipment and appliance industries. This management team has executed numerous strategic initiatives, including: (i) developing strategic alliances with key customers; (ii) acquiring and successfully integrating the commercial washer-extractor business of UniMac and the dry-cleaning press and shirt finishing equipment business of Ajax; (iii) implementing manufacturing cost reduction and quality improvement programs; and (iv) ongoing refinements to our product offerings. Management’s economic interests will align with ours through management’s continuing investment in us and participation in our stock option plan.

Business Strategy

Our strategy is to continue our strong financial performance and selectively pursue growth opportunities by offering our customers a full line of the most reliable and functional stand-alone commercial laundry equipment, together with industry-leading, comprehensive value-added services. The key elements of our strategy are as follows:

Develop and Strengthen Relationships with Key Customers.    We have developed and will continue to pursue long-term relationships with key customers and will pursue supply agreements where appropriate. The relationships that we establish with our customers are comprehensive and include training, extensive technical support and promotion activities. In addition, we model our product development efforts to meet evolving customer preferences by working with key customers to develop new products, features and value-added services.

We have not experienced any significant customer turnover. Our top ten customers, other than a significant new account that was added in 2003, have been our customers for at least ten years. Coinmach, which is the largest operator of multi-housing laundries in North America, has been a significant customer of ours for over two decades.

Continue to Improve Manufacturing Operations.    We seek to continuously enhance our product quality and reduce costs through ongoing refinements to our manufacturing processes. We have achieved such improvements, and intend to continue doing so, through collaboration among key customers, suppliers and our engineering and marketing personnel. Since 1995, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as plant consolidation. Since 2000, we have been implementing a demand flow production system on our higher volume product lines. These process changes have resulted in significant improvements in assembly efficiency, inventory levels, customer order lead times and production quality. For example, labor productivity improved by 4.5% from 2002 to 2003, and over the same period, we reduced our first year warranty costs to 0.3% of sales.

Expand into the U. S. Home Laundry Market.    We re-entered the U.S. home laundry market in October 2004, after the expiration of a non-compete agreement. This non-compete agreement was a result of the divestiture of a sister division in 1997. Our strategy in the home laundry market is dual-pronged. First, we are targeting the mid to high-end home laundry market with existing products that we currently sell internationally and into commercial markets. These existing products are designed to have useful lives approximately twice that of typical home laundry equipment. We plan to leverage the strong brand equity of our Speed Queen name in order to recapture a portion of our historic market share. Second, we have signed a letter-of-intent with an ultra-premium home appliance company to produce professional-quality home laundry equipment to be sold under their brand name. This equipment is based completely on our current commercial equipment technology and production methods. Our dual-pronged strategy to enter both the mid to high-end and the ultra-premium home laundry markets should allow us to expand our sales and continue to diversify our customer base with minimal incremental capital expenditures since these products will be produced in our current facilities.

The Transactions

The following transactions were consummated in connection with the issuance of the old notes:

The Acquisition

On January 27, 2005, ALH, an entity formed by Teachers’ Private Capital, the private equity arm of Ontario Teachers’ Pension Plan Board, or OTPP, acquired 100% of the outstanding equity interests in Alliance Holdings for aggregate consideration of approximately $450.0 million. In connection with such acquisition, the members of our senior management acquired approximately $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired approximately $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to a management share offering. A portion of the aggregate acquisition consideration was used to repay our then existing indebtedness, redeem our then outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to Alliance Holdings’ former equity holders. We refer to the acquisition of Alliance Holdings and the related management investments in ALH as the “Acquisition.” The Acquisition was financed with approximately $350.0 million of debt financing described below, approximately $107.4 million of equity capital from OTPP, the management equity and available cash. After the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interests of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is held by management.

The Financing Transactions

In connection with the closing of the Acquisition, we consummated the following financing transactions, or the Financing Transactions, which we refer to, together with the Acquisition, as the “Transactions”:

•	the closing of the issuance of the old notes;

•	the closing of Alliance Laundry’s new $250.0 million senior secured credit facility, which we refer to as the “new credit facility,” consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility; and

•	the settlement of the tender offer and consent solicitation, or the tender offer, initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our then outstanding 9 5/8% senior subordinated notes due 2008, or the 1998 senior subordinated notes. The tender offer expired at 5:00 PM New York City time on February 2, 2005, and approximately 5.10% of the total principal amount of the 1998 senior subordinated notes remained outstanding after the consummation of the tender offer. The Issuers have given notice of their intention to redeem the remaining 1998 senior subordinated notes in accordance with the indenture governing such notes.

Additional Information

Alliance Laundry Corporation, a Delaware corporation and a wholly-owned subsidiary of Alliance Laundry, was incorporated in 1998 for the sole purpose of serving as a co-issuer of the 1998 senior subordinated notes. Alliance Laundry Corporation does not have any operations or assets of any kind and will not have any revenue.

Our principal executive office is located at Shepard Street, P.O. Box 990, Ripon, Wisconsin 54971-0990. Our telephone number is (920) 748-3121. Our Internet address is www.comlaundry.com. Information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Ontario Teachers’ Pension Plan Board

ALH Holding Inc., is a directly wholly-owned affiliate of OTPP. With approximately C$79 billion in net assets at June 30, 2004, OTPP is one of the largest pension plans in Canada. Teachers’ Private Capital is the private equity arm of OTPP. Established in 1991, Teachers’ Private Capital has completed more than 130 transactions in a wide range of industries and has participated in many management buy-outs in Canada, the United States and Europe. With a portfolio valued at approximately C$6.1 billion as of December 31, 2003, Teachers’ Private Capital is one of Canada’s largest private equity investors.

Teachers’ Private Capital specializes in providing equity and mezzanine debt capital for large and mid-cap companies, capital for its growing portfolio of infrastructure assets, and venture capital for developing industries. Teachers’ Private Capital looks for companies that have attractive market characteristics and sustainable competitive advantages, a strong entrepreneurial management team, clear strategic vision, stable or growing operating cash flows, and growth opportunities (both internal and external). By providing long-term, patient capital, Teachers’ Private Capital is able to support quality management teams in order to realize operational excellence within their companies, create substantial value and generate exceptional returns.

Summary of the Terms of the Exchange Offer

In this prospectus, we refer to (1) new senior subordinated notes as the new notes, and (2) the old notes and the new notes together as the notes. The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act of 1933.

Securities Offered	Up to $150,000,000 aggregate principal amount of new 8 1/2% senior subordinated notes due 2013, which have been registered under the Securities Act of 1933, as amended.

The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and the old senior subordinated notes, respectively, and will not entitle their holders to registration rights.

The Exchange Offer	You may exchange old notes for new notes.

Resale of the New Notes

We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement

We have undertaken the exchange offer pursuant to the terms of the registration rights agreements entered into with the initial purchasers of the old notes. See “The Exchange Offer” and “Description of Notes—Registration Rights; Additional Interest.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

•	you do not tender your old notes; or

•	you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the applicable exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                 , 2005, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes

The new notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the old notes of such series or, if no interest has been paid on the old notes of such series, from the date of original issue of the old notes of such series.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:

•	at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

•	at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended.

See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurence of any of the foregoing events.

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you wish to tender your old notes, but cannot properly do so prior to the applicable expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the applicable expiration date.

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time,

on the applicable expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer”.

Certain U.S. Federal Tax Consequences	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Tax Considerations.”

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as the exchange agent.

Summary of the Terms of the Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

•	are registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Maturity Date	January 15, 2013.

Interest Payment Dates	January 15 and July 15 of each year, commencing on July 15, 2005.

Ranking	The notes will be the issuers’ general unsecured senior subordinated obligations. Accordingly, they will rank:

•	subordinate in right of payment to all of the issuers’ existing and future senior indebtedness, including the issuers’ obligations under our new credit facility;

•	effectively subordinated to all indebtedness and other liabilities, including trade payables, of the issuers’ non-guarantor subsidiaries (other than indebtedness and other liabilities owed to the issuers or the guarantors);

•	pari passu in right of payment with the issuers’ future senior subordinated indebtedness, if any; and

•	senior in right of payment to the issuers’ future subordinated indebtedness, if any.

As of September 30, 2004, after giving effect to the Transactions, the issuers would have had total senior indebtedness of approximately $200.0 million, no senior subordinated indebtedness (other than the old notes), and no indebtedness contractually subordinated to the old notes.

Guarantees

The notes will be jointly and severally guaranteed on an unsecured senior subordinated basis by Alliance Holdings and our future domestic subsidiaries (other than off-balance sheet securitization entities). Accordingly, the guarantees will rank:

•	subordinate in right of payment to all of the existing and future senior indebtedness of the guarantors, including the guarantees of the new credit facility;

•	effectively subordinate to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, (other than indebtedness and other liabilities owed to such guarantor subsidiaries);

•	pari passu in right of payment with future senior subordinated indebtedness of the guarantors, if any; and

•	senior in right of payment to all future subordinated indebtedness of the guarantors, if any.

In addition, Alliance Laundry has guaranteed the obligations of Alliance Laundry Corporation under the notes and the indenture (as defined below) on a subordinated basis.

As of September 30, 2004, after giving effect to the Transactions, the guarantors would have had total senior indebtedness of approximately $200.0 million, all of which consists of their guarantees of the issuers’ obligations under our new credit facility, no senior subordinated indebtedness (other than the guarantees), and no indebtedness contractually subordinated to the subsidiary guarantees. Alliance Laundry has also guaranteed the obligations of Alliance Laundry Corporation under the new credit facility on a senior basis.

Optional Redemption	On and after January 15, 2009, we may redeem all or part of the notes at the redemption prices set forth under “Description of Notes—Optional Redemption.”

At any time prior to January 15, 2008, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase

If we experience specific kinds of changes in control, the issuers must offer to repurchase the notes at the redemption price set forth under “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Covenants

We will issue the new notes under the indenture among us, Alliance Holdings and The Bank of New York Trust Company, N.A., as trustee, or the indenture. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	make investments;

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions on capital stock or redeem or repurchase capital stock;

•	create liens;

•	incur dividend or other payment restrictions affecting subsidiaries;

•	sell assets;

•	merge or consolidate with other entities;

•	enter into transactions with affiliates; and

•	engage in certain business activities.

These covenants are subject to a number of important exceptions and qualifications.

For a discussion of certain risks that should be considered in connection with an investment in the notes, see “Risk Factors.”

Summary Historical and Pro Forma Consolidated Financial Information

The following table sets forth our summary historical consolidated financial information derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2001 through December 31, 2003, which financial statements are included elsewhere in this prospectus. The table also sets forth our summary historical consolidated financial information derived from our unaudited consolidated financial statements as of and for each of the nine months ended September 30, 2003 and September 30, 2004, of which both financial statements are included elsewhere in this prospectus, and our pro forma consolidated financial information derived from our unaudited consolidated financial information for the twelve months ended September 30, 2004 to give effect to the Transactions as if they had occurred on October 1, 2003. Our unaudited pro forma balance sheet data as of September 30, 2004 gives effect to the Transactions as if they had been consummated on September 30, 2004. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2004. The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period.

The information in the table below is only a summary and should be read together with our audited consolidated financial statements for 2001, 2002, and 2003 and the related notes, our unaudited consolidated financial statements for the nine months ended September 30, 2003 and September 30, 2004 and the related notes, our “Selected Historical Financial and Operating Data” and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The figures in the table below reflect rounding adjustments.

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30, 2004
	2001	2002	2003	2003	2004
	(In thousands)
Statements of operations data:
Net revenues:
Commercial laundry	$219,273	$219,653	$230,663	$170,462	$176,023	$236,224
Service parts	34,743	35,524	36,944	28,088	28,773	37,629

Total revenues	254,016	255,177	267,607	198,550	204,796	273,853
Cost of sales	188,982	179,047	188,979	141,152	144,761	199,250

Gross profit	65,034	76,130	78,628	57,398	60,035	74,603

Selling, general and administrative expenses	28,665	30,098	33,566	24,920	25,995	39,116
Securitization and other costs	—	10,920	—	—	—	—
Offering related expenses	—	—	—	—	1,298	—

Total operating expenses	28,665	41,018	33,566	24,920	27,293	39,116

Operating income	36,369	35,112	45,062	32,478	32,742	35,487
Interest expense	33,538	28,341	28,258	21,928	19,219	25,670
Loss from early extinguishment of debt	—	2,004	—	—	—	—
Abandoned Canadian public offering costs	—	3,409	—	—	—	—
Other expense (income), net	67	(33)	830	798	—	32

Income (loss) before taxes	2,764	1,391	15,974	9,752	13,523	9,785
Provision for income taxes	34	56	55	50	64	3,816

Net income (loss) before cumulative effect of accounting change	2,730	1,335	15,919	9,702	13,459	5,969
Cumulative effect of change in accounting principle	2,043	—	—	—	—	—

Net income (loss)	$687	$1,335	$15,919	$9,702	$13,459	$5,969

Cash flow data:
Net cash provided by operating activities	$21,338	$22,775	$30,393	$18,456	$26,066	$36,022
Net cash used in investing activities	(4,964)	(2,563)	(3,590)	(3,110)	(2,915)	(3,395)
Net cash provided by (used in) financing activities	(15,806)	(18,532)	(26,205)	(17,145)	(22,254)	(2,000)

Other financial data:
Capital expenditures(1)	$5,152	$2,652	$3,600	$3,145	$2,982	$3,437
Ratio of earnings to fixed charges(6)	1.1	1.0	1.6	1.4	1.7	—
EBITDA(2)	50,608	40,518	53,101	38,421	38,899	55,282
Cash interest expense	27,155	21,987	22,045	16,649	15,506	23,480

	As of December 31,			As of September 30, 2004
	2001	2002	2003	Actual	Pro Forma
	(In thousands)
Balance sheet data:
Working capital(3)	$17,662	$16,599	$21,352	$23,003	$38,663
Total assets	203,771	197,295	190,639	188,309	468,032
Total debt(4)	329,564	320,577	298,199	280,396	349,250
Total liabilities(5)	363,979	364,035	336,397	320,519	377,926

(1)	During 2001, we incurred various capital expenditures in connection with certain facility rationalization efforts related to previously owned facilities in Searcy, Arkansas, and Madisonville, Kentucky and a leased facility in Cincinnati, Ohio, that were considered non-recurring and outside the normal course of our manufacturing operations. Those non-recurring capital expenditures consisted of $1.5 million of expenditures, primarily at our Marianna, Florida facility, related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio, which transfer began in 2000.
(2)

EBITDA is included in this prospectus because certain covenants in the indenture relating to the notes offered hereby are tied to ratios based on this measure. “EBITDA” represents net income before interest expense, income tax (provision) benefit and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies.

Based on our industry and debt financing experience, we believe that EBITDA is customarily used to provide useful information regarding a company’s ability to service and/or incur indebtedness. The indenture requires that our Fixed Charge Coverage Ratio equal or exceed 2.0 to 1.0 in order for us to be able to incur additional debt, subject to certain exceptions. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The following is a reconciliation of EBITDA to Net income:

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30, 2004
	2001	2002	2003	2003	2004
	(In thousands)
Net income (loss)	$687	$1,335	$15,919	$9,702	$13,459	$5,969
Cumulative effect of change in accounting principle	2,043	—	—	—	—	—
Provision for income taxes	34	56	55	50	64	3,816

Income (loss) before income taxes	2,764	1,391	15,974	9,752	13,523	9,785
Adjustments:
Interest expense	33,538	28,341	28,258	21,928	19,219	25,670
Depreciation and amortization(a)	17,026	13,293	10,886	8,264	7,585	22,017
Non-cash interest expense included in amortization above(b)	(2,720)	(2,507)	(2,017)	(1,523)	(1,428)	(2,190)

EBITDA	$50,608	$40,518	$53,101	$38,421	$38,899	$55,282

(a)	Amortization expense for 2001 includes goodwill amortization of $2.0 million. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of the goodwill balance as of December 31, 2001.
(b)	Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(3)	Working capital represents total current assets less cash and total current liabilities excluding current debt.
(4)	Total debt includes current portion of long-term debt and $6 million of mandatorily redeemable preferred interests.
(5)	Includes $6 million of mandatorily redeemable preferred interests.
(6)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest.

RISK FACTORS

You should carefully consider each of the following risks and all other information contained in this prospectus before deciding to invest in the notes. The risks and uncertainties described below are not the only ones we face.

Risks Related to the Notes and this Offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We are highly leveraged. As of September 30, 2004, as adjusted to give effect to the Transactions, we would have had $350.0 million of consolidated indebtedness, including the old notes but excluding unused commitments under the new revolving credit facility and letters of credit. In comparison, our actual outstanding consolidated indebtedness (including mandatorily redeemable preferred interests) as of September 30, 2004 was $280.4 million, excluding unused commitments under the existing credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, research and development efforts, our planned expansion into the U.S. home laundry market and other general corporate needs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors with less debt;

•	subject us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including our borrowings under our new credit facility; and

•	limit our ability to borrow additional funds.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. The revolving credit portion of the new credit facility will permit additional borrowings and refinancing of outstanding letters of credit of up to $50.0 million and all of those borrowings and any other indebtedness permitted under the indenture (if not excluded from senior debt) would rank senior to the notes and the guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would increase. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

On a pro forma basis, after giving effect to the Transactions, cash interest expense, net, for fiscal year 2003 would have been $23.5 million. Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the notes, and to fund planned capital expenditures, our planned expansion into the

U.S. home laundry market and research and development efforts, will depend on our ability to generate cash and on future financial results. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under the new credit facility or otherwise to enable us to pay our indebtedness, including the notes, or to fund other liquidity needs. If we fail to make any required payment under the agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default, and our lenders would have the ability to require that we immediately repay our outstanding indebtedness. If the lenders required immediate payment, we may not have sufficient assets to satisfy our obligations under our indebtedness.

We also could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. The new credit facility and our obligations under the notes will limit our ability to sell assets and will also restrict the use of proceeds from any such sale. Furthermore, the new credit facility will be secured by substantially all of our assets. Therefore, we may not be able to sell our assets quickly enough or for sufficient amounts to enable us to meet our debt service obligations.

In addition, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the new credit facility and the notes, on commercially reasonable terms or at all.

The agreements governing the notes and our other debt, including the new credit facility, impose significant restrictions on our business.

The indenture governing the notes contains, and the agreements governing the new credit facility contain, a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include, among other things, limitations on our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness or issue preferred stock;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock;

•	make investments or acquisitions;

•	create liens;

•	sell assets;

•	restrict dividends or other payments to us;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

The breach of any of these covenants or restrictions could result in a default under the indenture governing the notes or the new credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the new credit facility, could proceed against the collateral securing that debt. In addition, if any of our other indebtedness is accelerated, we may be unable to make interest payments on the notes and repay the principal amount of the notes.

In addition, the new credit facility also requires us to meet a number of financial ratios and financial condition tests and restricts our ability to make capital expenditures or prepay certain other debt. We may not be able to comply with these financial ratios and financial condition tests. These restrictions could limit our ability to plan for or react to market conditions or meet our capital needs. We cannot assure you that we will be granted waivers or amendments to the new credit facility if for any reason we are unable to meet its requirements, or that we will be able to refinance our debt on terms acceptable to us, or at all. If we fail to meet those ratios, satisfy those tests or breach any of the covenants with respect to our new credit facility, the lenders under that facility could declare all amounts we owe them to be immediately due and payable. If we are unable to repay those amounts, the lenders under that credit facility could proceed against the collateral that secures their indebtedness. Our assets may not be sufficient to repay in full this secured indebtedness or any other indebtedness, including the notes.

The indenture and our new credit facility contain cross-default provisions. Under these provisions, a default under one instrument governing our indebtedness may constitute a default under our other instruments of indebtedness that contain cross-default provisions.

The notes will be structurally subordinated to all indebtedness of our non-guarantor subsidiaries.

The notes will be guaranteed only by Alliance Holdings and by our future domestic subsidiaries (other than off-balance sheet securitization entities), and Alliance Laundry may guarantee the obligations of Alliance Laundry Corporation under the notes on a subordinated basis. Creditors of a non-guarantor subsidiary will be entitled to be paid amounts due them before assets of the subsidiary become available for creditors of its parent. Therefore, even liabilities which are not senior indebtedness of our non-guarantor subsidiaries will, in effect, be prior in right of payment to the notes and the guarantees with regard to the assets of those subsidiaries. This can substantially reduce the portion of our consolidated assets which are available for payment of the notes. Consequently, in the event of any insolvency, liquidation, reorganization, dissolution or other winding up of our non-guarantor subsidiaries, the ability of our creditors, including holders of the notes, to be repaid will be subject to the prior claims of such subsidiaries’ creditors, including trade creditors.

As of September 30, 2004, after giving effect to the Transactions, we would have had total indebtedness of approximately $200 million outstanding under the new credit facility, which senior indebtedness is the only indebtedness or other liability (excluding indebtedness and other liabilities of our non-guarantor subsidiaries owed to us) to which the notes would have been effectively subordinated as of such date. We cannot assure you that the amount of indebtedness and other liabilities of our non-guarantor subsidiaries will not substantially exceed such amount in the future.

You should not expect Alliance Laundry Corporation to participate in making payments on the notes.

Alliance Laundry Corporation is a wholly-owned subsidiary of Alliance Laundry that was incorporated to accommodate the issuance of the 1998 senior subordinated notes by Alliance Laundry. Alliance Laundry Corporation will not have any operations or assets of any kind and will not have any revenue other than as may be incidental to its activities as a co-issuer of the notes, and Alliance Laundry may guarantee the obligations of Alliance Laundry Corporation under the notes on a subordinated basis and may agree to reimburse Alliance Laundry Corporation on a subordinated basis for any payments on such obligations. You should not expect Alliance Laundry Corporation to participate in servicing any of the obligations on the notes.

Your right to receive payments on the notes is junior to borrowings under the new credit facility and possibly all of our future borrowings, and the guarantees are junior to the guarantors’ guarantees of the new credit facility and possibly all of the guarantors’ future borrowings.

The notes and guarantees are subordinated in right of payment to all of our borrowings and the guarantors’ obligations under the new credit facility and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of our guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors’ senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the guarantees.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate on a pari passu basis with trade creditors and all other holders of our and the guarantors’ unsecured indebtedness in the assets remaining after we and the guarantors have paid all of our secured senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid instead to holders of senior debt until they are paid in full, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of our senior debt or the holders of debt that is not subordinated.

As of September 30, 2004, after giving effect to the Transactions, we would have had total indebtedness of approximately $200 million outstanding under the new credit facility, which senior indebtedness is the only indebtedness or other liability (excluding indebtedness and other liabilities of our non-guarantor subsidiaries owed to us) to which the notes would have been effectively subordinated as of such date. As of September 30, 2004, after giving effect to the Transactions, we would have had approximately $50.0 million available for borrowing as additional senior indebtedness under the new credit facility, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. If we or our subsidiaries incur additional debt, the related risks that we now face could intensify.

Your ability to receive payments on the notes is junior to those lenders who have a security interest in our and the guarantors’ assets.

Our obligations under the notes and the related guarantees are unsecured, but our obligations under the new credit facility are secured by an interest in substantially all of our and the guarantors’ assets. In addition, Alliance Laundry may guarantee Alliance Laundry Corporation’s obligations under the new credit facility on a senior basis. If we are declared bankrupt or insolvent, or if we default under the new credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes and the guarantees, even if an event of default exists under the indenture at such time. In any such event, because the notes will not be secured by any of our or the guarantors’ assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See “Description of Other Indebtedness—New Credit Facility.”

Federal and state fraudulent transfer laws permit a court to void obligations under the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

Under the federal bankruptcy laws and comparable provisions of state fraudulent conveyance laws, a court could void obligations under the notes or the guarantees, subordinate those obligations to more junior obligations or require holders of the notes to repay any payments made under the notes or pursuant to the guarantees, if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or an issuer as a debtor-in-possession, claims that the notes or the guarantees constituted a fraudulent conveyance. If a court were to find that a fraudulent conveyance occurred, you may not receive any payment on the notes. For a fraudulent conveyance claim to succeed, the claimant must generally show that:

(1)	fair consideration or reasonably equivalent value was not received in exchange for the obligation; and

(2)	at the time the obligation was incurred, the obligor:

•	was insolvent

•	was rendered insolvent by reason of the obligation;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, an obligor would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair market value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the issuers or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes or the guarantees would not be subordinated to our or any guarantor’s other debt. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including under the new credit facility, the notes or the guarantees, if it determined that the transaction was made with intent to hinder, delay or defraud our or the guarantors’ creditors.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

We may not be permitted or have the ability to purchase the notes upon a change of control offer as required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, as defined in the indenture, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions under the new credit facility or other agreements will not allow such repurchases. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. The repurchase requirements also could make it harder for others to effect a change of control. See “Description of Notes—Repurchase at the Option of Holders.”

No public market exists for the notes, and the offering and sale of the notes is subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for such securities.

The notes are a new issue of securities with no established trading market. We expect that the new notes will be eligible for trading in the PORTAL market. However, we do not intend to list the notes for trading on any national securities exchange or arrange for any quotation system to quote prices for them. The lack of an active trading market may have a material adverse effect on the market price and liquidity of the notes. If a market for the notes develops, they may trade at a discount from their initial offering price, depending on many factors, including:

•	our financial performance or prospects;

•	the prospects for other companies in our industry;

•	prevailing interest rates;

•	the market for similar securities; and

•	general economic conditions.

The market price for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

The controlling equityholder of our parent company could exercise its influence over us to your detriment.

OTPP controls, indirectly through ALH and Alliance Holdings, approximately 91.8% of our voting securities and has significant influence over our management and is be able to determine the outcome of all matters required to be submitted to the securityholders for approval, including the election of our managers and the approval of mergers, consolidations and the sale of all or substantially all of our assets. The interests of OTPP as an equity owner may differ from your interests, and, as such, they may take actions which may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, OTPP’s interests might conflict with your interests as a noteholder. OTPP may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance its equity investment, even though such transactions might involve risks to you as a holder of the notes. In addition, certain determinations that need to be made under covenants in the new credit agreement and the indenture will not be made by the managing member of Alliance Laundry. Instead, these decisions will be made by the board of directors of our ultimate parent company, ALH. It is not clear under either the laws of the State of Delaware or applicable federal bankruptcy law what, if any, duties the board of directors of ALH will owe to Alliance Laundry and its equity and debt holders. In the absence of any such duties, the board of directors of ALH could make determinations under the new credit agreement and the indenture that are not in the best interest of our other securityholders.

Risks Relating to our Business and the Industry

Energy efficiency and water usage standards could adversely affect our industry.

Certain of our washer products are subject to federal and state laws and regulations which pertain to energy efficiency and/or water usage. There is a federal standard for residential clothes washers. Individual U.S. states are currently considering, and enacting, laws and corresponding standards which endeavor to regulate energy efficiency for certain of our commercial washers, as well as water usage standards for certain of our residential and commercial washers.

These existing laws and regulations, along with anticipated energy efficiency and water usage laws and corresponding standards, may create short term market conditions which are economically disadvantageous to us and may have a material adverse effect on our business, financial condition and results of operations.

Price fluctuations or shortages of raw materials and the possible loss of suppliers could adversely affect our operations.

The major raw materials and components we purchase for our production process are motors, stainless and carbon steel, aluminum castings, electronic controls, corrugated boxes and plastics. The price and availability of these raw materials and components are subject to market conditions affecting supply and demand. There can be no assurance that increases in raw material or component costs (to the extent we are unable to pass on such higher costs to customers) or future price fluctuations in raw materials will not have a material adverse effect on our business, financial condition and results of operations. We also purchase a portion of these raw materials and component parts from foreign suppliers using foreign currency. As a result, we are subject to exchange rate fluctuations that could have a material adverse effect on our business, financial condition and results of operation. In addition, there can be no assurance that the loss of suppliers or of components would not have a material adverse effect on our business, financial condition and results of operations. We currently do not hedge commodities associated with payments for purchased raw materials and components.

Our net revenues depend on a limited number of significant customers.

Our top ten equipment customers accounted for approximately 35.8% of our 2003 net revenues, of which one customer, Coinmach Corporation and its subsidiary, Super Laundry Equipment Corp., accounted for approximately 15.8% of such net revenues for the period. Many arrangements are by purchase order and are terminable at will at the option of either party. Our business also depends upon the financial viability of our customers. A significant decrease or interruption in business from our significant customers could result in loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

Our inability to fund our financing programs to end-customers could result in the loss of sales and adversely affect our operations.

We offer an extensive financing program to end-customers, primarily laundromat owners, to assist them in their purchases of new equipment from our distributors or, in the case of route operators, from us. Typical terms include two to nine year loans with an average principal amount of approximately $75,000. We provide these financing programs through our asset backed facility, which is a three year $300.0 million revolving facility entered into by Alliance Laundry Equipment Receivables Trust 2002-A, a trust formed by Alliance Laundry Equipment Receivables 2002 LLC, one of our special purpose bankruptcy remote subsidiaries, and backed by equipment loans and trade receivables originated by us. The trust is utilized to finance both equipment loans and trade receivables. If certain limits in size of the asset backed facility are reached (either overall size or certain sublimits), additional indebtedness may be required to fund the financing programs. Our inability to incur such indebtedness to fund the financing programs or our inability to securitize such assets through off-balance sheet bankruptcy remote subsidiaries could limit our ability to provide our-end-customers with financing which could result in the loss of sales and have a material adverse effect on our business, financial condition and results of operations. In addition, a significant increase in the cost of funding our financing subsidiaries could have a material adverse effect on our business, financial condition and results of operations.

We operate in a competitive market.

Within the North American stand-alone commercial laundry equipment industry, we compete with several large competitors. With respect to laundromats, our principal competitors include Wascomat (the exclusive North American distributor of Electrolux AB products), Maytag Corporation and The Dexter Company. In multi-housing, key competitors include Maytag Corporation and Whirlpool Corporation. In on-premise laundry, we compete primarily with Pellerin Milnor Corporation, American Dryer Corporation and Wascomat. There can be no assurance that significant new competitors or increased competition from existing competitors will not have a material adverse effect on our business, financial condition and results of operations. Certain of our principal competitors have greater financial resources and/or are less leveraged than us and may be better able to withstand market conditions within the commercial laundry equipment industry. There can be no assurance that we will not encounter increased competition in the future, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, we may face competition from companies outside of the United States that may have lower costs of production (including labor or raw materials). These companies may pass off these lower production costs as price decreases for customers and as a result, our revenues and profits could be adversely affected.

Our business is subject to the economic and political risks of selling products in foreign countries.

Sales of equipment to international customers represented approximately 12.7% of our 2003 net revenues. Demand for our products are and may be affected by economic and political conditions in each of the countries in which we sell our products and by certain other risks of doing business abroad, including fluctuations in the value of currencies (which may affect demand for products priced in United States dollars), import duties, changes to import and export regulations (including quotas), possible restrictions on the transfer of funds, labor or civil unrest, long payment cycles, greater difficulty in collecting accounts receivable and the burdens and cost of compliance with a variety of foreign laws. Changes in policies by foreign governments could result in, for example, increased duties, higher taxation, currency conversion limitations or limitations on imports or exports, any of which could have a material adverse effect on our business, financial condition and results of operations. We do not, and currently do not intend to, hedge exchange rate fluctuations between United States dollars and foreign currencies associated with payments for equipment and service parts sales.

We are dependent on key personnel.

We are dependent on the continued services and performance of our senior management team and certain other key employees, including Thomas L’Esperance, our CEO and President. Messr. L’Esperance’s employment agreement with us is expected to be amended and restated in connection with the consummation of the Acquisition and will automatically renew beginning on May 4, 2005 and on each anniversary thereof unless the Company or Messr. L’Esperance provides written notice not to renew the agreement. The loss of any key employee could have a material adverse effect on our business, financial condition and results of operations because of their experience and knowledge of our business and customer relationships. We do not maintain life insurance policies with respect to key employees.

Adverse relations with employees could harm our business.

As of September 30, 2004, approximately 647 of our employees at our Wisconsin facilities were represented by The United Steel Workers of America. We are periodically in negotiations with The United Steel Workers of America. The current collective bargaining agreement covering employees at our Wisconsin facilities was approved in February 2004 and expires on February 28, 2009. However, there can be no assurance that we can successfully negotiate a new agreement or that work stoppages by certain employees will not occur. Any such work stoppages could have a material adverse effect on our business, financial condition and results of operations.

Beginning in December 2005, we will be unable to utilize our off-balance sheet asset backed facility. If we are unable to refinance this facility, this may have an adverse impact on our business.

Beginning in December 2005, we will be unable to request new borrowings under our off-balance sheet asset backed facility and any outstanding borrowing will amortize over a period of up to nine years. Based on current market conditions, we believe that we will be able to refinance the facility. However, should market conditions change or our financial position deteriorate, we cannot assure you that we will be able to refinance the facility on advantageous terms or at all. An inability to refinance or replace this facility prior to December 2005 could have a material adverse effect on our business, financial condition and results of operations, including our revenues and EBITDA and leverage. In 2003, our financing program contributed approximately $9.7 million, or approximately

17%, to our Adjusted EBITDA. As of September 30, 2004, the amount due to investors under our off-balance sheet asset backed facility for trade receivables and equipment notes was $31.3 million and $214.6 million, respectively. If we are unable to refinance or replace the facility, among other things, our EBITDA could decrease over time due to the loss in revenue generated by new financings and our leverage could increase as a result of having to finance accounts receivables on our balance sheet.

The nature of our business exposes us to potential liability for environmental claims and we could be adversely affected by environmental, health and safety requirements.

We are subject to comprehensive and frequently changing federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future, the effect of which could be retroactive. Nor can we predict how existing or future laws and regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at other properties where we or our predecessors have arranged for the disposal of hazardous substances. The enactment of more stringent laws or stricter interpretation of existing laws could require additional expenditures by us, some of which could have a material adverse effect on our business, financial condition and results of operations.

We are also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future, and we cannot be sure that our existing insurance or additional insurance will provide adequate coverage against potential liability resulting from any such administrative and judicial proceedings and inquiries. The aggregate amount of future clean-up costs and other environmental liabilities could have a material adverse effect on our business, financial condition and results of operations.

Certain environmental investigatory and remedial work is underway or planned at, or relating to, subsurface environmental contamination with respect to our Marianna, Florida and Ripon, Wisconsin manufacturing facilities. With respect to the Marianna, Florida facility, this work is being conducted by a former operator of the property and has been funded through an escrow account the available balance of which we believe to be greater than any remaining remediation costs. In the event that the former operator fails to honor its obligations, such liabilities could be borne directly by us and could be material. On December 28, 2004, Florida environmental regulators issued a Conditional Site Rehabilitation Completion Order for certain contamination identified at the Marianna facility. We believe this is a first step towards a final resolution of the Marianna, Florida remediation, and we are currently reviewing this document. With respect to the Ripon facility, this is being conducted by us. We currently expect to incur costs of less than $100,000 through 2005 at the Ripon facility to complete remedial work. There can be no assurance, however, that significant additional remedial costs will not be incurred by us in the future with respect to these or other facilities.

Our operations are also subject to various hazards incidental to the manufacturing and transportation of commercial laundry equipment. These hazards can cause personal injury and damage to and destruction of property and equipment. There can be no assurance that as a result of past or future operations, there will not be claims of injury by employees or members of the public. Furthermore, we also have exposure to present and future claims with respect to worker safety, workers’ compensation and other matters. There can be no assurance as to the actual amount of these liabilities or the timing of them. Regulatory developments requiring changes in operating practices or influencing demand for, and the cost of providing, our products and services or the occurrence of material operational problems, including but not limited to the above events, may also have a material adverse effect on our business, financial condition and results of operations.

For a discussion of these risks, see “Business—Regulation and Laws—Environmental, Health and Safety Matters.”

We may encounter certain risks when implementing our business strategy to expand into the U.S. home laundry market.

We re-entered the U.S. home laundry market in October 2004 after the expiration of a non-compete agreement. Our strategy to expand in the U.S. home laundry market could cause us to incur unforeseen capital expenditures, divert management’s attention from our core businesses and cause us to incur losses on assets devoted to the strategy. Any failure to successfully execute this strategy could adversely affect our business, financial condition and results of operations and our ability to service our indebtedness, including the notes.

We may incur product liability expenses.

We are exposed to potential product liability risks that arise from the sales of our products. In addition to direct expenditures for damages, settlements and defense costs, there is a possibility of adverse publicity as a result of product liability claims. We can not be sure that our existing insurance or any additional insurance will provide adequate coverage against potential liabilities and any such liabilities could adversely affect our business, financial condition and results of operations and our ability to service our indebtedness, including the notes.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business and may risk being sued for infringement.

Our ability to compete effectively depends in part upon our rights in trademarks, patents and other intellectual property rights we own or license, particularly our trademarks Ajax, Speed Queen, Huebsch and UniMac. We have not sought to register our trademarks or service marks or obtain patent protection for our inventions in all of the countries in which we do business. There may be other companies who have registered similar marks for similar goods or services or who have obtained patent protection for products or processes we use in our business. If we do business in countries where other companies have obtained such trademarks, service marks or patents, we run the risk of being sued for infringement. Our use of contractual provisions, confidentiality procedures and agreements, and patent, trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may not be adequate. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in foreign countries as we would in the United States. If we are unable to protect our proprietary technology and brand name, we could suffer a material adverse effect on our business, financial condition or results of operations.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us could prevent us from providing services, which could have a material adverse effect on our business, financial condition or results of operations.

Failure of our information technology systems could significantly disrupt our operations, which could harm our business, financial condition and results of operations.

We are dependent on the proper functioning of our information technology systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. In the event that critical information technology systems fail or are otherwise unavailable, our ability to process orders and deliver products in a timely manner could be interrupted, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to risks of future legal proceedings.

At any given time, we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. Although we maintain insurance policies, we can make no assurance that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices or at all. A significant judgment against us, the loss of a significant permit or other approval or the imposition of a significant fine or penalty could have a material adverse effect on our business, financial condition and future prospects.

Interest rate fluctuations could have an adverse effect on our revenues and financial results.

We are exposed to market risk associated with adverse movements in interest rates. Specifically, we are primarily exposed to changes in the fair value of our fixed rate debt, including, upon completion of this offering, the notes, and to changes in earnings and related cash flows on our variable interest rate debt obligations including, upon consummation of the Transactions, obligations outstanding under the new credit facility and our retained interests related to trade accounts receivable and equipment loans sold to our special-purpose securitization entities.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange after being made pursuant to the registration rights agreement, dated as of January 27, 2005, between us and the initial purchasers of the old notes, with respect to the old notes (the “registration rights agreement”). It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as exhibits to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

General. In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of January 20, 2005, between us and the initial purchasers of the old notes, the holders of the notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed (1) to use our reasonable best efforts to file with the SEC within 90 calendar days following the issue date of the old notes, the registration statement, of which this prospectus is a part, with respect to a registered offer to exchange the old notes of a series for the new notes of the same series; (2) to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 120 calendar days following the issue date of the old notes; and to commence the exchange offer and use our reasonable best efforts to issue new notes within 30 business days of the effectiveness of this registration statement. We will keep the exchange offer open for the period required by applicable law.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. Relevant new notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the applicable exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of             , 2005. Each exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offers is subject to certain customary conditions as set forth herein under “—Conditions”.

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offers such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.” If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8 1/2%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes, pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination. The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on             , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement may state that we are extending the exchange offers for a specified period of time.

In relation to the exchange offer, we reserve the right to

(1)	delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2)	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 8 1/2% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the applicable exchange offer and thereafter, at the rate of 8 1/2% per annum, provided, that if an old note is surrendered for exchange on or after a record date for the applicable notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on January 15 and July 15 of each year, commencing July 15, 2005. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreement.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either

•	certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption;” and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes of the same series will be issued promptly after acceptance of such old notes. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such series of old notes will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the applicable book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program (“ATOP”) procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1)	sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2)	states the tender is being made thereby; and

(3)	guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange	Agent

The Bank of New York Trust Company, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, Hand Delivery or Overnight Courier:	For Information Call: (212) 815-3687

Bank of New York, Corporate Trust Department Reorganization Unit 101 Barclay Street 7 East New York, N.Y. 10286 Attn: Mr. David Maurey	Facsimile Number: (212) 298-1915

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences	of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the relevant old notes in like principal amount, the terms of which are identical in all material respects to the relevant new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

The net proceeds of the sale of the old notes (net of sales commissions and underwriting discounts) were approximately $145.1 million. We used the net proceeds from the sale of the old notes, together with borrowings under the new credit facility, to:

•	pay the adjusted equity purchase price under the unit purchase agreement;

•	repay outstanding debt, including our 1998 senior secured credit facility, the 1998 senior subordinated notes, certain junior subordinated promissory notes and unreturned capital on outstanding preferred units;

•	pay fees and expenses related to the Financing Transactions;

•	pay related transaction costs.

For further information concerning the cash consideration for the Acquisition and related transaction fees and expenses, see Note (6) to the Unaudited Pro Forma Condensed Financial Statements appearing elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2004 on:

•	an actual basis, and

•	to give pro forma effect to the Transactions.

You should read this table in conjunction with our financial statements and the related notes, “Use of Proceeds,” “Unaudited Pro Forma Condensed Financial Statements,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere in this offering memorandum.

The financial data at September 30, 2004 in the following table are derived from our unaudited financial statements for the nine months ended September 30, 2004.

	As of September 30, 2004
	Actual	Pro Forma
	(In thousands)
Cash and cash equivalents	$8,834	$1,635	(1)

Long-term debt, including current portion
Current maturities of long-term debt	12,305	—
1998 credit facility (long-term)(2)	123,947	—
New credit facility(3)	—	200,000
Existing senior subordinated notes(4)	110,000	—
Notes offered hereby	—	149,250
Junior subordinated notes	27,551	—
Other long-term debt	593	—
Mandatorily redeemable preferred interests	6,000	—

Total long-term debt	280,396	349,250

Total member’s equity	(132,210)	90,106

Total capitalization	$157,020	$440,991

(1)	Reflects the use of cash on hand to pay certain costs and expenses in connection with the consummation of the Transactions.
(2)	The 1998 credit facility consisted of a $45.0 million revolving credit facility and a $193.0 million term loan facility. In connection with the consummation of the Transactions, we repaid all borrowings under the 1998 credit facility, refinanced the existing letters of credit (of which there was $26.9 million outstanding as of September 30, 2004) and terminated the 1998 credit facility.
(3)	On January 27, 2005, concurrently with the closing of the Acquisition we entered into a new $250.0 million credit facility, which consists of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility. The term loan facility was drawn in full on the closing date of the Acquisition, but the revolving credit facility remained undrawn on the closing date, except for the refinancing of any outstanding letters of credit, of which there was $26.9 million outstanding as of September 30, 2004.
(4)	Assumes that all 1998 senior subordinated notes will be redeemed on March 7, 2005 pursuant to the redemption notice given to the holders of such notes by the issuers. The tender offer for the 1998 senior subordinated notes expired at 5:00 p.m. New York City time on February 2, 2005, and approximately 5.10% of the total principal amount of the 1998 senior subordinated notes remained outstanding after the consummation of the tender offer. The issuers have given notice of their intention to redeem the remaining 1998 senior subordinated notes in accordance with the indenture governing such notes.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of Alliance Laundry Holdings LLC are presented to show how Alliance Laundry Holdings LLC might have looked if the Transactions had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma consolidated financial information by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet as of September 30, 2004 gives effect to the Transactions as if they had occurred on September 30, 2004. The unaudited pro forma consolidated statements of operations and other data for the year ended December 31, 2003, the nine months ended September 30, 2004 and the twelve months ended September 30, 2004 give effect to the Transactions as if they had occurred at the beginning of the period indicated. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma consolidated financial statements.

The pro forma adjustments related to the Transactions are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma consolidated financial statements. Revisions to the pro forma adjustments which may be required by the final purchase price allocations and/or pre-closing or post-closing purchase price adjustments, if any, may have a significant impact on the total assets, total liabilities and stockholders’ equity, cost of revenues, selling, general and administrative expenses, depreciation and amortization and interest expense.

The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period.

The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

The Acquisition will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, will be allocated to our net assets based upon our estimates of fair value. The unaudited pro forma consolidated financial information have been prepared based on our preliminary estimates of fair value of our net assets using information available as of the date of this prospectus, which are subject to change. The final allocation of the total purchase price to our net assets will be made after the closing of the Acquisition based on a formal valuation of the fair value of our net assets and the resolution of any pre-closing or post-closing purchase price adjustments pursuant to the purchase agreement relating to the Acquisition. Consequently, the final calculation of the purchase price and the final allocation could vary from the purchase price and allocation presented herein, and the variations could be material.

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2004

	Historical	Effects of the Acquisition and Merger		Total Pro Forma
	(In thousands)
Assets:
Current assets:
Cash	$8,834	$(7,199	)(12)	$1,635
Accounts receivable, net	8,954	—		8,954
Inventories, net	28,963	6,228	(1)	35,191
Beneficial interests in securitized accounts receivable	17,352	—		17,352
Prepaid expenses and other	958	874	(4)	1,832

Total current assets	65,061	(97)		64,964

Notes receivable, net	5,952	—		5,952
Property, plant and equipment, net	30,946	46,236	(1)	77,182
Goodwill, net	55,414	88,207	(1)	143,621
Beneficial interests in securitized financial assets	19,750	—		19,750
Debt issuance costs, net	6,208	7,560	(2)	13,768
Deferred income taxes	—	7,487	(1)(3)(11)	7,487
Intangible assets, net	3,924	131,248	(1)	135,172
Other assets	1,054	(918	)(5)	136

Total assets	$188,309	$279,723		$468,032

Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$12,305	$(12,305	)(6)	$—
Accounts payable	11,820	—		11,820
Other current liabilities	21,404	(8,558	)(7)	12,846

Total current liabilities	45,529	(20,863)		24,666

Long-term debt:
Existing senior credit facility	$123,947	$(123,947	)(6)	$—
Existing senior subordinated notes	110,000	(110,000	)(6)	—
Junior subordinated notes	27,551	(27,551	)(6)	—
Other long-term debt	593	(593	)(6)	—
New credit facility	—	200,000	(8)	200,000
Notes offered hereby	—	149,250	(9)	149,250
Other long-term liabilities	6,899	(2,889	)(10)	4,010
Mandatorily redeemable preferred interests	6,000	(6,000	)(6)	—

Total liabilities	320,519	57,407		377,926
Member’s equity	(132,210)	222,316	(11)	90,106

Total liabilities and member’s equity	$188,309	$279,723		$468,032

The accompanying notes are an integral part of the unaudited pro forma condensed balance sheet.

Notes to Unaudited Pro Forma Condensed Balance Sheet

(1)	Records the write-up of assets to estimated fair market value as a part of allocating the excess of the purchase price over and above the Company’s net book value. The write-up relates only to the portion of the Company acquired by OTPP (92.6%) and the cash portion of management’s investment in ALH for financial reporting purposes. The excess of purchase price over and above the net book value of the Company’s assets has been allocated as follows:

(In thousands)
Inventory	$6,228
Property, plant and equipment	46,236
Deferred taxes	4,707
Intangible assets	134,333
Goodwill	88,207

$279,711

The above asset amounts, other than goodwill and trademarks which are deemed to have indefinite lives, will be amortized or depreciated over their respective average useful lives. The write-up of inventory to estimated fair market value will be recognized in the income statement as the related inventory is sold. This has not been reflected in the pro forma financial statements as it represents a non-recurring charge related to the Transactions. The deferred taxes have been recorded to reflect Alliance Laundry’s change to a single member limited liability company for tax purposes as presented.

Intangible asset adjustments include the following:

(In thousands)
Fair market value write-up	$134,333
Less: Write-off of capitalized IDS offering costs	(3,085)

$131,248

Intangible asset adjustments are comprised of the following:

(In thousands)
Trademarks	$97,000
Distribution network	5,652
Customer Agreements	23,162
Engineering drawings	7,118
Internally developed software	681
Electronic control designs	215
Workfloor visual work instructions	505

$134,333

(2)	Records the write-off of debt issuance costs related to the payment of existing indebtedness and to record the debt issuance costs related to the new credit facility and notes offered hereby, as follows:

(In thousands)
Write-off existing debt issuance costs	$(6,208)
Record debt issuance costs—notes offered hereby	7,359
Record debt issuance costs—new credit facility	6,409

$7,560

(3)	Adjusts to record a deferred tax asset related to the excess of the tax basis over the book basis at the date of the Transactions.

(4)	Records prepaid commitment fees of $0.3 million, prepaid officers and directors runoff insurance of $0.5 million and prepaid administration agent fees of $0.1 million.

(5)	Records payments from the Company’s nonqualified deferred compensation program of $0.9 million. Certain employees have elected to receive an accelerated payout of their accrued deferred compensation amounts upon the closing of the Acquisition.

(6)	The adjustment reflects the payment of existing indebtedness and mandatorily redeemable preferred interests with the proceeds from the notes offered hereby and the new credit facility.

(7)	Adjusts to reduce current liabilities due to the payment of $2.3 million of accrued but unpaid IDS public offering costs and the payment of $6.2 million of accrued but unpaid interest costs.

(8)	The adjustment reflects indebtedness incurred under a term loan entered into as part of the new credit facility. The new credit facility is a $250.0 million senior secured credit facility comprised of (a) a $50.0 million revolving credit facility, and (b) a $200.0 million term loan.

(9)	The adjustment reflects the issuance of notes offered hereby.

(10)	The adjustment reflects payments related to deferred compensation agreements dated May 5, 1998 of $2.0 million and payments from the Company’s nonqualified deferred compensation program of $0.9 million. Certain employees have elected to receive an accelerated payout of their accrued deferred compensation amounts upon the closing of the Acquisition.

(11)	The adjustments consist of the following:

(In thousands)
Summary of adjustments related to member’s equity:
Write-off existing debt issuance costs (see Note (2) above)	$(6,208)
Write-off capitalized IDS public offering costs	(3,085)
Early redemption costs and associated interest related to the $110.0 million existing senior subordinated notes, net of tax (see Note (12) below)	(3,850)
Seller’s transaction related expenses	(12,736)
Bonus payment to be made on consummation of Transactions	(6,176)
Expense related to compensatory units	(6,460)
Interest income related to repayment of management investor promissory notes	629
Distribution to ALH Holding Inc. of proceeds from this offering to fund a portion of the purchase price	(28,284)
Recognition of purchase price premium over book basis	277,874
Transaction costs associated with issuance of common stock	(1,845)
Compensation from incentive units	7,000
Purchase accounting adjustment related to pension	1,837
Deferred taxes (a)	2,780
Repayment of management investor promissory notes	1,380
Eliminating historical additional paid-in capital related to compensatory units	(540)

$222,316

(a)	The credit to equity for deferred taxes is the equity impact of the entry to set up the deferred tax asset related to the predecessor basis carried over for book purposes under EITF 88-16.

(12)	A summary of the adjustments related to cash are as follows:

(In thousands)
Net cash proceeds from the Transaction(a)	$40,570
Payment of early redemption costs and associated interest with the $110.0 million existing senior subordinated notes	(3,850)
Payment of seller’s transaction related costs	(12,736)
Transaction costs associated with issuance of common stock	(1,845)
Payment of accrued but unpaid IDS public offering costs	(2,330)
Payment of prepaid expenses	(874)
Payment of change in control bonus	(6,176)
Interest payment related to existing indebtedness	(6,228)
Payment of debt issuance costs—notes offered hereby	(7,359)
Payment of debt issuance costs—new credit facility	(6,409)
Payments related to deferred compensation	(1,971)
Repayments of management investor promissory notes	1,380
Repayments of interest on management investor promissory notes	629

$(7,199)

(a)	New credit facility	$200,000
	Notes offered hereby	149,250
	Equity from equity sponsor	107,414
	Management equity	9,586

		466,250
	Repay existing debt	(280,396)
	Purchase equity	(145,284)

		$40,570

Unaudited Pro Forma Condensed Statement of Income

Year Ended December 31, 2003

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands)
Net revenues	$267,607	$—		$267,607
Cost of sales	188,979	6,662	(1)	195,641

Gross profit	78,628	(6,662)		71,966
Selling, general and administrative expense	33,566	3,860	(2)	37,426
Compensation expense	—	1,160	(3)	1,160

Operating income	45,062	(11,682)		33,380
Interest expense	28,258	(2,588	)(4)	25,670
Other expense, net	830	—		830

Income before taxes	15,974	(9,094)		6,880
Provision for income taxes	55	2,628	(5)	2,683

Net income	$15,919	$(11,722	)(6)	$4,197

The accompanying notes are an integral part of the unaudited pro forma condensed statement of income.

Unaudited Pro Forma Condensed Statement of Income

Nine Months Ended September 30, 2004

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands)
Net revenues	$204,796	$—		$204,796
Cost of sales	144,761	4,997	(1)	149,758

Gross profit	60,035	(4,997)		55,038
Selling general and administrative expense	25,995	2,887	(7)	28,882
Compensation expense	—	330	(8)	330
Offering related expense	1,298	(1,298	)(10)	—

Operating income	32,742	(6,916)		25,826
Interest expense	19,219	33	(9)	19,252
Other expense, net	—	—		—

Income before taxes	13,523	(6,949)		6,574
Provision for income taxes	64	2,500	(5)	2,564

Net income	$13,459	$(9,449)		$4,010

The accompanying notes are an integral part of the unaudited pro forma condensed statement of income.

Unaudited Pro Forma Condensed Statement of Income

Twelve Months Ended September 30, 2004

	Historical	Pro Forma Adjustments		Pro Forma
	(In thousands)
Net revenues	$273,853	$—		$273,853
Cost of sales	192,588	6,662	(1)	199,250

Gross profit	81,265	(6,662)		74,603
Selling general and administrative expense	34,641	3,855	(2)	38,496
Compensation expense	—	620	(11)	620
Offering related expense	1,298	(1,298	)(10)	—

Operating income	45,326	(9,839)		35,487
Interest expense	25,549	121	(12)	25,670
Other expense, net	32	—		32

Income before taxes	19,745	(9,960)		9,785
Provision for income taxes	69	3,747	(5)	3,816

Net income	$19,676	$(13,707)		$5,969

The accompanying notes are an integral part of the unaudited pro forma condensed statement of income.

Notes to Unaudited Pro Forma Condensed Income Statements

(1)	Recognizes depreciation related to the property, plant and equipment fair value adjustment over net book value at acquisition date. The Company is in the process of having an appraisal performed of its property, plant and equipment. At this time, management has estimated the fair value of its property, plant and equipment assets to be $46.2 million higher than the current net book value recorded in its historical financial statements based on a draft of a report provided by a valuation firm. The assets to which this fair market value write-up are related are estimated to have approximately a seven year life. The valuation firm expects to issue their final report in March 2005. The final appraised values and useful lives may differ from the values in the draft report.

(2)	Recognizes amortization of $4.9 million offset by the elimination of $1.0 million of management fees. The amortization is related to identifiable intangible assets at the acquisition date. The Company is in the process of having an appraisal performed of its intangible assets. The identifiable intangible assets include the Company’s trademarks, distribution network, customer agreements, engineering drawings, internally developed software, electronic control designs and workfloor visual work instructions. At this time, management has estimated the fair value of its intangible assets to be $134.3 million based on a draft of a report provided by a valuation firm. Of this amount $97.0 million relates to trademarks, which are assumed to have an indefinite life and are therefore not amortized. The assets to which this fair market value write-up is related other than trademarks are estimated to have an average 7.6 year life. The valuation firm expects to issue their final report in March 2005. The final appraised values may differ from the values in the draft report. The management fees were payable quarterly to the Existing Sponsors under a management services agreement. The agreement terminated on the date the Acquisition closes. The Company will not incur any incremental costs to replace services previously provided by the Existing Sponsors as a result of the termination of the agreement.

(3)	We have entered into agreements with certain members of our management pursuant to which we will pay these individuals bonuses in an aggregate amount of $2.3 million if they are employed by us on the second anniversary of the closing date of the Acquisition. See “Management—Executive Compensation—Post-Closing Retention Bonuses.” This adjustment reflects the expense incurred during the period of $1.2 million. The portion of a change of control bonus payable on the consummation of the Transactions of $6.2 million is recognized in the unaudited pro forma condensed balance sheet as an adjustment to accumulated deficit and is not reflected in the pro forma adjustments above. See “Management—Executive Compensation—Change of Control Bonus Arrangements.”

(4)	Adjusts interest expense to reflect the repayment of existing debt and the issuance of new debt:

	Amount	Interest Rate		Interest Expense
	(In thousands)			(In thousands)
Notes offered hereby	$150,000	8.50%		$12,750
New credit facility term loan	200,000	4.90	%(a)	9,800
New credit facility administration fee	—			75
Unfunded letter of credit commitment fee	—	2.75	%(a)	740
New credit facility unused revolver fee	—	0.50	%(a)	115
Amortization of bond discount				94
Amortization of debt issuance costs	—			2,096

	$350,000			$25,670
Less—historical interest expense				(28,258)

Net pro forma adjustment				$(2,588)

(a)	Assumed interest rate, subject to the consummation of the new credit facility. A 0.25% increase or decrease in the interest rate applicable to the new credit facility term loan would cause a $0.6 million increase or decrease in pro forma interest expense on the new credit facility term loan.

Interest expense on a pro forma basis includes $2.2 million of non-cash amortization related to debt issuance costs and the bond discount.

(5)	Reflects the provision for income taxes to an estimated effective income tax rate of 39%.

(6)	Non-recurring charges related to the Transactions not reflected in the pro forma adjustments described in footnotes (1) through (5) above include the following:

(a)	As a result of the payment of existing indebtedness, we will recognize accelerated interest expense of $6.2 million (pretax) related to the write-off of existing debt issuance costs.

(b)	As a result of the Transactions, we have withdrawn a previous Registration Statement on Form S-1 for Income Deposit Securities (“IDS”), Class A Common Stock and senior subordinated notes due 2019. As a result, we will write-off all capitalized fees, totaling $3.1 million, associated with that transaction in the fourth quarter of 2004.

(c)	We will incur $3.8 million related to costs associated with the tender offer and call premium for the $110.0 million existing senior subordinated notes.

(d)	We will pay $6.0 million of consulting and administrative services incurred by Sellers related to the underwriting and structuring of the Acquisition.

(e)	We will pay $7.0 million of management fees payable to affiliates of Bain upon the consummation of the transactions pursuant to the Acquisition and termination of the management services contract.

(f)	We will recognize interest income of $0.6 million related to the repayment of management investor promissory notes.

(g)	We will incur $6.5 million of compensation expense related to the accounted vesting of management compensatory units. The vesting accelerates upon a change in control.

(h)	We will incur $6.2 million related to change of control bonuses payable to management upon consummation of the Transactions.

These charges are recognized in the unaudited pro forma condensed balance sheet as an adjustment to accumulated deficit.

(7)	Recognizes amortization of $3.7 million offset by the elimination of $0.8 million of management fees. The amortization is related to identifiable intangible assets at the acquisition date. The Company is in the process of having an appraisal performed of its intangible assets. The identifiable intangible assets include the Company’s trademarks, distribution network, customer agreements, engineering drawings, internally developed software, electronic control designs and workfloor visual work instructions. At this time, management has estimated the fair value of its intangible assets to be $134.3 million based on a draft of a report provided by a valuation firm. The assets to which this fair market value write-up is related are estimated to have an average 7.6 year life. The valuation firm expects to issue their final report in March 2005. The final appraised values and useful lives may differ from the values in the draft report. The management fees were payable quarterly to the Existing Sponsors under a management services agreement. The agreement terminated on the date the merger closes. The Company will not incur any incremental costs to replace services previously provided by the Existing Sponsors as a result of the termination of the agreement.

(8)	Recognizes $0.8 million of retention expense offset by the elimination of $0.5 million of non-cash incentive unit compensation expense. We have entered into agreements with certain members of our management pursuant to which we will pay these individuals bonuses in an aggregate amount of $2.3 million if they are employed by us on the second anniversary of the closing date of the Acquisition. See “Management—Executive Compensation—Post-Closing Retention Bonuses.” This adjustment reflects the expense incurred during the period of $0.8 million. The portion of a change of control bonus payable on the consummation of the Transactions of $6.2 million is recognized in the unaudited pro forma condensed balance sheet as an adjustment to accumulated deficit and is not reflected in the pro forma adjustments above See “Management—Executive Compensation—Change of Control Bonus Arrangements.”

(9)	Adjusts interest expense to reflect the repayment of existing debt and the issuance of new debt:

	Amount	Interest Rate		Interest Expense
	(In thousands)			(In thousands)
Notes offered hereby	$150,000	8.50%		$9,563
New credit facility term loan	200,000	4.90	%(a)	7,350
New credit facility administration fee	—			56
Unfunded letter of credit commitment fee	—	2.75	%(a)	555
New credit facility unused revolver fee	—	0.50	%(a)	86
Amortization of bond discount				70
Amortization of debt issuance costs	—			1,572

	$350,000			$19,252
Less—historical interest expense				(19,219)

Net pro forma adjustment				$33

(a)	Assumed interest rate, subject to the consummation of the new credit facility. A 0.25% increase or decrease in the interest rate applicable to the new credit facility term loan would cause a $0.4 million increase or decrease in pro forma interest expense on the new credit facility term loan.

Interest expense on a pro forma basis includes $1.7 million of non-cash amortization related to debt issuance costs and the bond discount.

(10)	Removes offering related expenses for consulting services provided to us related to the structuring of the IDS offering. This IDS offering has been withdrawn.

(11)	Recognizes $1.2 million of retention expense offset by the elimination of $0.5 million of non-cash incentive unit compensation expense. We have entered into agreements with certain members of our management pursuant to which we will pay these individuals, simultaneous with the closing of this offering, bonuses in an aggregate amount of $2.3 million if they are employed by us on the second anniversary of the closing date of the Acquisition. See “Management—Executive Compensation—Post-Closing Retention Bonuses.” This adjustment reflects the expense incurred during the period of $1.2 million. The portion of a change of control bonus payable on the consummation of the Transactions of $6.2 million is recognized in the unaudited pro forma condensed balance sheet as an adjustment to accumulated deficit and is not reflected in the pro forma adjustments above. See “Management—Executive Compensation—Change of Control Bonus Arrangements.”

(12)	Adjusts interest expense to reflect the repayment of existing debt and the issuance of new debt:

	Amount	Interest Rate		Interest Expense
	(In thousands)			(In thousands)
Notes offered hereby	$150,000	8.50%		$12,750
New credit facility term loan	200,000	4.90	%(a)	9,800
New credit facility administration fee	—			75
Unfunded letter of credit commitment fee	—	2.75	%(a)	740
New credit facility unused revolver fee	—	0.50	%(a)	115
Amortization of bond discount				94
Amortization of debt issuance costs	—			2,096

	$350,000			$25,670
Less—historical interest expense				(25,549)

Net pro forma adjustment				$121

(a)	Assumed interest rate, subject to the consummation of the new credit facility. A 0.25% increase or decrease in the interest rate applicable to the new credit facility term loan would cause a $0.6 million increase or decrease in pro forma interest expense on the new credit facility term loan.

Interest expense on a pro forma basis includes $2.2 million of non-cash amortization related to debt issuance costs and the bond discount.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth our selected consolidated financial information derived from our audited consolidated financial statements as of and for each of the years ended December 31, 1999 through December 31, 2003, of which the financial statements for 2001, 2002 and 2003 are included elsewhere in this prospectus. The table also sets forth our selected consolidated financial information derived from our unaudited consolidated financial statements as of and for each of the nine months ended September 30, 2003 and September 30, 2004, of which both financial statements are included elsewhere in this prospectus. Operating results for the nine fiscal months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2004.

The information in the following table should be read together with our audited consolidated financial statements for 2001, 2002 and 2003 and the related notes, our unaudited consolidated financial statements for the nine months ended September 30, 2003 and September 30, 2004 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The figures in the following table reflect rounding adjustments.

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except ratios)
Statements of operations data
Net revenues:
Commercial laundry(1)	$281,658	$230,448	$219,273	$219,653	$230,663	$170,462	$176,023
Service parts	32,716	34,993	34,743	35,524	36,944	28,088	28,773

	314,374	265,441	254,016	255,177	267,607	198,550	204,796
Cost of sales	239,482	197,558	188,982	179,047	188,979	141,152	144,761

Gross profit	74,892	67,883	65,034	76,130	78,628	57,398	60,035

Selling, general and administrative expenses.	32,889	36,469	28,665	30,098	33,566	24,920	25,995
Securitization and other costs	3,707	402	—	10,920	—	—	—
Offering related expenses	—	—	—	—	—	—	1,298

Total operating expenses	36,596	36,871	28,665	41,018	33,566	24,920	27,293

Operating income	38,296	31,012	36,369	35,112	45,062	32,478	32,742
Interest expense	31,509	35,947	33,538	28,341	28,258	21,928	19,219
Loss from early extinguishment of debt	—	—	—	2,004	—	—	—
Abandoned Canadian public offering costs	—	—	—	3,409	—	—	—
Other expense (income), net	1,706	(354)	67	(33)	830	798	—

Income (loss) before taxes	5,081	(4,581)	2,764	1,391	15,974	9,752	13,523
Provision for income taxes	29	20	34	56	55	50	64

Net income (loss) before cumulative effect of accounting change	5,052	(4,601)	2,730	1,335	15,919	9,702	13,459
Cumulative effect of change in accounting principle	—	—	2,043	—	—	—	—

Net income (loss)	$5,052	$(4,601)	$687	$1,335	$15,919	$9,702	$13,459

Cash flow data:
Net cash provided by (used in) operating activities	$11,662	$15,290	$21,338	$22,775	$30,393	$18,456	$26,066
Net cash used in investing activities	(10,208)	(19,557)	(4,964)	(2,563)	(3,590)	(3,110)	(2,915)
Net cash provided by (used in) financing activities	(3,265)	6,330	(15,806)	(18,532)	(26,205)	(17,145)	(22,254)
Other data:
Capital expenditures(2)	$10,947	$7,445	$5,152	$2,652	$3,600	$3,145	$2,982
Ratio of earnings to fixed charges(3)	1.2	—	1.1	1.0	1.6	1.4	1.7
EBITDA(4)	50,997	46,003	50,608	40,518	53,101	38,421	38,899

	As of December 31,					As of September 30, 2004
	1999	2000	2001	2002	2003
	(In thousands)
Balance sheet data:
Total assets	$217,148	$210,143	$203,771	$197,295	$190,639	$188,309
Total debt (5)	322,048	336,605	329,564	320,577	298,199	280,396

(1)	For 1999, this includes approximately $54.7 million in revenue from home laundry equipment sales to Amana Company, L.P.
(2)	During 1999 and 2001, we incurred various capital expenditures in connection with certain facility rationalization efforts related to previously owned facilities in Searcy, Arkansas and Madisonville, Kentucky and a leased facility in Cincinnati, Ohio, that were considered non-recurring and outside the normal course of our manufacturing operations. Capital expenditures as stated include non-recurring capital expenditures consisting of the following:

•	In 1999, $4.9 million and $2.5 million, respectively, of expenditures at our Ripon, Wisconsin facility related to the replication of production capabilities for our standard dryer and front load washer product lines. These products had been produced by a previously owned manufacturing facility in Searcy, Arkansas, which was sold in 1997 as part of Raytheon Company’s divestiture of its Raytheon Appliance Group.

•	In 2000, $3.2 million of expenditures at our Ripon, Wisconsin facility related to the transfer of production of our standard dryer and front load washer product lines from a previously owned manufacturing facility in Searcy, Arkansas, which began in 1999 (these expenditures included $2.6 million to build a new finished goods distribution center in Ripon, Wisconsin because the prior warehousing space was displaced by the standard dryer, front load washer and tumbler dryer production lines); $1.1 million of expenditures at our Ripon, Wisconsin facility related to the transfer of production of our tumbler dryer product line from a previously owned manufacturing facility in Madisonville, Kentucky, which was closed in 1999; and $0.5 million of expenditures at our Marianna, Florida facility related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio.

•	In 2001, $1.5 million of expenditures, primarily at our Marianna, Florida facility, related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio, which began in 2000.

We believe that the identification and separation of maintenance and non-recurring capital expenditures are important factors in evaluating our financial results.

(3)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases, representing that portion of rental expense deemed to be attributable to interest. In 2000, earnings were inadequate to cover fixed charges. The amount of earnings required in 2000 to attain a ratio of 1.0 to 1.0 was $4.6 million.
(4)	EBITDA is included in this prospectus because certain covenants in the indenture relating to the notes offered hereby are tied to ratios based on this measure. “EBITDA” represents net income before interest expense, income tax (provision) benefit and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA is customarily used to provide useful information regarding a company’s ability to service and/or incur indebtedness. The indenture requires that our Fixed Charge Coverage Ratio equal or exceed 2.0 to 1.0 in order for us to be able to incur additional debt, subject to certain exceptions. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”
(5)	Includes current portion of long-term debt and $6 million of mandatorily redeemable preferred interests.

The following is a reconciliation of EBITDA to net income:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands)
Net income (loss)	$5,052	$(4,601)	$687	$1,335	$15,919	$9,702	$13,459
Cumulative effect of change in accounting principle	—	—	2,043	—	—	—	—
Provision for income taxes	29	20	34	56	55	50	64

Income (loss) before taxes	5,081	(4,581)	2,764	1,391	15,974	9,752	13,523
Adjustments:
Interest expense	31,509	35,947	33,538	28,341	28,258	21,928	19,219
Depreciation and amortization(a)	16,969	17,155	17,026	13,293	10,886	8,264	7,585
Non-cash interest expense included in amortization above(b)	(2,562)	(2,518)	(2,720)	(2,507)	(2,017)	(1,523)	(1,428)

EBITDA	$50,997	$46,003	$50,608	$40,518	$53,101	$38,421	$38,899

(a)	Amortization expense for 2001, 2000 and 1999 includes goodwill amortization of $2.0 million, $2.0 million and $1.5 million, respectively. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we discontinued amortization of the goodwill balance as of December 31, 2001.
(b)	Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The, following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. It contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve risks, uncertainties and assumptions. Please see “Cautionary Statement Regarding Forward-Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We believe that we are the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America. Under the well-known brand names of Speed Queen, UniMac and Huebsch, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. Our commercial products are sold to three distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons. We also offer laundry and dry-cleaning presses and shirt finishing equipment under the Ajax brand.

The North American stand-alone commercial laundry equipment industry’s revenues are primarily driven by population growth and the replacement cycle of laundry equipment. With economic conditions having limited effect on the frequency of use, and therefore the useful life of laundry equipment, industry revenues have been relatively stable over time. Similarly, with a majority of our revenues generated by recurring sales of replacement equipment and service parts, we have experienced stable revenues even during economic slowdowns.

Sales of stand-alone commercial laundry equipment are the single most important driver of our revenues. In 2003, our net revenues from the sale of commercial laundry equipment were approximately $230.7 million, which comprised over 86% of our total net revenues. The other main component of our revenues is the sale of high margin service parts. We offer immediate response service whereby many of our parts are available on a 24-hour turnaround for emergency repair parts orders. In 2003, net revenues from the sale of service parts were approximately $36.9 million, almost 14% of our total net revenues.

We estimate that we have grown our overall market share in North America to approximately 39% in 2003 and achieved steady revenues by building an extensive and loyal distribution network for our products, establishing a significant installed base of units and developing and offering a full innovative product line. As a result of our large installed base, a significant majority of our revenue is attributable to replacement sales of equipment and service parts.

We believe that continued population expansion in North America will continue to drive steady demand for garment and textile laundering by all customer groups that purchase commercial laundry equipment. We anticipate growth in demand for commercial laundry equipment in international markets as well, especially in developing countries where laundry processing has historically been far less sophisticated than in North America. In addition, customers are increasingly trading up to equipment with enhanced functionality, thereby raising average selling prices. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on operating costs.

The Acquisition.    On January 27, 2005, ALH, an entity formed by Teachers’ Private Capital, the private equity arm of OTPP, acquired 100% of the outstanding equity interests in Alliance Holdings. In connection with such acquisition, the members of our senior management acquired approximately $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired approximately $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to a management share offering. After the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interest of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is held by management.

The aggregate consideration paid for 100% of Alliance Holdings’ equity interests was approximately $450.0 million. A portion of the aggregate consideration was used to repay our then existing indebtedness, redeem our then outstanding preferred equity interests and pay certain fees and expenses in connection with the consummation of the Transactions, with the balance paid to Alliance Holdings’ former equityholders. The Acquisition was financed through the Financing Transactions, including the offering of the old notes, and with $107.4 million of equity capital from the equity sponsor, the management equity and available cash. See “Summary—The Transactions.”

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date and reported amounts of revenues and expenses, including amounts that are susceptible to change. Our critical accounting policies include accounting methods and estimates underlying such financial statement preparation, as well as judgments around uncertainties affecting the application of those policies. In applying critical accounting policies, materially different amounts or results could be reported under different conditions or using different assumptions. We believe that our critical accounting policies, involving significant estimates, uncertainties and susceptibility to change, include the following:

Revenue Recognition.    Revenue from product sales is recognized by us when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred and ownership has transferred to the customer; (iii) the price to the customer is fixed or determinable; and (iv) collectibility is reasonably assured. With the exception of certain sales to international customers, which are recognized upon receipt by the customer, these criteria are satisfied, and accordingly, revenue is recognized upon shipment by us. In addition, warranty and sales incentive costs are estimated and accrued at the time of sale, as appropriate.

We sell notes receivable and accounts receivable through our special-purpose bankruptcy remote entities. Servicing revenue, interest income on beneficial interests retained, and gains on the sale of notes receivable are included in commercial laundry revenue. In determining the gain on sales of notes receivable, the investment in the sold receivable pool is allocated between the portion sold and the portion retained, based on their relative fair values. We generally estimate the fair values of our retained interests based on the present value of expected future cash flows to be received, using our best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks involved.

Inventories.    We value inventories at the lower of cost or market. Cost is determined by the first-in, first-out method. Valuing inventories at the lower of cost or market requires the use of estimates and judgment. Our policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements, and to write-down any excess quantities to estimated net realizable value. Inherent in the estimates of net realizable value are our estimates related to our future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

Notes and Accounts Receivable.    We value notes receivable not sold and accounts receivable net of allowances for uncollectible accounts. These allowances are based on estimates of the portion of the receivables that will not be collected in the future, and in the case of notes receivable, also considers estimated collateral liquidation proceeds. However, the ultimate collectibility of a receivable is significantly dependent upon the financial condition of the individual customer, which can change rapidly and without advance warning.

Retained Interests in Securitized Notes Receivable.    We value retained beneficial interests in notes receivable sold to our off-balance sheet special-purpose entities based upon the present value of expected future cash flows to be received on the residual portion of cash flows on the notes, using our best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks inherent in such estimates. Unrealized gains and losses resulting from changes in the estimated fair value of retained interests are recorded as other comprehensive income (loss). Impairment losses are recognized when the estimated fair value is less than the carrying amount of the retained interest.

Employee Pensions.    We sponsor a defined benefit pension plan covering the majority of our employees. GAAP requires us to develop actuarial assumptions in determining annual pension expense and benefit obligations for the related plan. Such assumptions include discount rate, expected rate of return on plan assets, compensation increases and employee turnover rates. These assumptions are reviewed on an annual basis and modified as necessary to reflect changed conditions. For purposes of determining our pension expense for 2004, the discount rate and expected rate of return on plan assets have been reduced to 6.25% and 8.75%, respectively.

Further, GAAP requires the recognition of a minimum pension liability and in certain circumstances an adjustment to members’ equity (deficit) when the fair market value of year-end pension assets are less than the accumulated benefit obligation. At year-end 2002, a charge of $8.0 million to members’ deficit was recorded in response to lower asset valuation and somewhat higher benefit obligations as of that date. At year-end 2003, members’ deficit was reduced by $4.4 million in response to asset returns for 2003 exceeding the plan’s assumed rates of return.

Results of Operations

The following table sets forth our historical net revenues for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(In millions)
Commercial laundry	$219.3	$219.7	$230.7	$170.5	$176.0
Service parts	34.7	35.5	36.9	28.1	28.8

	$254.0	$255.2	$267.6	$198.6	$204.8

The following table sets forth certain condensed historical financial data for us expressed as a percentage of net revenues for each of the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
Net revenues	100%	100%	100%	100%	100%
Cost of sales	74.4%	70.2%	70.6%	71.1%	70.7%
Gross profit	25.6%	29.8%	29.4%	28.9%	29.3%
Selling, general and administrative expense	11.3%	11.7%	12.6%	12.6%	12.7%
Securitization and other costs	0.0%	4.3%	0.0%	0.0%	0.0%
Offering related expenses	0.0%	0.0%	0.0%	0.0%	0.6%
Operating income	14.3%	13.8%	16.8%	16.3%	16.0%
Net income (loss) before cumulative effect of accounting change	1.1%	0.5%	5.9%	4.9%	6.6%

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Net revenues.    Net revenues for the nine months ended September 30, 2004 increased $6.2 million, or 3.1%, to $204.8 million from $198.6 million for the nine months ended September 30, 2003. This increase was primarily attributable to higher commercial laundry revenue of $3.0 million, consumer laundry revenue of $2.5 million as a result of our re-entry into the U.S. consumer market and higher service parts revenue of $0.7 million. The increase in commercial laundry revenue was due primarily to higher international revenue of $6.7 million, but was partly offset by lower North American equipment revenue of $3.7 million. The decrease in North American equipment revenues was primarily due to lower revenues from multi-housing laundry customers and coin-operated laundry customers, which were partly offset by higher revenues from a current year price increase, as well as higher revenues from on-premise laundry customers and drycleaners. The consumer laundry revenue resulted from sales to distributors in preparation for our re-entry into the consumer laundry marketplace. Revenue for international was higher to customers in Asia, the Middle East, Africa and Europe.

Gross profit.    Gross profit for the nine months ended September 30, 2004 increased $2.6 million, or 4.6%, to $60.0 million from $57.4 million for the nine months ended September 30, 2003. This increase was primarily attributable to the margins associated with the higher sales volume, the price increase, and lower depreciation expense, which were partially offset by nickel and chrome surcharges of $3.0 million related to stainless steel purchases. Gross profit was not affected to the full extent of recent steel market conditions as we have steel purchase agreements in place. Once these agreements expire we will be subject to prevailing steel prices at that time. As a result of the recent escalation in the cost of steel and the negative impact from nickel and chrome surcharges related to stainless steel purchases, we have published a price increase, effective on December 1, 2004, which is expected to offset anticipated steel cost increases. Gross profit as a percentage of net revenues increased to 29.3% for the nine months ended September 30, 2004 from 28.9% for the nine months ended September 30, 2003.

Selling, general and administrative expense.    Selling, general and administrative expenses for the nine months ended September 30, 2004 increased $1.1 million, or 4.3%, to $26.0 million from $24.9 million for the nine months ended September 30, 2003. The increase in selling, general and administrative expenses was primarily due to higher sales and marketing expenses of $1.0 million, non-cash incentive compensation of $0.5 million in 2004, and higher independent development costs of $0.5 million, which were partially offset by lower pension expense of $0.8 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.7% for the nine months ended September 30, 2004 from 12.6% for the nine months ended September 30, 2003.

Offering related expense.    Offering related expense for the nine months ended September 30, 2004 was $1.3 million, with no similar expense in 2003. Offering related expense as a percentage of net revenues was 0.6% for the nine months ended September 30, 2004.

Operating income.    As a result of the foregoing, operating income for the nine months ended September 30, 2004 increased $0.2 million, or 0.8%, to $32.7 million from $32.5 million for the nine months ended September 30, 2003. Operating income as a percentage of net revenues decreased to 16.0% for the nine months ended September 30, 2004 from 16.3% for the nine months ended September 30, 2003.

Interest expense.    Interest expense for the nine months ended September 30, 2004 decreased $2.7 million, or 12.4%, to $19.2 million from $21.9 million for the nine months ended September 30, 2003. Interest expense in 2004 includes a favorable non-cash adjustment of $1.1 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2003 includes an unfavorable non-cash adjustment of $0.9 million to reflect changes in the fair values of a similar interest rate swap agreement. Cash interest expense was lower as compared to the prior year by $0.7 million as a result of reductions in total debt outstanding, but was partially offset by $0.6 million of higher interest expense related to our junior subordinated notes.

Net income.    As a result of the foregoing, net income for the nine months ended September 30, 2004 increased $3.8 million to net income of $13.5 million as compared to net income of $9.7 million for the nine months ended September 30, 2003. Net income as a percentage of net revenues increased to 6.6% for the nine months ended September 30, 2004 from 4.9% for the nine months ended September 30, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net Revenues.    Net revenues for the year ended December 31, 2003 increased $12.4 million, or 4.9%, to $267.6 million from $255.2 million for the year ended December 31, 2002. This increase was primarily attributable to higher commercial laundry revenue of $11.0 million and higher service parts revenue of $1.4 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $7.1 million, and international revenue of $4.7 million, which was partly offset by lower earnings from our off-balance sheet equipment financing program of $0.8 million. The increase in North American equipment revenue was primarily due to higher revenue from laundromats, and multi-housing laundries partially offset by lower revenue from drycleaners and on-premise laundries. Revenue from international customers was higher in Europe and Asia.

Gross Profit.    Gross profit for the year ended December 31, 2003 increased $2.5 million, or 3.3%, to $78.6 million from $76.1 million for the year ended December 31, 2002. This increase was primarily attributable to margins associated with the higher sales volume, a price increase and lower depreciation expense, which were partially offset by unfavorable exchange rates related to foreign purchases, unfavorable product mix related to sales to drycleaning customers and lower earnings from our off-balance sheet equipment financing program. Gross profit as a percentage of net revenues decreased to 29.4% for the year ended December 31, 2003 from 29.8% for the year ended December 31, 2002.

Selling, General and Administrative Expense.    Selling, general and administrative expenses for the year ended December 31, 2003 increased $3.5 million, or 11.5%, to $33.6 million from $30.1 million for the year ended December 31, 2002. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.5 million and higher sales and marketing expenses of $1.2 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.6% for the year ended December 31, 2003 from 11.7% for the year ended December 31, 2002.

Securitization and Other Costs.    Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.

Operating Income.    As a result of the aforementioned, operating income for the year ended December 31, 2003 increased $10.0 million, or 28.3%, to $45.1 million from $35.1 million for the year ended December 31, 2002. Operating income as a percentage of net revenues increased to 16.8% for the year ended December 31, 2003 from 13.8% for the year ended December 31, 2002.

Interest Expense.    Interest expense for the year ended December 31, 2003 of $28.3 million was unchanged as compared to interest expense for the year ended December 31, 2002. Lower cash interest expense resulting from a reduction in total debt outstanding was offset by higher cash interest expense related to the junior subordinated notes. Interest expense in 2003 includes an unfavorable non-cash adjustment of $1.4 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million to reflect changes in the fair values of a similar interest rate swap agreement.

Other Income (Expense), Net.    Other expense for the year ended December 31, 2003 was $0.8 million as compared to other income of less than $0.1 million for the year ended December 31, 2002. The 2003 other expense is comprised of costs associated with the settlement of a lawsuit against a former subsidiary of ours in

Argentina and losses on the sale of fixed assets. The 2002 other income is comprised entirely of gains on the sale of fixed assets.

Net Income.    As a result of the aforementioned, net income for the year ended December 31, 2003 increased $14.6 million to $15.9 million as compared to $1.3 million for the year ended December 31, 2002. Net income as a percentage of net revenues increased to 5.9% for the year ended December 31, 2003 from 0.5% for the year ended December 31, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Revenues.    Net revenues for the year ended December 31, 2002 increased $1.2 million, or 0.5%, to $255.2 million from $254.0 million for the year ended December 31, 2001. This increase was primarily attributable to higher commercial laundry revenue of $0.4 million and higher service parts revenue of $0.8 million. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of $3.0 million, and higher earnings from our off-balance sheet equipment financing program of $0.6 million, which was partly offset by lower international revenue of $3.2 million. The increase in North American equipment revenue was primarily due to price increases of approximately $3.5 million and higher revenue from multi-housing laundries and laundromats, partially offset by lower revenue from on-premise laundries. Revenue from international customers was lower due to the discontinuance of sales to a foreign customer under a private label contract and higher sales to the Mexican government in 2001 under a one-time contract.

Gross Profit.    Gross profit for the year ended December 31, 2002 increased $11.1 million, or 17.1%, to $76.1 million from $65.0 million for the year ended December 31, 2001. This increase was primarily attributable to the price increase and favorable manufacturing efficiencies, $1.5 million of lower depreciation expense, and $2.0 million of favorable impact in 2002 as a result of no longer amortizing goodwill due to a change of accounting principle. Gross profit as a percentage of net revenues increased to 29.8% for the year ended December 31, 2002 from 25.6% for the year ended December 31, 2001.

Selling, General and Administrative Expense.    Selling, general and administrative expenses for the year ended December 31, 2002 increased $1.4 million, or 5.0%, to $30.1 million from $28.7 million for the year ended December 31, 2001. The increase in selling, general and administrative expenses was primarily due to higher pension expense of $1.4 million, higher independent development expenses of $0.9 million, higher compensation expenses of $0.9 million and higher sales and marketing expenses of $0.3 million, partially offset by lower expenses related primarily to the relocation of Cincinnati, Ohio production lines to Marianna, Florida of $0.9 million and a lower loss on sales of qualified accounts receivable of $0.8 million. Selling, general and administrative expenses as a percentage of net revenues increased to 11.7% for the year ended December 31, 2002 from 11.3% for the year ended December 31, 2001.

Securitization and Other Costs.    Securitization and other costs for the year ended December 31, 2002 were $10.9 million. The 2002 costs were due to transaction fees associated with a new asset backed facility. Securitization and other costs as a percentage of net revenues were 4.3% for the year ended December 31, 2002.

Operating Income.    As a result of the aforementioned, operating income for the year ended December 31, 2002 decreased $1.3 million, or 3.5%, to $35.1 million from $36.4 million for the year ended December 31, 2001. Operating income as a percentage of net revenues decreased to 13.8% for the year ended December 31, 2002 from 14.3% for the year ended December 31, 2001.

Interest Expense.    Interest expense for the year ended December 31, 2002 decreased $5.2 million, or 15.5%, to $28.3 million from $33.5 million for the year ended December 31, 2001. Interest expense in 2002 includes an unfavorable non-cash adjustment of $1.8 million related to interest rate swap agreements entered into in 2002. Interest expense in 2001 included an unfavorable non-cash adjustment of $0.9 million related to these agreements. Interest expense was also lower in 2002 as a result of lower interest rates and a reduction in total debt outstanding of $22.0 million, or 6.5%, since December 2000.

Loss from Early Extinguishment of Debt.    Loss from early extinguishment of debt for the year ended December 31, 2002 was $2.0 million. We entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, we recorded a loss on early extinguishment of debt of $2.0 million at that time, to write-off unamortized debt issuance costs related to our prior term loan and revolving credit facilities.

Abandoned Canadian Public Offering.    Abandoned Canadian public offering expense for the year ended December 31, 2002 was $3.4 million of costs incurred while pursuing an initial public offering through a Canadian Income Trust. Due to market conditions, we determined that such a public offering was not advantageous to us at that time.

Other Income (Expense), Net.    Other income for the year ended December 31, 2002 was less than $0.1 million as compared to other expense of $0.1 million for the year ended December 31, 2001. The 2002 other income is comprised entirely of gains on the sale of fixed assets. The 2001 other expense is comprised entirely of losses on the sale of fixed assets.

Net Income Before Cumulative Effect of Accounting Change.    As a result of the foregoing, net income before cumulative effect of accounting change for the year ended December 31, 2002 decreased $1.4 million to a net income before cumulative effect of accounting change of $1.3 million as compared to $2.7 million for the year ended December 31, 2001. Net income before cumulative effect of accounting change as a percentage of net revenues decreased to 0.5% for the year ended December 31, 2002 from 1.1% for the year ended December 31, 2001.

Cumulative Effect of Accounting Change.    Effective April 1, 2001, we adopted the provisions of Emerging Issues Task Force, or EITF, Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” In accordance with the impairment provisions of EITF 99-20, upon adoption we recognized a $2.0 million non-cash write-down of our retained interests in its securitization transactions.

Net Income.    As a result of the aforementioned, net income for the year ended December 31, 2002 increased $0.6 million to $1.3 million as compared to $0.7 million for the year ended December 31, 2001. Net income as a percentage of net revenues increased to 0.5% for the year ended December 31, 2002 from 0.3% for the year ended December 31, 2001.

Liquidity and Capital Resources

In connection with the consummation of the Transactions, we refinanced substantially all of our indebtedness with the proceeds of the offering of the old notes and borrowings under the new credit facility.

1998 Senior Credit Facility.    All borrowings under our amended and restated May 1998 credit agreement which was comprised of a $193.0 million term loan facility and a $45.0 million revolving credit facility were repaid in connection with the consummation of the Transactions and all outstanding letters of credit under our amended and restated May 1998 credit agreement were refinanced.

New Credit Facility.    The new credit facility is comprised of a senior secured revolving credit facility in a total principal amount of up to $50.0 million (less amounts received for letters of credit), which we refer to as the “new revolver,” and a senior secured term loan facility in an aggregate principal amount of $200.0 million, which we refer to as the “new term loan.” The new revolver has a six-year maturity and the new term loan has a seven-year maturity. We expect to use borrowings under the new revolver for general corporate purposes, including working capital, capital expenditures and letters of credit. We used borrowing under the new term loan together with proceeds from the offering of the old notes to pay the adjusted equity purchase price under the unit purchase agreement, to repay outstanding debt, including the 1998 senior credit facility, 1998 senior subordinated notes, junior subordinated promissory notes, unreturned capital on certain preferred units, fees and expenses related to the Financing Transactions and to pay other related transaction costs.

The new credit facility requires that we meet certain financial tests including, without limitation, a maximum total leverage ratio and a minimum interest coverage ratio. The new credit facility contains customary covenants and restrictions including, among others, limitations or prohibitions on capital expenditures and acquisitions, declaring and paying dividends and other distributions, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, guarantees, recapitalizations, mergers, asset sales and transactions with affiliates.

We believe, based on currently available information, that for the foreseeable future, cash flows from operations, together with available borrowings under the new credit facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments while achieving all required covenant requirements under the new credit facility.

Securitization Programs.    On November 26, 2002, a trust, Alliance Laundry Equipment Receivables Trust 2002-A, or ALERT 2002A, formed by a special-purpose bankruptcy remote subsidiary of ours, entered into a $300.0 million revolving facility, or the asset backed facility, backed by equipment loans and trade receivables originated by us. During the first three years of the asset backed facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the asset backed facility. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria standard for transactions of this type. After December 2, 2005 (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years thereafter. Based on current market conditions, we believe that we will be able to refinance the facility. However, should market conditions change or our financial position deteriorate, we cannot assure you that we will be able to refinance the facility on advantageous terms or at all. At December 31, 2003 and 2002, we have recorded $17.5 million and $13.7 million, respectively, related to the estimated fair value of our beneficial interests in the promissory notes sold to the trust.

Additional advances under the asset backed facility are subject to certain continuing conditions, including but not limited to (i) the weighted average life, weighted average interest rate and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default, as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.

The risk of loss to the note purchasers under the asset backed facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility is guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the asset backed facility would accrue to our benefit. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.

In 2000, we established an asset backed facility consisting of Alliance Laundry Equipment Receivables Trust 2000-A, which was formed by a special-purpose bankruptcy remote subsidiary of ours, Alliance Laundry Equipment Receivables LLC. At December 31, 2003 and 2002, we have recorded $5.1 million and $7.8 million, respectively, related to the estimated fair value of our beneficial interests in the notes sold to Alliance Laundry Equipment Receivables Trust 2000.

1998 Senior Subordinated Notes.    On January 4, 2005, we commenced a cash tender offer and consent solicitation with respect to all $110.0 million of our outstanding 1998 senior subordinated notes. The tender offer for the 1998 senior subordinated notes expired at 5:00 p.m. New York City time on February 2, 2005, and approximately 5.10% of the principal amount of the 1998 senior subordinated notes remained outstanding after the consummation of the tender offer. The issuers have given notice of their intention to redeem the remaining 1998 senior subordinated notes in accordance with the indenture governing such notes.

The Notes.    As part of the Financing Transactions, we offered and sold $150.0 million of notes and received proceeds of approximately $149.3 million. The indenture governing the Notes, among other things, restricts our ability and the ability of our restricted subsidiaries to make investments, incur or guarantee additional indebtedness, pay dividends, create liens, sell assets, merge or consolidate with other entities, enter into transactions with affiliates and engage in certain business activities.

EBITDA and Adjusted EBITDA. We have presented EBITDA below and elsewhere in this prospectus and Adjusted EBITDA below because certain covenants in the indenture relating to the new senior notes are tied to ratios based on these measures. “EBITDA” represents net income before interest expense, income tax (provision) benefit and depreciation and amortization, and “Adjusted EBITDA” is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Based on our industry and debt financing experience, we believe that Adjusted EBITDA is customarily used to provide useful information regarding a company’s ability to service and/or incur indebtedness. In addition, Adjusted EBITDA is defined in the indenture in a manner which is identical to the definition of Adjusted EBITDA in our new credit facility in which we will be required to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum interest coverage ratio. The indenture requires that our Fixed Charge Coverage Ratio equal or exceed 2.0 to 1.0 in order for us to be able to incur additional debt, subject to certain exceptions. See “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except ratios)
EBITDA	50,997	46,003	50,608	40,518	53,101	38,421	38,899
Adjustments:
Finance program adjustments(a)	(1,313)	2,650	151	1,019	3,396	2,422	2,832
Other non-recurring charges(b)	6,269	5,453	1,414	16,548	797	797	1,838
Management fees paid to affiliates of Bain	1,009	1,019	1,015	1,033	1,020	768	773

Adjusted EBITDA	$56,962	$55,125	$53,188	$59,118	$58,314	$42,408	$44,342

(a)	We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 125/140) and cash basis revenues.

(b)	Other non-recurring charges include plant relocation costs included in administrative expenses, lawsuit settlement expenses and infrequently occurring items as follows:

•	Other non-recurring charges to 1999 relate to a $2.3 million restructuring charge associated with the Madisonville plant closure, $1.5 million associated with payments under retention agreements with certain key employees, a $1.5 million legal settlement with Amana Company, L.P., and $1.0 million of plant relocation costs.

•	Other non-recurring charges in 2000 relate to $0.4 million of additional medical benefits provided as part of the Madisonville plant closure and $5.1 million of plant relocation costs.

•	Other non-recurring charges in 2001 relate to $1.4 million of plant relocation costs.

•	Other non-recurring charges in 2002 relate to $10.9 million associated with costs incurred in establishing a new asset backed facility for the sale of equipment notes and trade receivables, $3.4 million associated with an abandoned Canadian public offering, $2.0 million associated with the non-cash loss resulting from the early extinguishment of debt on a prior term loan and revolving credit facility, and $0.2 million of plant relocation costs.

•	Other non-recurring charges in 2003 relate to $0.8 million of costs associated with the settlement of a lawsuit against a former subsidiary in Argentina.

•	Other non-recurring charges in the nine months ended September 30, 2004 relate to $1.3 million of expenses related to the Company’s abandoned IDS offering and $0.5 million of non-cash incentive compensation.

•	Plant relocation costs in 2002, 2001 and 2000 primarily relate to expenses associated with the relocation of Madisonville, Kentucky and Cincinnati, Ohio production lines to Ripon, Wisconsin and Marianna, Florida, respectively. Plant relocation costs in 1999 primarily relate to the relocation of Madisonville, Kentucky product lines to Ripon, Wisconsin and duplication of the Searcy, Arkansas standard dryer and small capacity frontload washer production line in Ripon, Wisconsin.

Liquidity.    After the transaction, our principal sources of liquidity are cash flows generated from operations and borrowings under the $50.0 million revolving credit facility. After the transaction, our principal uses of liquidity are to meet debt service requirements, finance our capital expenditures and provide working capital. We expect that capital expenditures in 2005 will not exceed $6 million. We expect the ongoing requirements for debt service, capital expenditures and working capital will be funded by internally generated cash flow and borrowings under the new revolving credit facility. As of September 30, 2004, we had $274.4 million of indebtedness outstanding and, after giving effect to the Transactions, we would have had $350.0 million of indebtedness outstanding. Our consolidated interest expense for the nine months ended September 30, 2004 was $19.2 million and, after giving effect to the Transactions, would have been $19.3 million.

At September 30, 2004, we had outstanding debt of $136.0 million under the 1998 term loan facility, $110.0 million of 1998 senior subordinated notes, $27.6 million of junior subordinated notes, $0.5 million of borrowings pursuant to a Wisconsin Community Development Block Grant Agreement and $0.3 million of borrowings pursuant to an equipment financing transaction with Alliant Energy-Wisconsin Power & Light Company. At September 30, 2004, there were no borrowings under our 1998 revolving credit facility. Letters of credit issued on our behalf under the 1998 revolving credit facility totaled $26.9 million at September 30, 2004. At September 30, 2004, we had $18.1 million of our existing $45.0 million revolving credit facility available subject to certain limitations under our existing senior credit facility. After considering such limitations, which relate primarily to the maximum ratio of consolidated debt to EBITDA (as defined in the existing senior credit facility), we could have borrowed $18.1 million at September 30, 2004, in additional indebtedness under the 1998 revolving credit facility.

Our ability to make scheduled payments of principal or to pay the interest or liquidated damages, if any, or to refinance our indebtedness, or to fund planned capital expenditures, will depend upon our future performance, which in turn is subject to general economic, financial, competitive and other factors that are beyond our control. There can be no assurance, therefore, that our business will continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be available or that any such sales of assets or additional financing could be obtained.

Cash Flows.    We believe that our net cash provided by operating activities and borrowing capacity under the new credit facility will be sufficient to enable us to fund our liquidity needs for the foreseeable future. Should we be unable to borrow under the new credit facility, we would seek other sources of debt or equity funding. However, we cannot assure you that we will be successful in obtaining alternate sources of funding in sufficient amounts or on acceptable terms.

Our summary cash flows for the three years ending December 31, 2003 and each of the nine months ending September 30, 2003 and September 30, 2004 are as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(In thousands)
Net cash provided by operating activities	$21,338	$22,775	$30,393	$18,456	$26,066
Net cash used in investing activities	(4,964)	(2,563)	(3,590)	(3,110)	(2,915)
Net cash used in financing activities	(15,806)	(18,532)	(26,205)	(17,145)	(22,254)

Net increase (decrease) in cash and cash equivalents	$568	$1,680	$598	$(1,799)	$897

Cash generated from operations for the nine months ended September 30, 2004 of $26.1 million was principally derived from operations (net income adjusted for depreciation, amortization and non-cash interest) as well as from changes in working capital. The working capital investment for beneficial interests in securitized accounts receivable at September 30, 2004 of $17.4 million increased $0.6 million as compared to the balance of $16.8 million at December 31, 2003, which was primarily attributable to an increase in retained interest on trade receivables sold under the new asset backed facility. Other assets at September 30, 2004 of $5.0 million increased $3.3 million as compared to the balance of $1.7 million at December 31, 2003, which was primarily attributable to $3.1 million of capitalized IDS costs. Inventory at September 30, 2004 of $29.0 million increased $2.8 million as compared to the balance of $26.2 million at December 31, 2003. The investment in notes receivable at September 30, 2004 of $6.0 million decreased $2.2 million as compared to the balance of $8.2 million at December 31, 2003.

Net cash provided by operating activities for the nine months ended September 30, 2004 of $26.1 million increased by $7.6 million as compared to the nine months ended September 30, 2003. This increase was primarily due to lower net cash used in changes in assets and liabilities of $5.0 million and higher cash provided by operations of $2.6 million for the nine months ended September 30, 2004 as compared to the nine months ended September 30, 2003. The lower net cash impact from changes in assets and liabilities for the nine months ended September 30, 2004 of $5.0 million was largely due to an increase in accounts payable of $0.5 million for the nine months ended September 30, 2004 as compared to a decrease of $3.0 million for the nine months ended September 30, 2003. Additionally, accounts receivable held by us decreased $0.2 million for the nine months ended September 30, 2004 as compared to an increase of $1.9 million for the same period in 2003.

Cash generated from operations for the twelve months ended December 31, 2003 of $30.4 million was derived from our earnings before depreciation and amortization with a partial offset resulting from changes in working capital. The working capital investment in accounts receivable at December 31, 2003 of $9.2 million increased $3.4 million as compared to the balance of $5.8 million at December 31, 2002. The investment in beneficial interests in securitized accounts receivable at December 31, 2003 of $16.8 million decreased $3.1 million as compared to the balance of $19.9 million at December 31, 2002, which was primarily attributable to a decrease in retained interests on trade receivables sold under the asset backed facility. The investment in notes receivable at December 31, 2003 of $8.2 million decreased $3.0 million as compared to the balance of $11.2 million at December 31, 2002, which was primarily attributable to a decrease in unsold notes carried on our books. The investment in inventory at December 31, 2003 of $26.2 million increased $0.5 million as compared to the balance of $25.7 million at December 31, 2002. The working capital investment in accounts payable at

December 31, 2003 of $11.3 million decreased $2.5 million as compared to the balance of $13.8 million at December 31, 2002.

Cash generated from operations for the twelve months ended December 31, 2002 of $22.8 million was principally derived from our earnings before depreciation and amortization as well as changes in working capital. The working capital investment in accounts receivable at December 31, 2002 of $5.8 million decreased $4.6 million as compared to the balance of $10.4 million at December 31, 2001. The investment in beneficial interests in securitized accounts receivable at December 31, 2002 of $19.9 million increased $13.0 million as compared to the balance of $6.9 million at December 31, 2001, which was primarily attributable to an increase in retained interests on trade receivables sold under the asset backed facility as compared to retained interests associated with the prior trade receivables facility. The investment in notes receivable at December 31, 2002 of $11.2 million increased $2.7 million as compared to the balance of $8.5 million at December 31, 2001, which was primarily attributable to an increase in unsold notes carried on our books. The investment in beneficial interests in securitized financial assets at December 31, 2002 of $21.5 million decreased $6.7 million as compared to the balance of $28.2 million at December 31, 2001, which was primarily attributable to a decrease in retained interests on equipment loans sold under the asset backed facility as compared to retained interests associated with the prior notes receivables facility. The investment in inventory at December 31, 2002 of $25.7 million decreased $4.2 million as compared to the balance of $29.9 million at December 31, 2001. The working capital investment in accounts payable at December 31, 2002 of $13.8 million increased $1.6 million as compared to the balance of $12.2 million at December 31, 2001.

Contractual Commitments

A summary of our contractual commitments under debt and lease agreements at December 31, 2003 and the effect such obligations are expected to have on liquidity and cash flow in future periods appears below. The information with respect to long-term debt below gives pro forma effect to the Transactions as of December 31, 2003.

Contractual Obligations	Total	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(In thousands)
Long-term debt	$350,000	$1,500	$4,000	$4,000	$340,500
Operating leases	1,190	507	599	66	18
Purchase commitments(1)	13,488	13,488	—	—	—
Other long-term obligations(2)	7,888	—	—	—	7,888

Total contractual cash obligations	$372,566	$15,495	$4,599	$4,066	$348,406

(1)	Purchase commitments are based on our estimate of the liability we could incur under open and blanket purchase orders for inventory related items.
(2)	Other long-term obligations represent future payment requirements associated with deferred compensation agreements and redeemable preferred equity.

Off-Balance Sheet Arrangements

Through Alliance Laundry Equipment Receivables 2002 LLC, our special-purpose bankruptcy remote subsidiary, we entered into the $300.0 million asset backed facility as described above. Pursuant to the terms of the asset backed facility, we provide credit enhancement to the note purchasers (including an irrevocable letter of credit, which is an unconditional lending commitment of the lenders under the existing senior credit facility) subject to certain limits. We are obligated under the reimbursement provisions of the existing senior credit facility to reimburse the lenders for any drawings on the credit enhancement by the facility indenture trustee. If the credit enhancement is not replenished by us after a drawing, the trust is prohibited from requesting new borrowings under the asset backed facility and the asset backed facility will begin to amortize. At December 31, 2003 and 2002, we have recorded $17.5 million and $13.7 million, respectively, related to the estimated fair value of our beneficial interests in the promissory notes sold to the trust. The amount of the irrevocable letter of credit related to the asset backed facility at September 30, 2004 was $25.4 million.

In 2000, we established an asset backed facility consisting of Alliance Laundry Equipment Receivables Trust 2000-A, which was formed by a special-purpose bankruptcy remote subsidiary of ours, Alliance Laundry Equipment Receivables LLC. At December 31, 2003 and 2002, we have recorded $5.1 million and $7.8 million, respectively, related to the estimated fair value of our beneficial interests in the notes sold to Alliance Laundry Equipment Receivables Trust 2000.

Capital Expenditures

For the nine months ended September 30, 2004 and September 30, 2003, our capital expenditures were $3.0 million and $3.1 million, respectively. Capital spending in both 2004 and 2003 was principally oriented toward replacement of old or obsolete machinery and manufacturing process improvements. We expect capital expenditures in 2004 to be $4.5 million and in 2005 to be approximately $6 million.

Our capital expenditures for the twelve months ended December 31, 2003, December 31, 2002 and December 31, 2001 were $3.6 million, $2.7 million and $5.2 million, respectively. Capital spending in 2003 and 2002 was principally oriented toward product enhancements and reducing manufacturing costs. Capital spending in 2001 included $1.5 million of non-recurring expenditures, primarily at our Marianna, Florida facility, related to the transfer of production of our Ajax press and finishing equipment product lines from a manufacturing site in Cincinnati, Ohio, which transfer began in 2003.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We adopted SFAS No. 143 effective January 1, 2003. The adoption did not have any impact on the consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No., or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. In addition, FIN 45 requires additional disclosures about the guarantees that an entity has issued, including a reconciliation of the changes in the entity’s product warranty liabilities during the reporting period. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the provisions of this statement effective January 1, 2003. The adoption of the recognition and measurement provisions did not have a material impact on the consolidated financial statements.

During January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which clarifies the consolidation and disclosure requirements related to variable interests in a variable interest entity. A variable interest entity is an entity for which control is achieved through means other than voting rights. In December 2003, the FASB issued a revision to FIN 46, which replaced FIN 46. The revised Interpretation, or FIN 46-R, was adopted by us beginning on January 1, 2004 for interests in entities created on or before December 31, 2003 and as of the date we first become involved with a potential variable interest entity created after December 31, 2003.

FIN 46-R provides exceptions from its scope for certain entities, including qualifying special-purpose securitization entities subject to the reporting requirement of SFAS No. 140 and business entities, as defined, that do not possess certain characteristics.

Our primary variable interests are notes receivable that have not been sold and are comprised primarily of equipment loans to laundromat operators and other end-users. Excluding notes awaiting sale, the carrying value of such loans was approximately $6.6 million at December 31, 2003 and $4.8 million at September 30, 2004. The adoption of FIN 46-R did not have an impact on our consolidated financial statements for the year ended December 31, 2003. We did not enter into any new variable interests since December 31, 2003. If in the future, however, we are required to consolidate a variable interest entity in which one or both of our SFAS No. 140 qualifying special-purpose entities also holds a variable interest, the qualifying status of the special-purpose entity with such holdings would be eliminated. In that instance, we would be required to determine if we are the primary beneficiary of the affected securitization entity under FIN 46-R and if so, to consolidate that entity, which would have a material effect on our consolidated financial position, results of operations and cash flows.

During April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for certain derivative instruments modified or entered into after June 30, 2003. Generally, the provisions of SFAS No. 149 are effective beginning July 1, 2003. We adopted SFAS No. 149 effective July 1, 2003. The adoption did not have any impact on our consolidated financial statements.

During May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The FASB has also subsequently issued certain staff positions that effectively amended SFAS No. 150. The statement became effective for us beginning January 1, 2004. As a result of the adoption of SFAS No. 150, as amended, our mandatorily redeemable preferred interests have been reclassified from mezzanine equity to the long-term liability section of our consolidated balance sheet.

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. These disclosure requirements are effective immediately for our plans, except for estimated future benefit payments, which are effective in 2004. This statement also requires interim-period disclosures of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension and other postretirements benefit plans. These interim-period disclosures became effective for us in the first quarter of 2004.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Act, was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because our postretirement health care plan does not provide prescription drug benefits beyond age 65 (general eligibility for Medicare Part D), the Act will have no effect on our accumulated postretirement benefit obligations or net periodic postretirement benefit cost.

In December 2003, the staff of the SEC issued Staff Accounting Bulletin, or SAB No. 104, “Revenue Recognition,” which supercedes SAB No. 101, “Revenue Recognition in Financial Statements.” SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers, or the FAQ, issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The adoption of SAB No. 104 did not have any impact upon our consolidated financial statements.

The FASB is expected to re-expose a proposed statement that would amend and clarify SFAS No. 140 (and related implementation guidance). The proposed statement will address permitted activities of qualifying special-purpose entities, including the degree of discretion allowable in determining the terms of beneficial interests issued after inception, and whether certain transfers can meet the criteria for sale accounting under SFAS No. 140 if the transferor or any consolidated affiliate provides liquidity support for the transferee’s beneficial interests. As the proposed statement has not been issued, we are unable to determine the effects, if any, on our existing securitization entities, or the related transition provisions. However, in the event that transfers to our existing asset backed facility would no longer qualify as sales of financial assets in the future, we may recognize additional costs for a replacement facility or it may have other material financial statement effects.

Quantitative and Qualitative Disclosures About Market Risk

We are potentially exposed to market risk associated with changes in interest and foreign exchange rates. From time to time, we do hedge exchange rate fluctuations between United States dollars and foreign currencies for purchases of inventory components. These amounts are not material to our operations. Additionally, from time to time, we may enter into derivative financial instruments to hedge our interest rate exposures. We do not enter into derivatives for speculative purposes. We currently do not hedge commodities for purchased raw materials and components.

Revenue from international customers represented approximately 12.7% of our 2003 net revenues. At December 31, 2003, there were no material non-United States dollar denominated financial instruments outstanding which exposed us to foreign exchange risk.

As noted above, we are exposed to market risk associated with adverse movements in interest rates. Specifically, we are primarily exposed to changes in the fair value of our outstanding fixed rate $110.0 million senior subordinated notes, and to changes in earnings and related cash flows on our variable interest rate debt obligations outstanding under the existing senior credit facility and our retained interests related to trade accounts receivable and equipment loans sold to our special-purpose securitization entities. Borrowings outstanding under the existing senior credit facility totaled $157.0 million at December 31, 2003.

The fair value of our existing senior subordinated notes was approximately $110.6 million based upon prevailing prices in recent market transactions as of December 31, 2003. We estimate that this fair value would decrease/increase by approximately $3.7 million based upon an assumed 10% decrease/increase in interest rates compared with the effective yield on the existing senior subordinated notes as of December 31, 2003.

An assumed 10% decrease/increase in the variable interest rate of 4.7% in effect at December 31, 2003 related to the term loan borrowings outstanding under the existing senior credit facility would decrease/increase annualized earnings and cash flows by approximately $1.0 million.

On December 12, 2002, we entered into an $80.0 million interest rate swap agreement with Lehman Brothers Special Financing Inc. to hedge a portion of our interest rate risk related to our term loan borrowings under the existing senior credit facility. Under the swap, which matures on January 6, 2006, we pay a fixed rate of 3.06%, and receive or pay quarterly interest payments based upon three month LIBOR. Under the swap, net cash interest paid during 2003 was $1.1 million. The fair value of this interest rate swap agreement, which represents the amount that we would pay to settle the instrument, was $1.9 million at December 31, 2003.

An assumed 10% decrease/increase in interest rates under our special-purpose entities at December 31, 2003 would not have a material effect on the fair value of the retained interest in sold trade accounts receivable due to the short-term nature of the underlying receivables. Finally, based upon the mix of variable and fixed rate equipment loans we have sold, a 10% decrease/increase in interest rates would decrease/increase the fair value of our retained interests at December 31, 2003 of $22.7 million by approximately $0.5 million.

We will continue to be exposed to market risk associated with adverse movements in interest rates following the Transactions. Term loan borrowings under the new credit facility will bear interest at a variable rate. Assuming we had completed the Transactions, including this offering, and applied the proceeds as intended as of September 30, 2004, we would have had outstanding $149.3 million of senior subordinated notes and approximately $200.0 million of variable rate debt outstanding under the new credit facility. Holding other variables constant, including levels of indebtedness, a 10% decrease/increase in interest rates as compared with an effective yield of 8.71% on the notes would have caused an estimated average $7.2 million decrease/increase of the fair value of the notes and a 10% decrease/increase in a variable interest rate of 4.90% related to term loan borrowings outstanding under the new credit facility would have had an estimated impact on earnings after tax and cash flows for the next year of approximately $0.7 million. Under the terms of our new credit facility, we expect that we will be required to have at least 33.3% of our total indebtedness outstanding under the term loan facility subject to interest rate protection for a period of not less than three years within 90 days from the date of the closing of the Transactions.

Inflation

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented. We cannot assure you, however, that our business will not be affected by inflation in the future.

Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported with time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the designed control objectives. Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2004. Based upon that evaluation, our Chief Executive Officer along with our Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934), as amended (1) are effective in timely alerting them to material information relating to the Company (including our consolidated subsidiaries) required to be included in our periodic SEC filings and (2) are adequate to ensure that information required to be disclosed by us in the reports filed or submitted by us under the Securities Exchange Act of 1934, as amended, is recorded, processed and summarized and reported within the time periods specified in the SEC’s rules and forms.

In addition, there was no change to our internal control over financial reporting that occurred during the quarter ended September 30, 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

BUSINESS

Overview

We believe that we are the leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen, UniMac and Huebsch, we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds. We believe we have been the market share leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With an estimated market share in North America of approximately 39% in 2003, we believe our commercial laundry sales are more than twice as large as those of our next largest competitor. We also offer laundry and dry-cleaning presses and shirt finishing equipment under the Ajax brand.

We serve three distinct end-customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. The primary means of serving these end-customers is through distributors and route operators. We reach laundromat and on-premise laundry end-customers through a network of over 200 North American distributors and over 100 international distributors, serving over 90 different countries. Our distributors purchase equipment from us, then re-sell and install it for laundromat and on-premise end-customers. We serve multi-housing end-customers through a network of over 80 route operators. Route operators purchase equipment from us, and then obtain leases from multi-housing property managers to place it into common laundry rooms.

We believe that we have the most extensive distribution network in North America which gives us a significant competitive advantage. We estimate that our distributors and route operators have either the number one or number two market position in over 80% of North American markets. We believe that the superior quality and loyalty of our distribution network has been a significant factor in achieving the number one market share in North America in each of our three end-customer groups.

We estimate that the North American stand-alone commercial laundry equipment industry generated approximately $472 million in revenue in 2003. The industry’s revenues are primarily driven by population growth and the replacement cycle of laundry equipment. North American consumers view clean clothes as a necessity, with economic conditions having limited effect on the frequency of use, and therefore the useful life, of laundry equipment. As a result, the industry’s revenues have been relatively stable over time and through economic downturns.

History

Our business began in 1908 when we introduced a hand-operated washer to the marketplace. Industry leading features were introduced under the Speed Queen brand with the introduction of stainless steel wash tubs in 1938 and automatic washers and dryers in 1952. In 1956, McGraw Electric Company purchased our business. Manufacturing and marketing of coin-operated laundry equipment began in 1957. The addition of Huebsch brand commercial tumblers in 1978 further expanded our product line. In 1979, Raytheon Company, or Raytheon, purchased our business. During the next 19 years, we expanded the capabilities of our commercial laundry business by purchasing the UniMac product line and established ourselves as a leader in the commercial laundry industry. Following an initiative by Raytheon to divest itself of its commercial laundry business, on May 5, 1998, Bain and members of our management, acquired 93% common equity interest in us with Raytheon continuing to own 7% of the common interests. In late 2003, Raytheon sold all of its debt and equity interests to a group of investors consisting of affiliates of each of Trust Company of the West, or TCW, and Sankaty Advisors. We have continued to expand our commercial laundry business by purchasing the Ajax product lines in 2000.

Competitive Strengths

Our competitive strengths include the following:

Market Leader with Significant Installed Base.    We believe that we are the market share leader in the overall North American stand-alone commercial laundry equipment industry, and we believe that our commercial laundry sales are more than twice as large as those of our next largest competitor. We estimate that we have grown our overall market share in North America to approximately 39% in 2003 from approximately 21% in 1993. In addition to leading the overall market in North America, we believe that we are the leader in sales to each of our three primary end-customer groups. As a result of being the market leader for over ten years, we believe that we have the largest installed base of equipment in North America, comprised of over two million machines. A significant majority of our revenue is attributable to replacement sales which are driven by our large installed base combined with an average ten year estimated life per machine.

Stable Revenues and Increasing Cash Flow.    We have experienced stable revenues even during economic slowdowns, driven by the underlying stability of the industry and the recurring sales of replacement equipment and service parts which together comprise the majority of our revenues. In addition, since 1995, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as through plant consolidation, resulting in increased cash from operations. Our net cash provided by operating activities was approximately $11.7 million, $15.3 million, $21.3 million, $22.8 million and $30.4 million for 1999, 2000, 2001, 2002 and 2003, respectively. For the nine months ended September 30, 2004, our net cash from operating activities was $26.1 million, compared to approximately $18.5 million for the same period last year.

Limited Working Capital and Consistent Capital Expenditure Requirements.    We aggressively manage our working capital requirements, having reduced net working capital as a percent of revenue from 11.0% in 2000 to 8.0% in 2003. Our net working capital as a percent of revenue was 8.4% for the twelve month period ended September 30, 2004, down from 8.7% for the same period in 2003. From December 2000 to December 2003, inventory has been reduced from $37.5 million to $26.2 million, an improvement of 30.0%. Inventory was $29.0 million as of September 30, 2004. We also have consistent capital expenditure requirements, with capital expenditures of $5.2 million, $2.7 million and $3.6 million for 2001, 2002 and 2003, respectively. For the nine months ended September 30, 2004, we had capital expenditures of $3.0 million as compared to $3.1 million for the nine month period ended September 30, 2003. We believe that we currently have excess manufacturing capacity and can increase production without incurring significant additional capital expenditures.

Extensive and Loyal Distribution Network.    We believe we have developed the most extensive distribution network in North America, with over 200 distributors and 80 route operators. We estimate that our laundromat and on-premise laundry distributors and multi-housing route operators have either the number one or number two market position in over 80% of North American markets. These leading distributors and route operators are attracted by our industry-leading brand equity, broad product array, significant installed base and our comprehensive value-added support, which includes training, extensive electronic support of installation and service and joint promotion efforts. These factors lead to high costs for distributors and route operators to switch manufacturers, especially when combined with their substantial investments in service parts inventories and in training their sales and installation personnel with respect to our highly engineered products. Our-end customers place great value on the proven reliability of our products, backed by years of demonstrated experience in the field, as this significantly impacts their long term repair and maintenance expenses. We have not historically experienced any significant turnover of our distributors and route operators, of which a significant number have been customers for over ten years.

High Barriers to Entry.    We believe that significant time and substantial capital investment would be required for a new entrant to compete effectively in this market. Many years of engineering and field testing, plus substantial investment in plant and equipment, are required before the process of attempting to earn market share can take place. In addition, a new entrant would have to break the strong, established relationships that existing manufacturers have developed with distributors and route operators. There are significant costs for distributors and route operators to break these long-term relationships, including extensive retraining of distributors’ and route operators’ sales, installation and service personnel and duplication of service parts inventories which must be stocked for years.

Comprehensive and Innovative Product Offering.    We believe our product lines lead the industry in reliability, breadth of offerings, functionality and advanced features. In addition, we believe we are the only manufacturer in North America to produce a full product line (including topload washers, dryers, frontload washers, washer-extractors, tumbler dryers and finishing equipment for all commercial customer groups), thereby providing customers with a single source solution for all their stand-alone commercial laundry equipment needs. Our development team of more than 80 engineers and technical personnel, along with our marketing and sales personnel, work together with our major customers to redesign and enhance our products to better meet customer needs. For example, new products such as our NetMaster system emphasize efficiency and feature new electronic controls, facilitating ease of use as well as improving performance and reliability. In 1999, for example, in response to customer demand, we introduced a new line of small-chassis frontload washers, offering increased water and energy efficiency to multi-housing laundries. Similarly, in late 2000, we introduced our NetMaster system of technologically advanced laundry products offering multi-housing and laundromat operators more flexibility and accountability, allowing operators to change vend prices, cycle times, rinse options and cycle selections from a remote site while also auditing machine operation. We estimate that since the introduction of the NetMaster system, over 300 laundries have been built with this product, with approximately 20% of those being fully networked. In addition, our Wash Alert system allows students to view the availability of equipment in their common laundry areas and to view the status of their laundry from the convenience of their dorm rooms.

Leading North American Brands.    We market and sell our products under the widely recognized brand names Speed Queen, UniMac, Huebsch and Ajax. We believe that we have industry-leading brand equity and brand recognition, based upon historical customer survey results and the substantial market share growth achieved since 1993.

Strong and Experienced Management Team.    Led by chief executive officer and president Thomas L’Esperance, we have assembled a strong and experienced management team. Our seven executive officers average over 17 years of experience in the commercial laundry equipment and appliance industries. This management team has executed numerous strategic initiatives, including: (i) developing strategic alliances with key customers; (ii) acquiring and successfully integrating the commercial washer-extractor business of UniMac and the dry-cleaning press and shirt finishing equipment business of Ajax; (iii) implementing manufacturing cost reduction and quality improvement programs; and (iv) ongoing refinements to our product offerings. Management’s economic interests will align with ours through management’s continuing investment in us and participation in our stock option plan.

Business Strategy

Our strategy is to continue our strong financial performance and selectively pursue growth opportunities by offering to our customers a full line of the most reliable and functional stand-alone commercial laundry equipment, together with industry-leading, comprehensive value-added services. The key elements of our strategy are as follows:

Develop and Strengthen Relationships with Key Customers.    We have developed and will continue to pursue long-term relationships with key customers and will pursue supply agreements where appropriate. The relationships that we establish with our customers are comprehensive and include training, extensive technical support and promotion activities. In addition, we model our product development efforts to meet evolving customer preferences by working with key customers to develop new products, features and value-added services.

We have not experienced any significant customer turnover. Our top ten customers, other than a significant new account that was added in 2003, have been our customers for at least ten years. Coinmach, which is the largest operator of multi-housing laundries in North America, has been a significant customer of ours for over two decades.

Continue to Improve Manufacturing Operations.    We seek to continuously enhance our product quality and reduce costs through ongoing refinements to our manufacturing processes. We have achieved such improvements, and intend to continue doing so, through collaboration among key customers, suppliers and our engineering and marketing personnel. Since 1995, we have progressively reduced our manufacturing costs through improvements in raw material usage and labor efficiency, as well as plant consolidation. Since 2000, we have been implementing a demand flow production system on our higher volume product lines. These process changes have resulted in significant improvements in assembly efficiency, inventory levels, customer order lead times and production quality. For example, labor productivity improved by 4.5% from 2002 to 2003, and over the same period, we reduced our first year warranty costs to 0.3% of sales.

Expand into the U S. Home Laundry Market.    We re-entered the U.S. home laundry market in October 2004, after the expiration of a non-compete agreement. This non-compete agreement was a result of the divestiture of a sister division in 1997. Our strategy in the home laundry market is dual-pronged. First, we are targeting mid to high-end home laundry market with existing products that we currently sell internationally and into commercial markets. These existing products are designed to have useful lives approximately twice that of typical home laundry equipment. We plan to leverage the strong brand equity of our Speed Queen name in order to recapture a portion of our historic market share. Second, we have signed a letter-of-intent with an ultra-premium home appliance company to produce professional-quality home laundry equipment to be sold under their brand name. This equipment is based completely on our current commercial equipment technology and production methods. Our dual-pronged strategy to enter both the mid to high-end and the ultra-premium home laundry markets should allow us to expand our sales and continue to diversify our customer base with minimal incremental capital expenditures since these products will be produced in our current facilities.

Industry Overview

We estimate that North American stand-alone commercial laundry equipment sales were approximately $472 million in 2003. We believe that the North American market for stand-alone commercial laundry equipment has grown at a compound annual rate of approximately 1.2% since 1993. North American commercial laundry equipment sales historically have been relatively insulated from business and economic cycles, given that economic conditions tend not to affect the frequency of use, or replacement, of laundry equipment. We believe steady industry growth will be sustained by continued population expansion and by customers increasingly “trading up” to equipment with enhanced functionality and higher average selling prices.

Manufacturers of stand-alone commercial laundry equipment compete on their ability to satisfy several customer criteria, including: (i) equipment reliability and durability; (ii) performance criteria such as water and energy efficiency, load capacity and ease of use; (iii) the availability of innovative technologies such as cashless payment systems and advanced electronic controls, which improve ease of use and management audit capabilities; (iv) the ability to swiftly and reliably provide servicing for their equipment; and (v) the supply of value-added services such as rapid spare parts delivery, equipment financing and computer-aided assistance in the design of commercial laundries.

Trends and Characteristics

North American Growth Drivers.    We believe that continued population expansion in North America will continue to drive steady demand for garment and textile laundering by all customer groups that purchase commercial laundry equipment. We believe population growth has historically supported replacement and some modest growth in the installed base of commercial laundry equipment. According to the U.S. Census Bureau, the United States population has grown at a compound annual rate of 1.2% since 1993 and is projected to grow at approximately 0.8% per year on average over the next ten years.

In addition, customers are increasingly trading up to equipment with enhanced functionality, thereby raising average selling prices. For example, the larger national and regional customers in the laundromat and multi-housing customer groups are more likely to take advantage of recently available electronic features, such as cashless payment systems and advanced electronic controls which we believe provide these customers with a competitive advantage. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on containing operating costs.

Limited End Use Cyclicality.    North American commercial laundry equipment sales historically have been relatively insulated from business and economic cycles because economic conditions tend not to affect the frequency of use, or replacement, of laundry equipment. The useful life of commercial laundry equipment, and thus the timing of replacement of the equipment, are also generally unaffected by economic conditions. The useful life of stand-alone commercial laundry equipment is generally 7 to 14 years. Under all economic conditions, owners of commercial laundries typically continue to use their equipment until it can no longer be economically repaired or until competition forces the owner to upgrade their equipment in order to improve its appearance or functionality.

International Growth.    We anticipate growth in demand for commercial laundry equipment in international markets. We believe this is particularly true in developing countries where laundry needs are currently less sophisticated than in North America. We believe that continued development and growth of disposable income in these countries will cultivate an increased need and demand for laundry services addressable by our products.

Reducing Customer Operating Costs.    The time required to wash and dry a given load of laundry, which we refer to as cycle time, has a significant impact on the economics of a commercial laundry operation. Accordingly, commercial laundry equipment manufacturers produce equipment that provides progressively shorter cycle times through improved technology and product innovation. This shorter cycle time decreases labor costs and increases the volume of laundry that can be processed in a given time period. Examples of methods for reducing cycle time are: (i) shortening fill, drain and wash times; and (ii) decreasing water extraction time by increasing spin speed. Our product enhancements in 2000 increased our topload washer’s spin speed to the fastest in the commercial laundry equipment industry at that time, and we have increased our topload washers’ spin speed since then to remain at the top of the industry. The higher spin speed substantially increases water extraction and thereby lowers moisture retention. For coin laundromat and multi-housing laundry owners, the lower moisture retention results in reduced energy bills for clothes drying operations. Overall, this improvement provides faster drying times, lower energy costs and the potential for increased revenue generating cycles per day.

Customer Categories

Stand-alone Commercial Laundry Equipment.    Each of the stand-alone commercial laundry equipment industry’s three primary customer groups—laundromat operators, multi-housing laundry operators and on-premise laundry operators—is served through a different distribution channel and has different requirements with respect to equipment load capacity, performance and operating features. Vended equipment purchased by multi-housing route operators is most similar to consumer machines sold to retail customers and is generally purchased directly from us. Equipment purchased by laundromats and on-premise laundries has greater durability, delivers increased capacity, provides more sophisticated cleaning and faster drying capabilities and is generally purchased through distributors. In addition, we separately sell drycleaning equipment to drycleaners.

North American Stand-alone Commercial Laundry Equipment Industry Sales in 2003

(Approximately $472 million)

Alliance Laundry North American Stand-alone Market in 2003

Commercial Laundry Equipment Market Shares

Laundromats.    We estimate that laundromats accounted for approximately 54% of the sales for the North American stand-alone commercial laundry equipment industry in 2003 and that we have a 31% market share for this customer category. There are an estimated 35,000 laundromats in North America. These laundromats typically provide walk-in, self-service washing and drying and primarily purchase commercial topload washers, washer-extractors and tumblers. Washer-extractors and tumblers are larger-capacity, higher-performance washing machines and matching large capacity dryers, respectively. Laundromats have historically been owned and operated by sole proprietors who typically rely on distributors to find locations for stores, design the laundromat, provide and install equipment and provide technical and repair support and broader business services. For example, distributors frequently host seminars for potential laundromat proprietors on laundromat investment opportunities. Independent laundromat proprietors also look to distributors and manufacturers for equipment financing. Given the laundromat owner’s reliance on the services of its local distributor, we believe that a strong distributor network in local markets differentiates manufacturers which serve this customer group.

In addition to distributor relationships, we believe that laundromat owners choose among different manufacturers’ products based on, among other things: (i) availability of equipment financing; (ii) reputation, reliability and ease and cost of repair; (iii) the water and energy efficiency of the products (approximately 25% of annual gross wash and dry revenue of laundromats is consumed by utility costs, according to the Coin Laundry Association, or CLA); and (iv) the efficient use of physical space in the store (approximately 25% of annual gross revenue of laundromats is expended on rent, according to the CLA’s “2003 Coin Laundry Industry Survey”).

Multi-Housing Laundries.    We estimate that multi-housing laundries accounted for approximately 27% of North American stand-alone commercial laundry equipment sales in 2003 and that we have a 46% market share for this customer category. These laundries include common laundry facilities in multi-family apartment and condominium complexes, universities and military installations, as well as equipment for in-unit hook ups.

Most products sold to multi-housing laundries are small-chassis topload and frontload washers and small-chassis dryers that are vended, but similar in appearance to those sold to the retail consumer market and offer a variety of enhanced durability and performance features such as audit functions that keep track of the number of cycles and the amount of money that has been collected. We estimate that topload washers sold to multi-housing laundries typically last up to 12,000 cycles, approximately twice as long as the expected life of a consumer machine.

Multi-housing laundries are managed primarily by route operators who purchase, install and service the equipment under contract with building management. Route operators pay rent (which may include a portion of the laundry’s revenue) to building management. Route operators are typically direct customers of commercial laundry equipment manufacturers such as ours and tend to maintain their own service and technical staffs. Route operators compete for long-term contracts on the basis of, among other things: (i) the reputation and durability of their equipment; (ii) the level of maintenance and quality of their repair service; (iii) the ability of building management to audit laundry equipment revenue; and (iv) the water and energy efficiency of products.

We believe reliability and durability are key criteria for route operators and their property management customers in selecting equipment, because these criteria help to minimize equipment down time and repair costs. We also believe route operators prefer water and energy efficient equipment that offers enhanced electronic monitoring and tracking features demanded by building management companies. Route operators are reluctant to change equipment suppliers given their investments in spare parts inventories and in sales and repair technician training, particularly as laundry equipment becomes more technically sophisticated. Therefore, we believe a large installed base of laundry equipment gives a commercial laundry equipment manufacturer a significant competitive advantage and a high likelihood of substantial replacement sales.

On-Premise Laundries.    We estimate that on-premise laundries accounted for approximately 19% of North American stand-alone commercial laundry equipment sales in 2003 and we have a 51% market share for this customer category. On-premise commercial laundries are located at a wide variety of businesses that wash or process textiles or laundry in large quantities, such as hotels and motels, hospitals, nursing homes, sports facilities, car washes and prisons.

Most products sold to on-premise laundries are washer-extractors and tumbler dryers, primarily in larger capacities up to 250 pounds per load. These machines process significantly larger loads of textiles and garments in shorter times than equipment typically sold to laundromats or multi-housing customer groups. Effective and rapid washing (i.e., reduced cycle time) of hotel sheets, for example, reduces both a hotel’s linen requirements and labor costs of washing and drying linens. We believe that in a typical on-premise laundry within a hotel up to 50% of the operating costs is labor.

On-premise laundries typically purchase equipment through a distributor who provides a range of sales and repair services on behalf of manufacturers. As with laundromats, we believe a strong distributor network is a critical element of sales success. On-premise laundries select their equipment based on the availability of specified product features, including, among other things: (i) reputation and reliability of products; (ii) load capacity and cycle time; (iii) water and energy efficiency; and (iv) ease of use. In addition, the availability of technical support and service is important when an on-premise laundry operator selects an equipment supplier.

Drycleaning.    We estimate that North American drycleaning equipment sales were approximately $210.0 million in 2003. Until our March 6, 2000 acquisition of the Ajax press and finishing equipment line, we offered only shirt laundering, wetcleaning and drying equipment to the drycleaning market. Approximately 34,000 drycleaners in North America provide full-service drycleaning and wetcleaning for households. These services include stain removal, cleaning, pressing, finishing and packaging. In addition, many commercial drycleaners provide laundry services for water-washable garments and rug cleaning services and minor alteration and repair services.

Drycleaners primarily purchase drycleaning machines, presses and finishing equipment, washer-extractors, tumblers and small-chassis topload washers and dryers. Drycleaners primarily include independently operated neighborhood cleaners, franchisees and specialty cleaners. Drycleaners typically rely on distributors and chemical supply companies to provide equipment, detergents, stain removers, technical support and broader business services. For example, distributors and chemical suppliers provide training seminars on the proper use of equipment and chemicals for cleaning, stain removal and garment finishing.

As with laundromats and on-premise laundries, drycleaners typically purchase equipment through distributors who can provide service parts, repair service and technical support. Drycleaners select their equipment based on the availability of specified product features, including, among other things: (i) reputation and reliability; (ii) load capacity and cycle time; (iii) ease of use; and (iv) solvent and energy efficiency.

Products and Services

We offer a full line of stand-alone commercial laundry washers and dryers, with service parts and value-added services supporting our products. Our products range from small washers and dryers, primarily for use in laundromats and multi-housing laundry rooms, to large laundry equipment with load capacities of up to 250 pounds used in on-premise laundries. Our brands include the Speed Queen, Huebsch and UniMac and are sold throughout North America and in over 90 foreign countries. Additionally, we offer laundry and drycleaning presses and shirt finishing equipment under the Ajax brand. We also benefit from domestic and international sales of service parts for our large installed base of commercial laundry equipment. Internationally, we also sell laundry equipment under private label brands in order to take advantage of distribution networks of other companies and to round out their product offerings.

In 2003, we completed the successful introduction of the Micro-electronic Display Control on our small chassis product and the tumbler dryers. The Micro-electronic Display Control offers an electronic interface between the Micro-electronic Display Control and card readers from various manufacturers offering enhanced features such as time of day and multi-level pricing. Emerging energy and water consumption standards are also met with the unique cycle programming of the control. The introduction of the Micro-electronic Display Control in conjunction with an upgraded electronic control on the washer-extractors gave the Huebsch brand a full line of electronically controlled equipment for the first time, resulting in increased sales for this brand.

Washers

Washers represented approximately 46% of our 2003 net revenues and include washer-extractors, topload washers and frontload washers.

Washer-Extractors.    We manufacture washer-extractors, our largest washer products, to process from 20 to 250 pounds of laundry per load. After cleaning, washer-extractors extract water from laundry with spin speeds that produce over 300 G’s of centrifugal force, thereby reducing water retention and the time and energy costs for the drying cycle. Sold primarily under the Speed Queen, Huebsch and UniMac brands, these products represented approximately 25% of our 2003 net revenues. Washer-extractors that process up to 80 pounds of laundry per load are sold to laundromats and washer-extractors that process up to 250 pounds of laundry per load are sold to on-premises laundries. Washer-extractors are built to be extremely durable in order to handle the enormous G-force generated by spinning several hundred pounds of water-soaked laundry. Also, the equipment is in constant use and must be durable enough to avoid frequent breakdown, which would represent increased cost for the user.

In 2001, we introduced a new 40 pound wash load washer-extractor, and in 2003 we introduced a new 60 pound washer-extractor. These new washer-extractors replaced our 35 pound and 50 pound wash load capacity units, respectively, thereby offering customers additional wash capacity and an extra large opening for easy loading and unloading of laundry. In addition, in 2003, we introduced the following: (i) a new line of technologically advanced soft mount washer-extractors from 18 to 165 pound capacity which features user friendly alpha numeric controls, efficient dimensions and high energy and water efficiency; (ii) a new micro processor control for the coin market offering individual cycle pricing, cycle modifier keys, time-of-day pricing and new easier programming, all designed to be customer and environment friendly; and (iii) a companion to our premium line products referred to as the “value line,” which are one step below the premium featured line with a price point advantage.

Topload Washers.    Topload washers are small-chassis washers with the capability to process up to 16 pounds of laundry per load with spin speeds that produce up to 150 G’s. Sold primarily to multi-housing laundries and laundromats under the Speed Queen and Huebsch brands, these products represented approximately 17% of our 2003 net revenues.

In late 2000, we introduced our NetMaster system of technologically advanced laundry products offering multi-housing and laundromat operators more business flexibility and accountability. This system interfaces with several payment types including coins, tokens and debit cards and credit cards, and enables operators to program vend prices, cycle times, rinse options and cycle selections from a remote site while auditing machine operation.

In 2003, we introduced our Wash Alert system to universities. This system allows students to view the availability of equipment in their common laundry areas and to view the status of their laundry from the convenience of their dorm rooms. Our software solution provides students with added convenience, while providing universities with accurate laundry room activity analysis through their own network system.

Wash Alert is not only a time-saver for students; universities benefit from it as well. The system verifies the income from coin/card vending laundry equipment ensuring greater revenue accountability. The system’s remote diagnostic capability means faster response time from service providers.

In addition, in 2003, we introduced an upgraded Micro-electronic Display Control on the topload washer that conserves water and energy. The improved efficiency qualifies the Micro-electronic Display Control topload washer for the ENERGY STAR label and other federal and local energy efficiency programs.

Frontload Washers.    Frontload washers contributed approximately 4% of our 2003 net revenues. In 1999, we introduced a new small-chassis frontload washer with the capability to process up to 18 pounds of laundry per load. Frontload washers are sold under the Speed Queen and Huebsch brands to laundromat and multi-housing customers. The frontload washer’s advanced design uses 28% less water than topload washers. Furthermore, decreased usage of hot water and superior water extraction in the high G-force spin cycle reduce energy consumption. The frontload washer is available with front controls (front accessibility complies with Americans with Disabilities Act regulations) or rear controls and can be purchased with a matching small-chassis dryer (single or stacked, front or rear controls).

Our frontload washers display the U.S. federal government’s ENERGY STAR mark. The ENERGY STAR label was designed by the U.S. federal government to denote products that use less energy, thereby saving money on utility bills while helping to protect the environment. Along with our 18 pound wash load capacity, our frontload washer has a spin speed of over 1,000 revolutions per minute, providing significant savings in the energy required to dry wash loads.

In 2001, we introduced a new commercial stacked frontload washer and dryer which takes up half the floor space compared to a conventional washer and dryer. The pair saves on energy and water and received the U.S. federal government’s ENERGY STAR mark. The new product is offered with push button, coin or card activation.

In 2003, we introduced a major upgrade to the frontload washer. This upgrade included a new drive system which incorporates an induction motor and a motor control with an integrated inverter. Also, the new drive system will deliver longer equipment life and is substantially quieter to operate. This new system represents leading edge technology and provides a significant increase in energy efficiency.

Dryers

Dryers represented approximately 33% of our 2003 net revenues and include tumbler dryers, standard dryers and stacked dryers. We also sell a new line of stacked combination frontload washers and dryers.

Tumbler Dryers.    Tumblers are very large dryers with the capability of drying up to 170 pounds of laundry per load. Tumblers represented approximately 22% of our 2003 net revenues. Tumblers are sold primarily to laundromats and on-premise laundries under all four of our brands. Our current tumbler dryer design, introduced in October 1997, has 33% to 50% fewer moving parts and requires 20% less drying time as compared to the previous design. In 2003, we upgraded our 50 and 75 pound tumbler designs by enlarging the doors to facilitate easier loading and unloading. These new doors are also reversible which allows for a broader array of installation arrangements. In addition, in 2003, we introduced the CARE fire suppression system option for 50, 75, 120 and 170 pound tumblers. This system detects and diminishes spontaneous combustion fires which can be started when cleaning chemically saturated fabrics.

In the fall of 2002, we began supplying tumbler dryers to a large European original equipment manufacturer account allowing the account to curtail its production of similar sized products. In 2003, sales to this account exceeded $4.5 million.

Standard Dryers.    Standard dryers are small capacity dryers with the capability to process up to 18 pounds of laundry per load. Sold under the Speed Queen and Huebsch brands, standard dryers (including stacked dryers) represented approximately 11% of our 2003 net revenues. Our dryer’s capacity, measuring 7.1 cubic feet, is among the largest in the industry.

Stacked Dryers and Stacked Frontload Washers and Dryers.    To enable our multi-housing customers to conserve valuable floor space, we offer a stacked unit consisting of two 18 pound standard dryers and offer a stacked combination unit consisting of an 18 pound frontload washer paired with an 18 pound standard dryer.

Presses and Finishing Equipment

Presses and finishing equipment are sold primarily to commercial drycleaners and industrial cleaning plants under the Ajax brand. Sales of this equipment accounted for approximately 3% of our 2003 net revenues. We offer a broad array of presses and finishing equipment such as cabinet presses for shirt finishing; pants and linen presses; collar and cuff presses; shirt sleevers; steam-air garment finishers; and utility presses and accessories.

Service Parts

We benefit from the recurring sales of service parts used to support our large installed base of equipment. The expected field service life of the equipment is 7 to 14 years. Service parts sales accounted for approximately

14% of our 2003 net revenues. We offer immediate response service whereby many of our parts are available on a 24-hour turnaround basis for emergency repair parts orders. The significant demand for service parts generated by the large installed base provides us with a source of higher margin, recurring revenue.

Other Value-Added Services

We believe our customers attach significant importance to the value-added services we provide. We offer services that we believe are significant drivers of high customer satisfaction and retention, such as equipment financing (which accounted for approximately 2% of our 2003 net revenues), laundromat site selection assistance, investment seminar training materials, computer-aided commercial laundry room design and sales and service training for distributors. In 1999, our technical communications department introduced a new, CD-ROM based, parts look up program called SearchIt. Since that time, the program has continually been updated to include service manuals, troubleshooting guides, parts pricing information and a parts ordering pick list. Our technical communication web site includes installation and operating instructions, programming manuals and technical bulletins. Through our password protected extranet site, our distributors and route operators can download sample equipment operating signs for laundry rooms in both English and Spanish. In addition, management believes we offer an unmatched range of complementary customer services and support, including toll-free technical support and on-call installation and repair service through our highly trained distributors and our web sites which provide information on all of our products and services, including downloadable product literature and installation guides. Our laundry design service provides construction drawings and 3-dimensional layouts of proposed laundry facilities. The service also provides a cost analysis for new or updated laundries. We believe our extensive service capabilities, in addition to the dependability and functionality of our products, will continue to differentiate our products from the competition.

Customers

Our customers include more than: (i) 100 distributors to laundromats; (ii) 100 distributors to on-premise laundries; (iii) 45 distributors to drycleaners; (iv) 80 route operators serving multi-housing laundries; and (v) 130 international distributors serving more than 90 countries.

Our top ten customers accounted for approximately 35.8% of our 2003 net revenues. Our top ten customers, other than a significant new account that was added in 2003, have been customers for at least ten years. In 2003, Coinmach Corporation, the largest multi-housing route operator in the United States, PWS Investments, Inc. and Metropolitan Laundry Machinery Co., Inc. were our largest customers, with Coinmach being the largest, accounting for 15.8% of our 2003 net revenues.

Sales and Marketing

Sales Force

Our sales force of 29 as of December 31, 2003, is structured to serve the needs of each of our customer groups. In addition, through a marketing staff of approximately 51 professionals as of December 31, 2003, we provide customers and distributors with a wide range of value-added services such as advertising materials, training materials, computer-aided commercial laundry room design, product development and technical service support.

Marketing Programs

We support our sales force and distributors through a balanced marketing program of advertising and industry trade shows. Advertising expenses totaled $3.1 million in 2003 and included a variety of forms, from print and electronic media to direct mail. In addition, our representatives attended over 34 trade shows in 2003 to introduce new products, maintain contact with customers, develop new customer relationships and generate sales leads for our products.

Off-Balance Sheet Equipment Financing

Through our special-purpose financing subsidiaries, we offer an extensive off-balance sheet equipment financing program to end-users, primarily laundromat owners, to assist in their purchases of new equipment. Typical terms include two to nine year loans with an average principal amount of approximately $75,000. We believe that our off-balance sheet equipment financing program is among the industry’s most comprehensive and that the program is an important component of our marketing activities. In addition, this service provides us with an additional source of recurring income.

The financing program is structured to minimize our risk of loss. We adhere to strict underwriting procedures, including comprehensive applicant credit analysis (generally including credit bureau, bank, trade and landlord references, site analysis including demographics of the location and multiple year pro-forma cash flow projections), the receipt of collateral and distributor assistance in remarketing collateral in the event of default. As a result of these risk management tools, losses from the program have been minimal. Net write-offs for equipment loans have averaged approximately 1% for the five year period ended December 31, 2003, and were less than 1% for the year ended December 31, 2003.

Research and Development

Our engineering organization was staffed with over 80 engineers and technical support staff as of December 31, 2003. Our recent research and development efforts have focused primarily on continuous improvement in the reliability, performance, capacity, energy and water conservation, sound levels and regulatory compliance of our commercial laundry equipment. Our engineers and technical personnel, together with our marketing and sales personnel, collaborate with our major customers to redesign and enhance our products to better meet customer needs. The cumulative research and development spending exceeded $31.7 million for the period 1999 through 2003. We have developed numerous proprietary innovations that we utilize in select products. Over the past four years, we have rolled out our MicroMaster line of electronically controlled tumblers and washer-extractors under the Speed Queen brand, as well as our CardMate Plus and NetMaster debit card cashless systems designed to replace coin operated equipment. We believe this array of new products allows us to continue to be an innovative leader in electronically controlled equipment. We believe improvements made to existing products and the introduction of new products have supported our market leadership position.

Competition

Within the North American stand-alone commercial laundry equipment industry, we compete with several large competitors. However, we believe that we are the only participant in the North American stand-alone commercial laundry equipment industry to serve significantly all three customer groups (laundromats, multi-housing laundries and on-premise laundries) with a full line of topload washers, washer-extractors, frontload washers, tumbler dryers and standard dryers. With respect to laundromats, our principal competitors include Wascomat (the exclusive North American distributor of Electrolux AB products), Maytag Corporation and The Dexter Company. In multi-housing, our principal competitors include Maytag Corporation and Whirlpool Corporation. In on-premise laundry, we compete primarily with Pellerin Milnor Corporation, American Dryer Corporation and Wascomat. We do not believe that a significant new competitor has entered the North American stand-alone commercial laundry equipment industry during the last ten years.

Within the drycleaning industry, we compete primarily with other dry-cleaning pressing and shirt finishing equipment and shirt laundering equipment manufacturers. With respect to pressing and finishing equipment, our principal competitors include Unipress Corporation and Forenta, L.P. With respect to shirt laundering equipment (primarily washer-extractors), our principal competitors include Wascomat and Pellerin Milnor Corporation.

Manufacturing

We own and operate two manufacturing facilities located in Ripon, Wisconsin and Marianna, Florida with an aggregate of more than 830,000 square feet. The facilities are organized to focus on specific product segments, although each facility serves multiple customer groups. The Ripon plant produces our small-chassis topload washers, frontload washers, small chassis dryers and tumbler dryers. The Marianna plant produces our large-chassis washer-extractors, presses and finishing equipment. Our manufacturing plants primarily engage in fabricating, machining, painting, assembling and finishing operations. We also operate three product distribution centers in the United States, all of which we own. We believe that existing manufacturing facilities provide adequate production capacity to meet expected product demand.

We purchase substantially all raw materials and components from a variety of independent suppliers. Key material inputs for manufacturing processes include motors, stainless and carbon steels, aluminum castings, electronic controls, corrugated boxes and plastics. For the majority of raw materials and components, we believe there are readily available alternative sources of raw materials from other suppliers. We have developed long-term relationships with many of our suppliers and have sourced materials from nine of our ten largest suppliers for at least five years.

We are committed to achieving continuous improvement in all aspects of our business in order to maintain our industry leading position. Both of our manufacturing facilities are ISO 9001 certified. ISO 9001 is a set of standards dealing with quality management systems for quality assurance in design/development, production, installation and servicing that are published by the International Standardization Organization.

Intellectual Property and Licenses

We have approximately 18 trademarks registered in the United States and approximately 122 trademarks registered in 54 foreign jurisdictions as of December 2004. Our widely recognized brand names Speed Queen, UniMac, Huebsch and Ajax are identified with and important to the sale of our products. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks, subject only to the rights of third parties to seek cancellation of the marks.

We currently hold approximately 36 United States patents, two Australian patents, one European patent and one Taiwanese patent. Our business is not dependent to any significant extent upon any single or related group of patents. We believe that our most significant patents are the “Conical Spring Braking Mechanism” and the “Suspension System for Automatic Washing Machine”, which patents expire in 2009 and 2011 respectively. The Company does not believe that the expiration of either of these patents will have a material adverse effect on the Company’s financial condition or its results of operations.

As part of a settlement agreement arising out of the divestiture in 1997 of a sister division we granted Amana Company, L.P. and its affiliates (“Amana”) a license to use the Speed Queen and Horizon trademarks and trade names until 2012. Amana has a license to use the Horizon trademark in connection with an unlimited number of home-style washers and home-style dryers and the Speed Queen trademark in connection with sale of no more than 75,000 home-style washers and 75,000 home-style dryers per calendar year. Amana also has a license to use certain patents, copyrights, mask works and know-how in perpetuity for the purpose of competing in all markets. We do not believe that the use of the Speed Queen or Horizon trademarks or other intellectual property by Amana in competition with our business will have a material adverse effect on our financial condition or results of operations.

Our business is not dependent to a material degree on copyrights or trade secrets although we consider the CustomerOne, NetMaster, CardMate, Wash Alert, CARE and SearchIt systems and our upgraded Micro-electronic Display Control to be developments that are important to our business. Other than licenses to commercially available third-party software, we do not believe our licenses to third-party intellectual property are significant to the business.

Regulations and Laws

Environmental, Health and Safety Matters

We are subject to comprehensive and frequently changing federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We are also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate and at other properties where we or predecessors have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities will not have a material adverse effect on our business, financial condition and results of operations. We believe that our facilities and operations are in material compliance with all environmental, health and safety laws.

Federal, state and local governments could enact laws or regulations concerning environmental matters that affect our operations or facilities or increase the cost of producing, or otherwise adversely affect the demand for, our products. We cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future, the effect of which could be retroactive. Nor can we predict how existing or future laws and regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at other properties where we or our predecessors have arranged for the disposal of hazardous substances.

Certain environmental investigatory and remedial work is underway or planned at, or relating to, our Ripon, Wisconsin and Marianna, Florida manufacturing facilities. With respect to the Ripon facility, this work is being conducted by us. We currently expect to incur costs of less than $100,000 through 2005 at the Ripon facility to complete remedial work. There can be no assurance, however, that we will not incur additional remedial costs in the future with respect to the Ripon facility. With respect to the Marianna facility, this work is being conducted by a former operator of the property and has been funded through an escrow account, the available balance of which we believe to be greater than any remaining remediation costs. If the former operator fails to honor its obligations, we could bear the costs of such liabilities. On December 28, 2004, Florida environmental regulators issued a Conditional Site Rehabilitation Completion Order for certain contamination identified at the Marianna facility. We believe this is a first step towards a final resolution of the Marianna, Florida remediation, and we are currently reviewing this document.

We also received an order in 1995 from the U.S. Environmental Protection Agency, or EPA, requiring participation in clean-up activities at the Marina Cliffs site in South Milwaukee, Wisconsin, the location of a former drum reconditioner. The EPA asserted that the Ripon facility was a generator of wastes that were disposed of at the Marina Cliffs site. The asserted disposal predated our and Raytheon’s ownership of the Ripon facility. We believe that the EPA also has contacted a prior owner of the facility to assert that the former owner may be liable. There is an established group of potentially responsible parties that are conducting a cleanup of the site. The group has estimated that the cleanup will cost approximately $5.0 million. The group proposed to settle their alleged claims against us, and to protect us from further liability at the site, for approximately $100,000. We declined the proposal because we believe that the Ripon facility’s prior owner, and not us, is responsible for bearing the costs of any liability related to the site.

We have met with the EPA to explain our defenses to enforcement of the administrative order. We received a General Notice of Potential Liability on March 21, 2001, regarding an additional five acre parcel at the site. We were informed that Raytheon has settled this matter by paying $138,672 plus interest from October 31, 2001 in exchange for an Administrative Order from the EPA. It is our opinion that the Raytheon settlement and release in the Administrative Order resolves any liability of Raytheon’s former subsidiaries doing business in Ripon, Wisconsin, and hence any liability that may have passed to us.

Other Regulation

In addition to environmental regulation, our operations are also subject to other U.S. federal, state and local laws, including those relating to protection of public health and worker safety.

Employees

We are dependent on the continued services of our senior management team and certain other key employees. We currently have an employment agreement in place with Mr. L’Esperance, and we intend to enter into new severance protection agreements with several other members of our senior management team as discussed more fully in “Management—Executive Compensation—Employment Agreement” and “Management—Executive Compensation—Severance Protection Agreements.” We do not maintain life insurance policies with any key employees.

On September 30, 2004, we had 1,309 employees. Approximately 639 of our employees at our Wisconsin facilities are represented by The United Steel Workers of America. In February 2004, the United Steel Workers of America ratified a new five year labor contract with us. Included in the new contract is a two-tier wage system which allows us to hire new assembly workers at a wage approximately 20% below the current assembly wage. The Marianna, Florida facility is not unionized. There have been no work stoppages at any of our facilities for more than 30 years. We believe that current labor relations are good, and no labor disruptions are anticipated in the foreseeable future.

Properties

The following table sets forth certain information regarding significant facilities in which we operated as of December 31, 2003:

Location	Function/Products	Approximate Square Feet	Owned/Leased
Production Facilities
Ripon, WI	Manufacture small washers and dryers, and tumbler dryers	572,900	Owned

Marianna, FL	Manufacture washer-extractors, presses and finishing equipment	259,200	Owned(1)

	Subtotal	832,100

Regional Distribution Centers
Ripon, WI	Washers, dryers, tumbler dryers	147,500	Owned

Marianna, FL	Washer-extractors, presses and finishing equipment	33,000	Owned(1)

Ripon, WI	Service parts	60,800	Owned

	Subtotal	241,300

Other
Ripon, WI	Sales and administration	65,700	Owned

Ripon, WI	Engineering and procurement	43,100	Owned

	Subtotal	108,800

	Total	1,182,200

(1)	We own the Marianna buildings, but we lease the land from the city of Marianna.

We believe existing manufacturing facilities provide adequate production capacity to meet expected product demand for the foreseeable future.

Litigation

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While we cannot predict the outcome of these matters, in the opinion of our management, any liability arising under these claims and legal proceedings will not have a material adverse effect on our business, financial condition and results of operations after giving effect to provisions already recorded.

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anonima, or ALSA, a foreign subsidiary of Alliance Laundry Systems LLC, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a consulting agreement, and indemnification for loss of profits in Argentina and Brazil, plus damages for pain and suffering. An arbitration was conducted and on April 3, 2001, the arbitration panel awarded Argentine Pesos 1,408,900 (equivalent to $1.4 million at the time), plus nine percent interest from September 6, 1999, plus ten percent over this principal and interest amount as moral damages, plus certain fees and costs, while rejecting other claims of Mr. Lopez. We believed, based on the advice of counsel, in as much as ALSA was a foreign subsidiary, ALSA was responsible for its own debts and obligations and under the terms of the award, any such payments would have been forthcoming from the assets of ALSA. On December 20, 2001, ALSA’s bankruptcy was decreed, at the request of Mr. Lopez, on grounds of non-payment of the arbitration award. On December 12, 2002, Mr. Lopez filed a lawsuit with the National Commercial Court Number 13 in Buenos Aires, Argentina against us for the amount ordered to be paid in the arbitration, plus unspecified damages caused by the award not having been timely paid.

Because of the risk this lawsuit presented, we entered into a Settlement, Release, Discharge and Indemnification Agreement with Mr. Lopez in July 2003. While denying any liability whatsoever, we agreed to and paid Mr. Lopez $736,440 on August 6, 2003 and agreed to deliver commercial laundry equipment, up to a cost to us of U.S. $60,000 to Mr. Lopez in Brazil free of charge. In consideration for such payment and delivery of equipment, Mr. Lopez released and forever discharged, and waived any claims or rights of any nature whatsoever against us and a number of affiliated subsidiary companies. In addition, Mr. Lopez and his counsels signed the dismissal of the lawsuit referred to above. A provision for this settlement was recorded in the second quarter of our 2003 consolidated financial statements.

In April 2002 we were named as a defendant in a lawsuit filed by Imonex Services, Inc. for patent infringement, arising from a coin selector, the “W2000,” which was a vendor supplied component used in certain of our products. The vendor, W. H. Münzprüfer Dietmar Trenner GmbH, indemnified us and agreed to pay and is paying for our representation in this matter. Imonex accused us, and other Münzprüfer customers, of patent infringement resulting from the sales of the W2000 within the Münzprüfer customers’ products. Trial commenced January 6, 2003 in the United States District Court for the Eastern District of Texas. Following the trial, the court indicated it would enter an order rendering judgment for Imonex that the asserted patent claims were infringed, are not invalid, and were not procured by inequitable conduct. The court indicated it will issue a permanent injunction and invited the parties to submit proposed injunction languages, and objections thereto. The court has withheld ruling upon the timelines of Imonex bringing its damage claims. The court reduced the jury’s damage verdict from $10,350,000 ($5,382,000 against us with the remainder against the other Münzprüfer customers) against all defendants, to $490,295 ($267,645 against us with the remainder against the other Münzprüfer customers) and gave Imonex the option to accept the reduced damages or have a new trial on damages. On April 28, 2003, Imonex filed an election for a new trial on damages, and filed proposed language for the injunction. The Münzprüfer customers filed their objections to the injunction language on May 5, 2003. On August 1, 2003, the court ruled it will not award any additional damages for willful infringement, but entered judgment for Imonex on the issues of infringement, and validity of the Imonex’s patents. Imonex submitted expert reports at the new trial on damages which attempted to prove actual damages of approximately $16,267,644 (approximately $6,305,232 against us with the remainder against other Münzprüfer customers). On August 12, 2003 a preliminary injunction was issued prohibiting W2000 coin selector usage.

The trial on damages commenced August 18, 2003 and yielded a jury verdict of $1,396,873 to Imonex ($614,662 against us with the remainder against the other Münzprüfer customers).

Final judgment on the August 18, 2003 jury verdict was rendered on February 9, 2004 against all the Münzprüfer customers. The final judgment included $614,662 against us, plus prejudgment interest, yielding $771,728 against us. In addition, the judgment awarded court costs to Imonex, including attorneys’ fees. On February 23, 2004, Imonex submitted an application seeking from all the Münzprüfer customers a total of $669,107 in attorneys’ fees and $133,214 in court costs. The preliminary injunction of August 12, 2003 was made permanent. The Münzprüfer customers have filed a post judgment motion seeking to have the judgment amended or set aside.

Imonex has filed a Notice of Appeal and the Court of Appeals for the Federal Circuit set the date of docketing as March 16, 2004. Münzprüfer and the Münzprüfer customers have filed cross-appeals. Imonex has served a statement of issues that it will pursue on appeal. Imonex filed its appeal brief on May 13, 2004. Münzprüfer and the Münzprüfer customers’ appeal brief was filed June 25, 2004. Imonex filed its Reply Brief of Appellant on August 9, 2004. The Münzprüfer customers’ Reply Appeal Brief was timely filed. The United States Court of Appeals for The Federal Circuit heard oral arguments on December 7, 2004. Typically, the court’s opinion is publicly rendered within three months of completion of oral arguments.

Our position remains that any liability related to this lawsuit is properly borne by Münzprüfer. We believe that Münzprüfer has the ability to fully satisfy its indemnification obligations up to the amount of the final judgment. We have also reached tentative agreement with Münzprüfer as to acceptable methods of satisfying the provisions of the indemnification agreement, in the event the judgment is not appealed, or is not overturned upon appeal. In accordance with GAAP, as a judgment has been rendered by the court, in the fourth quarter of 2003, we recorded an appropriate payable to Imonex related to our liability and a corresponding receivable balance from Münzprüfer within our consolidated financial statements.

THE ACQUISITION

On January 27, 2005, ALH, an entity formed by Teachers’ Private Capital, the private equity arm of OTPP, acquired 100% of the outstanding equity interests in Alliance Holdings. In connection with such acquisition, the members of our senior management acquired approximately $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired approximately $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Holdings and cash pursuant to a management share offering. After the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Holdings, all of the equity interest of Alliance Holdings are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is held by management.

The aggregate consideration paid for 100% of Alliance Holdings’ equity interests was approximately $450.0 million. A portion of the aggregate consideration was used to repay our then existing indebtedness, redeem our then outstanding preferred equity interests and pay certain fees and expenses in connection with the consummation of the Transactions, with the balance paid to Alliance Holdings’ former equityholders. The Acquisition was financed through the Financing Transactions, including the offering of the old notes, and with $107.4 million of equity capital from the equity sponsor, the management equity and the available cash. See “Summary—The Transactions.”

MANAGEMENT

Directors and Executive Officers

The following table identifies Alliance Laundry’s executive officers and key employees, as well as the members of the board of directors of ALH. As limited liability companies, neither Alliance Laundry nor Alliance Holdings has a board of directors and neither entity has a board of managers. The ultimate function of a board of directors for both Alliance Laundry and Alliance Holdings is fulfilled by the board of directors of ALH. We therefore disclose the identity of the directors of ALH because they have the power to direct decisions made by our managing member.

Name	Age	Position
Thomas F. L’Esperance	56	Chief Executive Officer, President and Director
Jeffrey J. Brothers	58	Senior Vice President, Sales and Marketing
Bruce P. Rounds	48	Vice President, Chief Financial Officer
William J. Przybysz	60	Vice President, General Manager Marianna Operations
R. Scott Gaster	52	Vice President, General Manager Ripon Operations
Robert T. Wallace	49	Vice President, Corporate Controller
Scott L. Spiller	53	Vice President, Chief Legal Officer, Secretary
Shael J. Dolman	33	Director
Lee L. Sienna	53	Director

Thomas F. L’Esperance has been a member of the Board of Directors of ALH Holding Inc. since the consummation of the Transactions. He has been our President since March 1996, and additionally our Chief Executive Officer since May 1998. From June 1991 to 1996 Mr. L’Esperance served as president for Caloric Corporation and Amana Home Appliances. Prior to that time, Mr. L’Esperance held several executive management positions with Raytheon.

Jeffrey J. Brothers has been our Senior Vice President of Sales and Marketing since October 1989. He has been employed with us since 1977. Mr. Brothers has been involved in sales for us since 1983 and has held other positions such as Manager of Distribution Development, Plant Controller and Financial Analyst.

Bruce P. Rounds joined us in 1989 as Vice President of Finance and was promoted to his current position in February 1998. He held the position of Vice President, Business Development, from 1996 to 1998. Before joining us, he served in a variety of capacities for eight years at Mueller Company and for three years with Price Waterhouse. He is a certified public accountant.

William J. Przybysz rejoined us in May 2000 as Vice President, General Manager Marianna, Florida operations. Previously he had been with us as Vice President of Logistics and Material from 1990 through 1993. From 1993 through February of 2000 he was the Vice President and General Manager of Amana Central Heating and Air Conditioning Division based in Fayetteville, Tennessee. Mr. Przybysz’s prior experience includes ten years in various management positions with Whirlpool Corporation and eight years of management experience with Wheelhorse Products (since acquired by The Toro Company).

R. Scott Gaster joined us as Vice President, Procurement and Materials, in June 1995. He became the Vice President of Washer and Dryer Operations in July 1997 and Tumbler Operations in August 1998. In December of 2003 Mr. Gaster was promoted to Vice President, General Manager Ripon Operations. Mr. Gaster has also retained his former purchasing responsibilities. Prior to joining us, he was employed by GKN Automotive, Inc. from 1979 to 1995 in such positions as Director of Procurement and Logistics, Corporate Purchasing Agent and Purchasing Manager.

Robert T. Wallace has been our Vice President, Corporate Controller since June 1996. He held positions as Controller and Manager—Reporting and Analysis for us from 1990 to 1996. Mr. Wallace’s previous experience includes two years as Controller of Alcolac (chemicals), four years as Manager of Reporting and Analysis with Mueller Company, five years with Ohmeda and two years with Price Waterhouse. He is a certified public accountant.

Scott L. Spiller had been our Vice President of Law & Human Resources, General Counsel and Secretary since February 1998 but he assumed the new title of Vice President, Chief Legal Officer and Secretary for Alliance Laundry in June 2004. From April 1996 to February 1998, Mr. Spiller was practicing law as a sole practitioner. Prior to that, he was our General Counsel and Secretary for ten years.

Shael J. Dolman has been a member of the Board of Directors of ALH Holding Inc. since the consummation of the Transactions. Mr. Dolman is a Portfolio Manager at Teachers’ Private Capital, the private equity arm of OTPP. Mr. Doman joined OTPP in 1997 after working in Commercial and Corporate Banking at a Canadian chartered bank. Mr. Dolman received his Bachelor of Arts from the University of Western Ontario and his MBA from McGill University. He is a director of Worldspan Technologies Inc.

Lee L. Sienna has been a member of the Board of Directors of ALH Holding Inc. since the consummation of the Transactions. Mr. Sienna has been Vice President of Teachers’ Private Capital since 2002. From 1998 to 2002, Mr. Sienna was Partner at Calcap Corporate Finance Limited. From 1995 to 1998, Mr. Sienna was Vice President, Corporate Development at Dairyworld Foods. Prior to 1995, Mr. Sienna held various positions in management and corporate development. He is a director of Samsonite Corporation. Mr. Sienna is also a Chartered Accountant and a graduate (HBA) of the Richard Ivey School of Business at the University of Western Ontario and received an MBA from the Rotman School at the University of Toronto.

Board of Directors Committees

Alliance Laundry is a limited liability company, and the ultimate function of a board of directors is fulfilled by the board of directors of ALH which is the single managing member of our single managing member Alliance Holdings.

The board of directors of ALH intends to establish an audit committee and compensation committee. The members of the audit committee and the compensation committee have not yet been determined. The audit committee will, among other things, recommend the annual appointment of auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee will, among other things, review and approve the compensation and benefits of our executive officers, administer our employee benefit plans, authorize and ratify stock option grants and other incentive arrangements, and authorize employment and related agreements.

Board of Directors and Officers of Alliance Laundry Corporation

Upon the consummation of the Transactions, Mr. L’Esperance was appointed the sole member of the Board of Directors of Alliance Laundry Corporation, and Lee L. Sienna and Shael J. Dolman were appointed the President and Secretary of Alliance Laundry Corporation, respectively.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to our predecessor for the last three completed fiscal years of those persons who served as (i) the chief executive officer during 2003 and (ii) our other four most highly compensated executive officers for 2003:

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)
Thomas F. L’Esperance Chief Executive Officer and President	2003 2002 2001	318,360 293,424 284,880	481,706 285,422 285,422	19,560 16,488 12,100	(2) (2) (2)
William J. Przybysz VP and General Manager, Marianna Operations	2003 2002 2001	167,904 158,275 153,500	96,199 57,000 50,124	— — —
R. Scott Gaster VP and General Manager, Ripon Operations	2003 2002 2001	166,309 153,060 144,464	87,842 52,048 52,048	8,405 11,185 7,263	(2) (2) (2)
Jeffrey J. Brothers Senior VP, Sales and Marketing	2003 2002 2001	159,466 142,812 138,516	85,625 50,735 50,735	12,582 10,298 7,140	(2) (2) (2)
Bruce P. Rounds VP, Chief Financial Officer	2003 2002 2001	158,304 140,475 135,942	83,342 49,435 49,435	8,082 10,118 7,560	(2) (2) (2)

(1)	Amounts shown represent actual bonuses earned in such fiscal year.
(2)	Represents gross-up amounts paid for non-deductible fringe benefits provided by us.

Employment Agreement

In 1998, Alliance Laundry entered into an employment agreement with Thomas F. L’Esperance, which agreement was amended on July 23, 2003 to renew for additional one year periods beginning on May 4, 2003 and each anniversary thereof, unless the Company or Messr. L’Esperance provides written notice not to renew the agreement. Such agreement provides for: (i) a minimum base salary and participation in an annual bonus program so long as we employ Mr. L’Esperance; (ii) severance benefits; (iii) non-competition, non-solicitation and confidentiality agreements; and (iv) other terms and conditions of Mr. L’Esperance’s employment. Messr. L’Esperance’s employment agreement is expected to be amended and restated in connection with the consummation of the Acquisition to revise the minimum base salary and target bonus provided therein.

Severance Protection Agreements

In connection with the Acquisition, the Company entered into new executive severance protection agreements with each of Messrs. Brothers, Przybysz, Rounds, Gaster, Wallace and Spiller. Under the new agreements, the executives are entitled to 12 months salary and benefits continuation, plus a pro-rata bonus for the year of termination, in the event of an involuntary termination without cause by the Company. In consideration of the enhanced severance benefits, the executives agreed to be bound by certain post-termination of employment restrictive covenants.

Change of Control Bonus Arrangements

The Company has entered into agreements with each of Messrs. L’Esperance, Brothers, Przybysz, Rounds, Gaster, Wallace and Spiller providing for the payment of special bonuses to the executives upon the closing of the Acquisition, subject generally to their continued employment with the Company through such date. The aggregate amount of change of control bonuses paid under these agreements is $6,176,100.

Post-Closing Retention Bonuses

In connection with the Acquisition, the Company entered into new retention bonus agreements with each of Messrs. L’Esperance, Brothers, Przybysz, Rounds, Gaster, Wallace and Spiller. Under the retention bonus agreements, the executives are entitled to receive special retention bonus awards upon the second anniversary of the closing date of the Acquisition, subject generally to their continued employment with the Company through such date. The aggregate amount of retention bonuses payable under these agreements is approximately $2.3 million.

Investment in ALH

In connection with the Acquisition, each of Messrs. L’Esperance, Brothers, Przybysz, Rounds, Gaster, Wallace and Spiller acquired newly issued shares of common stock of ALH. The aggregate amount of ALH common shares acquired by these executive officers as of the closing date of the Acquisition was $7.4 million. In addition, our other management employees acquired approximately $2.2 million of newly issued shares of ALH common stock pursuant to a management share offering in exchange for equity interests in Alliance Holdings and cash. As of the date of this prospectus, members of our senior management and our other management employees have indicated that they will acquire approximately $9.6 million of Management Equity.

ALH Stock Option Plan

ALH established a new stock option plan, primarily for the benefit of the Company’s executive officers. As of the closing date of the Acquisition, ALH intends to grant stock options representing 10% of the fully diluted common shares of ALH among Messrs. L’Esperance, Brothers, Przybysz, Rounds, Gaster, Wallace and Spiller. The exercise price for the options will be equal to the closing date value of the common shares. Sixty percent (60%) of the options granted will vest in five equal annual installments on each of the first five anniversaries of the closing date, with the potential for accelerated vesting upon a change in control of the Company. The remaining 40% of the option pool will be “performance options” that will have the opportunity to vest in five annual installments based on the Company’s achievement of certain specified annual or cumulative earnings targets during fiscal years 2005 through 2009. The performance options may also vest based on the realization by ALH shareholders of certain specified values upon a subsequent sale of ALH.

Executive Unit Purchase Agreement

Each of our executive officers is a party to executive unit purchase agreements. Such agreements govern the sale to the executive officers of common membership interests of Alliance Laundry Holdings LLC in exchange for cash and/or a promissory note from the executive and provide for repurchase rights and restrictions on transfer of the common units. We expect to terminate these agreements upon the closing of the Acquisition in connection with ALH’s purchase of all outstanding units.

Deferred Compensation Agreements

In May 1998, Raytheon, Alliance Laundry and our predecessor entered into deferred compensation agreements with certain of our executive officers, including Messrs. L’Esperance, Gaster, Brothers and Rounds whereby we assumed certain long-term compensation obligations earned by management under programs established by Raytheon. Such agreements provide for the deferral of compensation until the earlier of (i) the payment of a lump sum benefit amount to each such executive officer ten years after the date of such agreement, regardless of whether such executive officer is employed by us as of such date or (ii) the payment of the benefit amount upon the occurrence of certain events described therein. The amounts owed under these deferred compensation agreements were paid in full upon the closing of the Acquisition.

Nonqualified Deferred Compensation Plan

The Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan provides certain eligible employees and members with the opportunity to defer portions of their base salary, bonus payments and other payments in accordance with the provisions of the plan. Certain employees received an accelerated payout of their accrued deferred compensation amounts upon the closing of the Acquisition. As of December 31, 2004, neither employees nor members of Alliance Holdings may defer any portion of their compensation under the plan.

Pension Plan

Substantially all of our eligible salaried employees, including our executive officers, are covered under the Alliance Laundry Systems Pension Plan. The cost of the pension plan is borne entirely by us. The pension plan is a defined benefit cash balance plan. Under this plan, an account is established for each participant in which pay credits and interest credits are earned as the participant provides service. Pay credits are calculated as a percentage of the participant’s remuneration adjusted for age and years of service in accordance with the following table:

Pension Plan Pay Credits Table

Total of Age and Years of Service	Base Remuneration Credit Rates
Less than 45	3.0%
45 but less than 50	3.5%
50 but less than 55	4.0%
55 but less than 60	4.5%
60 but less than 65	5.0%
65 but less than 75	6.0%
75 but less than 85	7.0%
85 or more	8.0%

In addition, a supplemental pay credit is earned on remuneration in excess of $54,370 (indexed for years after 2002) at the lesser of 5% or the percentage used per the above table. A participant’s account also increases for interest credits each year. Interest credits are earned at the rate of a one-year Treasury Bill as of the last day of the prior plan year plus 1%, which was 2.26% for 2003. The amount of earnings that can be recognized for plan purposes is limited by the IRS to $200,000 in 2003. A participant vests in his benefits accrued under the pension plan after five years of service.

Respective years of benefit service under the pension plan, through December 31, 2003, are as follows: Mr. L’Esperance 5; Mr. Przybysz 3; Mr. Gaster 7; Mr. Brothers 24 and Mr. Rounds 14. Mr. L’Esperance was covered under Raytheon plans through April 1998, at which time he became a participant under our pension plan.

Savings Plan

Substantially all of the salaried employees, including our executive officers, participate in our ALCAP 401(k) plan. Employees are permitted to defer a portion of their income under this plan and we will provide a matching contribution equal to 50% of the first 6% of the employee’s contribution.

Compensation of Managers

We will reimburse managers for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

SECURITY OWNERSHIP

ALH indirectly owns all of the outstanding equity interests of Alliance Laundry. The following table sets forth the beneficial ownership of ALH, of:

•	each person or entity known to us to own 5% or more of ALH common stock;

•	each member of ALH’s board of directors;

•	each of our named executive officers; and

•	all members of ALH’s board of directors and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of January 1, 2005 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Alliance Laundry Systems LLC, P.O. Box 990, Shepard Street, Ripon, Wisconsin 54971.

	Common Stock
	Number of Shares Beneficially Owned(1)	Percentage of Shares Owned
OTPP	1,074,145	91.8%
Thomas F. L’Esperance	30,000	2.6
Jeffrey J. Brothers	8,000	0.7
Bruce P. Rounds	6,000	0.5
William J. Przybysz	1,400	0.1
R. Scott Gaster	7,000	0.6
Robert T. Wallace	9,500	0.8
Scott L. Spiller	12,000	1.0

All directors and management members as a group(2)	73,900	6.3

Shael J. Dolman(3)(4)	1,074,145	91.8
Lee L. Sienna(3)(4)	1,074,145	91.8

(1)	The number of shares beneficially owned by the executives named in this table, as well as the corresponding percentage of shares owned, includes the management equity that such executives acquired in connection with the consummation of the Transactions.
(2)	Does not include the shares of ALH common stock held by OTPP with respect to which Messrs. Dolman and Sienna may be deemed to have the power to dispose as described in footnote (3) below.
(3)	The address of each of Messrs. Dolman and Sienna is c/o Ontario Teachers’ Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.
(4)	Represents the shares of ALH common stock held by OTPP. Messrs. Dolman and Sienna may be deemed to have the power to dispose of the shares held by OTPP due to a delegation of authority from the board of directors of OTPP, and each expressly disclaims beneficial ownership of such shares.

DESCRIPTION OF CAPITAL STOCK

All of Alliance Laundry’s issued and outstanding equity interests are owned by Alliance Holdings and all of Alliance Holdings’ equity interests are owned by ALH. The following is a summary description of ALH’s capital stock and certain terms of its amended and restated certificate of incorporation and its amended and restated by-laws, which became effective upon the consummation of the Transactions.

Authorized Capitalization

ALH’s authorized capital stock consists of:

•	1,500,000 shares of common stock, par value $0.01 per share of which 1,170,000 shares are issued to OTPP and members of our management in connection with the Acquisition; and

•	50,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

The shares of common stock issued in connection with the consummation of the Transactions are fully paid and non-assessable. The rights and privileges of holders of the common stock are subject to any series of preferred stock that ALH may issue in the future and to the stockholders agreement. See “Certain Relationships and Related Transactions—Stockholders Agreement.”

Common Stock

Voting.    Except as otherwise required by Delaware law, at every annual or special meeting of stockholders, every holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Dividends.    Holders of common stock are entitled to receive proportionately any dividends that may be declared by the board of directors of ALH, subject to the preferences and rights of any shares of preferred stock.

Board of Directors.    The by-laws of ALH provide that the board of directors of ALH initially consists of three members, each of whom was elected by the holders of the outstanding common stock of ALH. The certificate of incorporation and the by-laws provide that the number of directors is fixed and may be increased or decreased from time to time by OTPP, but the board of directors will at no time consist of fewer than three directors. The certificate of incorporation provides that no director will be personally liable to ALH or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law (the “DGCL”) and any amendments to that law. ALH’s organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director. They also provide that ALH must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. ALH is also be expressly authorized to carry directors’ and officers’ insurance for its directors and officers for some liabilities. See “—Voting Agreements” below.

Voting Agreements.    In connection with the consummation of the Acquisition, ALH entered into a stockholders agreement with OTPP, certain employees of ALH or its subsidiaries and certain entities affiliated with such employees, who own shares of ALH’s common stock. The stockholders agreement provides that Thomas F. L’Esperance will be a member of the board of directors of ALH for so long as he serves as the chief executive officer. OTPP has the right to designate a majority of the other directors. The stockholders agreement provides that the other parties to the stockholders agreement will vote all of the shares of common stock owned by such stockholders in favor of the designees of OTPP. See “Certain Relationships and Related Transactions—Stockholders Agreement.”

Preferred Stock

ALH’s certificate of incorporation provides that it may issue shares of its preferred stock in one or more series as may be determined by its board of directors. ALH’s board of directors has broad discretionary authority with respect to the rights to issue series of its preferred stock and may take several actions without any vote or action of the holders of its common stock, including:

•	determining the number of shares to be included in each series;

•	fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of ALH’s common stock; and

•	increasing or decreasing the number of shares of any series of preferred stock.

The authorized shares of ALH’s preferred stock, as well as shares of its common stock, are available for issuance without action by its common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

Concurrently with the closing of the Acquisition, ALH entered into a stockholders agreement (the “Stockholders Agreement”) with OTPP, certain employees of ALH or its subsidiaries and certain entities affiliated with such employees, who own shares of ALH’s common stock. The stockholders agreement provides that Thomas F. L’Esperance will be a member of the board of directors of ALH for so long as he serves as the chief executive officer. OTPP has the right to designate the other directors. The stockholders agreement provides that the other parties to the stockholders agreement will vote all of the shares of common stock owned by such stockholders in favor of the designees of OTPP.

The stockholders agreement contains customary terms, including, among other things, terms regarding transfer restrictions, tag-along rights, drag-along rights, calls and preemptive rights. The stockholders agreement generally restricts the transfer of shares of common stock owned by the employees and the entities affiliated with such employees, or collectively, the management stockholders, who are or who become parties to the agreement. Exceptions to this restriction include transfers for estate planning purposes or to family members, so long as the transferee agrees to be bound by the terms of the stockholders agreement.

In addition, the management stockholders have “tag-along” rights to sell their shares on a pro rata basis with OTPP in sales to third parties at any time after the six month anniversary of the Acquisition, subject to certain exceptions. Similarly, OTPP has “drag-along” rights to cause the management stockholders to sell their shares on a pro rata basis with OTPP to an independent third party in a liquidity event (as defined in the stockholders agreement). The management stockholders are subject to “call” rights, which entitle ALH to require a management stockholder to sell ALH shares of common stock held by such management stockholder, upon any termination of the employment of the management stockholder, or the employee affiliated with such stockholder, with ALH or its subsidiaries, at differing prices, depending upon the circumstances of the termination. The stockholders agreement also contains a provision that requires ALH to offer the management stockholders, as long as such management stockholder or the employee affiliated with such management stockholder is employed by ALH or its subsidiaries at such time, the right to purchase equity securities of ALH in a new issuance to OTPP on a pro rata basis, subject to certain exceptions. Certain of the foregoing provisions of the stockholders agreement terminates upon the consummation of an initial public offering (as defined in the stockholders agreement).

Registration Rights Agreement

Concurrently with the closing of the Acquisition, ALH entered into a registration rights agreement with OTPP and the parties to the stockholders agreement. Pursuant to this agreement, OTPP has the right to make an unlimited number of requests that ALH register its shares under the Securities Act at ALH’s expense. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, in the event that ALH proposes to register any of its shares (other than registrations related to benefit plans and certain other exceptions), all of the holders of registration rights under the agreement have the right to include their shares in the registration statement at ALH’s expense, subject to certain conditions. In connection with all such registrations, ALH has agreed to indemnify all holders of registration rights under the agreement against certain liabilities, including liabilities under the Securities Act.

Amended and Restated Limited Liability Company Agreements

Concurrently with the closing of the Acquisition, each of Alliance Laundry’s Amended and Restated Limited Liability Company Agreement, as amended, and Alliance Holdings’ Amended and Restated Limited Liability Company Agreement was amended and restated to provide that such entity will be, as of the closing date of the Acquisition, a single member managed limited liability company. Alliance Holdings is a single managing member of Alliance Laundry and ALH is the single managing member of Alliance Holdings.

Junior Subordinated Promissory Notes

In May 1998, Alliance Holdings’ predecessor issued a junior subordinated promissory note in the principal amount of $9.0 million, plus accrued interest, due August 21, 2009, to Raytheon. In connection with Raytheon’s sale of its debt and equity interests to a group of investors consisting of affiliates of each of TCW and Sankaty in September 2003, the junior note was cancelled and new junior notes were issued under the same terms and conditions as for Raytheon. As of September 30, 2004, $27.6 million was outstanding under the junior notes. We repaid all amounts outstanding under the junior notes in connection with the consummation of the Transactions.

Preferred Interests

In May 1998, Alliance Holdings’ predecessor issued mandatorily redeemable preferred membership interests to Raytheon. In September 2003, these preferred membership interests were sold to affiliates of each of TCW and Sankaty. These preferred membership interests are redeemable at a redemption price of $6.0 million upon a change of control or certain other liquidity events. We redeemed all preferred membership interests in connection with the consummation of the Transactions.

Management Investor Promissory Notes

In May 1998, we entered into promissory notes aggregating approximately $1.8 million with certain members of management to help finance the purchase of common units in Alliance Holdings’ predecessor. These promissory notes bear interest at a rate of 5.94% per annum and mature on June 5, 2008. As of September 30, 2004, approximately $1.4 million of those promissory notes remained outstanding. Management repaid these promissory notes in connection with the consummation of the Transactions.

Executive Unit Purchase Agreements

Certain members of our management have entered into executive unit purchase agreements which govern these executives’ investments in the common membership interests of Alliance Holdings’ predecessor. These unit purchase agreements were terminated in connection with the consummation of the Transactions.

Management Fees

We paid Bain Capital Partners LLC an annual management fee of $1.0 million in 2004 pursuant to a management services agreement. In addition, in connection with the consummation of the Transactions, we paid to the Existing Sponsors fees of $7.0 million. The management service agreement pursuant to which such fees were paid was terminated in connection with the consummation of the Transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

Concurrent with the closing of the Acquisition we entered into a new $250.0 million senior secured credit facility, consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility with Lehman Commercial Paper Inc., as administrative agent and The Bank of Nova Scotia, as syndication agent, LaSalle Bank National Association and Royal Bank of Canada, as documentation agents, as well as other lenders. Alliance Laundry is the borrower under this facility and Alliance Holdings and Alliance Laundry Corporation are the guarantors under this facility. The term loans are repayable in nominal quarterly installments for the first six years and nine months after the consummation of the Acquisition and are repayable in full on the seventh anniversary of the consummation of the Acquisition, and were used to finance the Acquisition and to pay related fees and expenses. The revolving credit facility is available, subject to certain conditions, for general corporate purposes of the Company and its subsidiaries in the ordinary course of business and for other transactions permitted under the credit agreement. A portion of the revolving credit facility not in excess of $35.0 million is available for the issuance of letters of credit. The obligations under the new credit facility are secured by a lien on substantially all of our assets and substantially all of the assets of our direct and indirect subsidiaries (other than our existing or future foreign subsidiaries and certain special purpose entities formed in connection with our off-balance sheet facilities) and are guaranteed by us and our direct and indirect domestic subsidiaries (other than certain special purpose entities formed in connection with our off-balance sheet facilities). In addition, Alliance Laundry may guarantee the obligations of Alliance Laundry Corporation under the new credit facility on a senior basis and may agree to reimburse Alliance Laundry Corporation on a senior basis for any payments on such obligations.

Borrowings under the credit facility bear interest, at the option of the borrowers, at a rate equal to an applicable margin plus (a) the base rate, which are the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.5% or (b) the eurodollar rate, which will be the rate at which eurodollar deposits for one, two, three or six months are offered in the interbank eurodollar market. Currently, borrowing under the credit facility bears interest at the rate described in (b) above. The applicable margin for the revolving credit facility is expected to be, initially, 1.50% with respect to base rate loans and 2.50% with respect to eurodollar loans. The applicable margin for the term loan facility is 1.25% with respect to base rate loans and 2.25% with respect to eurodollar loans, subject to step-downs if we meet certain leverage ratios. Upon the occurrence of any payment default, all outstanding amounts under our new credit facility will bear interest at a rate equal to the rate then in effect with respect to such borrowings (or in the case of reimbursement obligations under letters of credit, the rate then applicable to base rate loans), plus 2% per annum.

In addition, we are obligated to pay the lenders a quarterly commitment fee currently equal to  1/2 of 1% per annum on the average daily unused portion of the $50.0 million revolving loan commitment. We are also obligated to pay a commission on all outstanding letters of credit in the amount of an applicable margin then in effect with respect to eurodollar loans under the revolving credit facility as well as fronting fees on the aggregate drawable amount of all outstanding letters of credit.

Voluntary prepayments of principal outstanding under the revolving loans and the term loans are permitted at any time without premium or penalty, upon the giving of proper notice. In addition, we are required to prepay amounts outstanding under the senior credit facility in an amount equal to:

•	50% of the net proceeds from any sale or issuance of equity by Alliance Holdings or by Alliance Laundry or any of its direct or indirect subsidiaries, subject to customary exceptions;

•	100% of the net proceeds from any incurrence of certain indebtedness (other than indebtedness permitted under the senior credit facility) by Alliance Holdings or by Alliance Laundry or any of its direct or indirect subsidiaries;

•

100% of the net proceeds from any sale or other disposition or loss by Alliance Holdings or by Alliance Laundry or any of its direct or indirect subsidiaries of any assets, excluding the sale of inventory in the ordinary course, trade receivables and equipment notes pursuant to the Company’s securitization facilities and certain other dispositions and subject to reinvestment and reimbursement exceptions; and

•	75% of Alliance Laundry’s excess cash flow for each fiscal year, reducing to (i) 50% with respect to any fiscal year for which Alliance Laundry’s leverage ratio is equal to or less than 4.5 to 1.0 and (ii) 0% with respect to any fiscal year for which Alliance Laundry’s leverage ratio is equal to or less than 4.0 to 1.0.

The credit facility contains customary representations and warranties, covenants and conditions to borrowing. There can be no assurance that the conditions to borrowing under the credit facility will be satisfied.

The credit facility contains a number of negative covenants that limit us and our subsidiaries from, among other things, incurring other indebtedness, entering into merger, consolidation, liquidation or dissolution transactions, disposing of our or their assets, making certain restricted payments, creating any liens on our or their assets, creating guarantee obligations, entering into sale and leaseback transactions and transactions with affiliates, changing our lines of business and changing the passive holding company status of Alliance Holdings. In addition, the credit facility limits our ability to redeem the notes offered hereby.

The credit facility also requires the maintenance of certain quarterly financial and operating ratios, including an interest coverage ratio and a total leverage ratio.

Existing Indebtedness

Senior Subordinated Notes

1998 Senior Subordinated Notes.    On January 4, 2005, we commenced a cash tender offer and consent solicitation with respect to all $110.0 million of our outstanding 1998 senior subordinated notes. The tender offer for the 1998 senior subordinated notes expired at 5:00 p.m. New York City time on February 2, 2005, and approximately 5.10% of the principal amount of the 1998 senior subordinated notes remained outstanding after the consummation of the tender offer. The issuers have given notice of their intention to redeem the remaining 1998 senior subordinated notes in accordance with the indenture governing such notes.

Junior Subordinated Promissory Notes

In May 1998, Alliance Holdings’ predecessor issued a junior subordinated promissory note in the principal amount of $9.0 million, plus accrued interest, due August 21, 2009, to Raytheon. In connection with Raytheon’s sale of its debt and equity interests to a group of investors consisting of affiliates of each of TCW and Sankaty in September 2003, the junior note was cancelled and new junior notes were issued under the same terms and conditions as for Raytheon. As of September 30, 2004, $27.6 million was outstanding under the junior notes. We repaid all amounts outstanding under the junior notes in connection with the consummation of the Transactions.

Preferred Interests

In May 1998, Alliance Holdings’ predecessor issued mandatorily redeemable preferred membership interests to Raytheon. In September 2003, these preferred membership interests were sold to affiliates of each of TCW and Sankaty. These preferred membership interests are redeemable at a redemption price of $6.0 million upon a change of control or certain other liquidity events. We redeemed all preferred membership interests in connection with the consummation of the Transactions.

Management Investor Promissory Notes

In May 1998, we entered into promissory notes aggregating approximately $1.8 million with certain members of management to help finance the purchase of common units in Alliance Holdings’ predecessor. These promissory notes bear interest at a rate of 5.94% per annum and mature on June 5, 2008. As of September 30, 2004, approximately $1.4 million of those promissory notes remained outstanding. Management repaid these promissory notes in connection with the consummation of the Transactions.

Other Debt

We also repaid a total of approximately $0.8 million of other long-term indebtedness in connection with the consummation of the Transactions.

Securitization Facilities

Alliance Laundry Equipment Receivables 2002.    On November 26, 2002, through a newly-formed special-purpose bankruptcy remote subsidiary, Alliance Laundry Equipment Receivables 2002 LLC, or ALER 2002, and a trust, Alliance Laundry Equipment Receivables Trust 2002-A, or ALERT 2002A, we entered into an asset backed facility consisting of a $300.0 million revolving facility, backed by equipment loans and trade receivables originated by us. During the first three years of the asset backed facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the asset backed facility, which are limited to an advance rate of approximately 95% for equipment loans and between 60% and 70% for trade receivables. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. After three years from the closing date, which is December 2, 2005 (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years thereafter. As of September 30, 2004, the balance of variable funding notes due to investors under the asset backed facility for equipment loans was $214.6 million. At December 31, 2003 and 2002, we have recorded $17.5 million and $13.7 million, respectively, related to the estimated fair value of our beneficial interests in the promissory notes sold to the trust.

The asset backed facility replaces a similar facility previously maintained with Lehman Commercial Paper, Inc. and referred to as the ALRW Facility. In connection with the establishment of our new asset backed facility, we, through our special-purpose subsidiaries, repurchased and simultaneously resold the assets held by the ALRW Facility to the new asset backed facility. Included in 2002 commercial laundry revenue is a gain of approximately $2.0 million related to these transactions, essentially reflecting the sale of notes receivable under the asset backed facility and the recognition of previously unrealized gains related to retained interests in the ALRW Facility. For risks associated with the asset backed facility, see “Risk Factors—Risks Relating to our Business and the Industry.”

Alliance Laundry Equipment Receivables.    Pursuant to the terms of the ALRW Facility, a trust, Alliance Laundry Equipment Receivables Trust 2000-A, or ALERT 2000A, formed by a special-purpose bankruptcy remote subsidiary of ours, Alliance Laundry Equipment Receivables LLC, or ALER LLC, issued $128.2 million of equipment loan-backed notes effective November 28, 2000. The principal source of payments on the notes is collections on the $137.8 million pool of equipment loans transferred to the trust by us. As a result, the outstanding amount of these notes declines substantially in tandem with the amount of outstanding equipment loans in the pool. All of the residual equity interests in the trust and cash flows remaining from the pool after required payments on the notes accrue to the benefit of us. We are also paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of loans held by the trust. At December 31, 2003 and 2002, we have recorded $5.1 million and $7.8 million, respectively, related to the estimated fair value of our beneficial interests in the notes sold to the trust.

DESCRIPTION OF NOTES

General

The Company and ALC are the issuers of the old notes and will issue the new notes (the “New Notes”) as joint and several obligors under the Indenture, dated as of January 27, 2005, entered into by the Company, ALC and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the new notes are substantially identical to the terms of the old notes except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes, and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indenture.

The following description is a summary of the material provisions of the New Notes and the Indenture. It does not restate any such agreement or instrument in its entirety. We urge you to read the New Notes and the Indenture because they, and not this description, define your rights as holders (“Holders”) of the New Notes. Copies of the proposed form of the New Notes and the the Indenture are available as set forth below under “—Additional Information.” The definitions of certain terms used in the following description are set forth below under “—Certain Definitions,” and certain defined terms used in the following description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. For purposes of this summary, (a) “Company” refers to Alliance Laundry Systems LLC, (b) “ALC” refers to Alliance Laundry Corporation and (c) “Issuers” refers to the Company and ALC and, in each case, not to any of their Subsidiaries. Any reference to a “Holder” or a “Noteholder” in this Description of Notes refers to the Holders of the old notes, or the New Notes, as applicable. The old notes and the New Notes, are each considered collectively to be a single class for all purposes under the Indenture, including, without limitations, for purposes of waivers, amendments, redemptions and offers to purchase. In this Description of Notes, any reference to (i) “Notes” refers collectively to the old notes and the New Notes, unless the context otherwise requires, and (ii) a “series” of Notes refers to the old notes and New Notes collectively, as applicable.

ALC, a wholly owned subsidiary of the Company, is a co-issuer of the old notes and will serve as a co-issuer of the New Notes in order to facilitate this offering. The Company believes that certain purchasers of the Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. ALC will not have any business operations or assets and will not have any revenues. As a result, holders of the New Notes should not expect ALC to participate in servicing the interest, principal obligations and Additional Interest, if any, on the New Notes.

Brief Description of the New Notes and the Guarantees

The New Notes will be:

•	general unsecured senior subordinated obligations of the Issuers;

•	subordinated in right of payment to all existing and future Senior Debt of the Issuers;

•	pari passu in right of payment with future senior subordinated Indebtedness, if any, of the Issuers;

•	senior in right of payment to all future subordinated Indebtedness, if any, of the Issuers.

•	unconditionally guaranteed by the Guarantors on an unsecured senior subordinated basis; and

•	structurally subordinated to all Indebtedness and other liabilities, including trade payables, of the Issuers’ non-Guarantor Subsidiaries (other than Indebtedness and other liabilities owed to an Issuer or a Guarantor).

The New Notes will be guaranteed by the Parent and the Company’s future Domestic Subsidiaries. The Company will guarantee the obligations of ALC under the New Notes and the Indenture on a subordinated basis and will agree to reimburse ALC on a subordinated basis for any payments on such obligations.

Each Guarantee will be:

•	a general unsecured senior subordinated obligation of the Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of such Guarantor;

•	pari passu in right of payment with future senior subordinated Indebtedness, if any, of such Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness, if any, of such Guarantor.

As of September 30, 2004, after giving effect to the Transactions, the Issuers would have had:

•	total Senior Debt of approximately $200.0 million;

•	no senior subordinated Indebtedness (other than the Notes); and

•	no Indebtedness contractually subordinated to the Notes.

As of September 30, 2004, after giving effect to the Transactions, the Parent would have had:

•	total Senior Debt of approximately $200.0 million, all of which would consist of its guarantee of the Issuers’ obligations under the Senior Credit Facility;

•	no senior subordinated Indebtedness (other than its Guarantee); and

•	no Indebtedness contractually subordinated to its Guarantee.

As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the Notes and the Guarantees will be subordinated to the payment of Senior Debt. The Indenture will permit the Issuers to incur additional Senior Debt.

As of the Issue Date, none of the Issuers’ Subsidiaries will be Restricted Subsidiaries. In addition, all Securitization Entities shall be Unrestricted Subsidiaries and, under certain circumstances, the Issuers will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

The Issuers issued the old notes with an initial aggregate principal amount of $150.0 million. The Issuers may issue additional Notes (“Additional Notes”) from time to time under the Indenture in an unlimited amount after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Issuers will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on January 15, 2013.

Interest on the Notes will accrue at the rate of 8 1/2% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005, to Holders of record on the immediately preceding January 1 and July 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Additional Interest thereon, if any, on the Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of $1,000 or more with respect to Notes the Holders of which have given wire transfer instructions to the Issuers at least ten business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York will be the office of the Trustee maintained for such purpose.

The Issuers will pay principal, premium, if any, interest and Additional Interest, if any, on each Note in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

The Trustee will initially act as paying agent and registrar for the Notes. The Issuers may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subordination

The payment of principal of, premium, if any, interest and Additional Interest, if any, on the Notes (collectively, the “Senior Subordinated Note Payments”) will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred.

Upon any distribution to creditors of the Issuers in a liquidation or dissolution of any Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Issuer or its property, an assignment for the benefit of creditors or any marshalling of such Issuer’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not such claim is allowed under applicable law) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”).

The Issuers also may not make any Senior Subordinated Note Payment or any deposit pursuant to provisions described under “—Legal Defeasance and Covenant Defeasance” (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable period of grace; or

(2) any other default occurs and is continuing with respect to any Designated Senior Debt that permits Holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from a representative of the holders of such Designated Senior Debt.

However, the Issuers may make payments with respect to the Notes if the Issuers and the Trustee receive written notice approving such payment from the representative of the Designated Senior Debt with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. Payments on the Notes may and shall be resumed:

(a) in the case of a payment default, upon the date on which such default is cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full in cash; and

(b) in case of a nonpayment default, upon the earlier of (i) the date on which such nonpayment default is cured or waived or has ceased to exist, (ii) 179 days after the date on which the applicable Payment Blockage Notice is received or (iii) the discharge or repayment in full in cash of such Designated Senior Debt, unless, in the case of (i) and (ii) above, the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until (x) 360 days have elapsed since the commencement of the effectiveness of the immediately prior Payment Blockage Notice and (y) all scheduled payments of principal, premium, if any, and interest and Additional Interest, if any, on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (excluding any payment or distribution of Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by the subordination provisions in the Indenture, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and will be paid over and delivered, upon written request, to the holders of Senior Debt or their proper representative.

The Indenture will further require that the Issuers promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default. The Issuers may not pay the Notes until five business days after such holders of Designated Senior Debt receive notice of such acceleration and, after that five business day period, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Issuers who are holders of Senior Debt. As of September 30, 2004, on a pro forma basis, after giving effect to the Transactions, the Issuers would have had approximately $200.0 million of Senior Debt.

Parent Guarantee

The obligations of the Issuers under the Notes and the Indenture will be guaranteed (the “Parent Guarantee”) on an unsecured senior subordinated basis by the Parent. The Parent Guarantee will be subordinated in right of payment to all Senior Debt of the Parent to the same extent that the Notes are subordinated to Senior Debt of the Issuers. The Parent will guarantee the Issuers’ obligations under the Notes and the Indenture to the same extent as the Subsidiary Guarantors guarantee the Issuers’ obligations under the Notes and the Indenture. Since the Parent is a holding company with no significant operations, the Parent Guarantee provides little, if any, additional credit support for the Notes, and investors should not rely on the Parent Guarantee in evaluating an investment in the Notes.

In addition, the Company, as the parent of ALC, will guarantee the obligations of ALC under the Notes and the Indenture on a subordinated basis and will agree to reimburse ALC on a subordinated basis for any payments on such obligations.

Subsidiary Guarantees

Each Domestic Subsidiary of the Issuers existing on the Issue Date (each, a “Subsidiary Guarantor”) will jointly and severally guarantee (each a “Subsidiary Guarantee”) the Issuers’ obligations under the Indenture and the Notes. Under the terms of the Indenture, the Securitization Entities will be excluded from the definition of Domestic Subsidiary and on the Issue Date the Issuers will have no other Subsidiaries. Accordingly, on the Issue Date there will be no Subsidiary Guarantors. After the Issue Date, the Issuers will cause each newly acquired or created Domestic Subsidiary to become a Subsidiary Guarantor and to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each such Subsidiary Guarantor as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally guarantee, on an unsecured senior subordinated basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for principal, premium, if any, interest or Additional Interest, if any, on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees.

The obligations of each Subsidiary Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Guaranteed Obligations then due and owing, unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

The Indenture provides that, subject to the provisions described in the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor or either Issuer) assumes all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee, the Registration Rights Agreement and the Indenture pursuant to agreements, in form reasonably satisfactory to the Trustee, and (ii) if such merger or consolidation is with a Person other than either Issuer or a Restricted Subsidiary, (x) immediately after such transaction, no Default or Event of Default exists and (y) (i) the Company will, at the time of such transaction after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Company, such Subsidiary Guarantor or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) would be equal to or greater than such ratio for the Company immediately prior to such transaction.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale, disposition or other transfer (including through merger or consolidation) of (x) the Equity Interests of such Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary of the Issuers or (y) all or substantially all the assets (other than by lease) of such Subsidiary Guarantor, in each case, to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Issuers if such sale, disposition or other transfer is made in compliance with the covenant described below under the caption “Repurchase at the Option of Holders—Asset Sales;”

(2)	with respect to any Foreign Subsidiary, the guarantee which resulted in the creation of the Subsidiary Guarantee is released or discharged, except a discharge or release by or as a result of payment under such guarantee;

(3)	in connection with the Legal Defeasance of the Notes and the Subsidiary Guarantees or the satisfaction and discharge of the Indenture; or

(4)	if the Board of Directors of the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.

In addition, any Subsidiary Guarantee of any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon the merger or consolidation of such Subsidiary Guarantor with and into any Issuer or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Senior Debt in the same manner and to the same extent that the Notes are subordinated to Senior Debt of the Issuers.

Optional Redemption

Except as set forth below, the Notes will not be redeemable at the Issuers’ option prior to January 15, 2009. Thereafter, the Notes will be subject to redemption at any time and from time to time at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Redemption Price
2009	104.250%
2010	102.125%
2011 and thereafter	100.000%

At any time prior to January 15, 2008, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after each occurrence of such redemption (excluding Notes held by the Issuers and the Subsidiaries); and provided, further, that each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

If the redemption date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest and Additional Interest, if any, will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date, and no additional interest or Additional Interest, if any, will be payable to Holders whose Notes will be subject to redemption by the Issuers.

No Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuers to make an offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”); provided that the Issuers shall not be obligated to offer to repurchase Notes pursuant to this covenant if they have exercised their right to redeem all of the Notes as described under “—Optional Redemption.” Within ten days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

The Issuers will comply with the requirements of Rule 14e-1 under-the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid on the Change of Control Payment Date to the Holder in whose name a Note is registered at the close of business on such record date, and no other interest or Additional Interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Senior Credit Facility limits the ability of the Issuers to purchase any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit facilities or other agreements relating to Senior Debt to which the Issuers become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See “—Subordination.”

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event that the Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuers expect they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing or that the terms of the Indenture would permit the incurrence of such financing.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and their Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of the Issuers and their Restricted Subsidiaries taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make a Change of Control Offer.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale); and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, provided that the amount of:

(x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; provided that the Company or such Restricted Subsidiary is released from any further liability pursuant to a written agreement;

(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 60 days of the receipt thereof converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received); and

(z) property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Proceeds (or other cash in such amount) under clause (2) of the next succeeding paragraph, shall be deemed, in each case, to be cash for purposes of this provision.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

(1) to repay, prepay, repurchase or otherwise retire Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a corresponding commitment reduction under such credit facility;

(2) to acquire a controlling interest in a Permitted Business, the making of a capital expenditure on an asset used or useful in a Permitted Business or the acquisition of other Additional Assets; or

(3) a combination of prepayment and investment permitted by the forgoing clauses (1) and (2).

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” No later than the 361st day after the Asset Sale (or, at the Issuers’ option, such earlier date), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an offer (an “Asset Sale Offer”) to all Holders of Notes and all Holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value, as applicable) of the Notes and such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest (or its equivalent with respect to any such pari passu Indebtedness), if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Issuers to the Notes and such other pari passu Indebtedness on a pro rata basis (based upon the respective principal amounts (or accreted value, if applicable) of the Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer) and the portion of each Note to be purchased will thereafter be determined by the Trustee on a pro rata basis among the Holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

If the Asset Sale purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid on the Asset

Sale purchase date to the Holder in whose name a Note is registered at the close of business on such record date, and no interest or Additional Interest, if any, will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The Senior Credit Facility will prohibit the Issuers from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to the Issuers would constitute a default or require repayment of the Senior Debt under such agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Issuers become a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing Notes, the Issuers could seek the consent of its senior lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Notes.

Certain Covenants

Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect Holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Issuers or any direct or indirect parent of the Company or other Affiliate of the Company (other than such Equity Interests owned by the Issuers or any Subsidiary Guarantor);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than Indebtedness to the Issuers or to a Subsidiary Guarantor) that is expressly subordinated to the Notes or any Guarantee, except a payment of interest or principal at Stated Maturity; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii), (ix) and (x) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the fair market value of the Qualified Proceeds (determined in good faith by the Board of Directors of the Company as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be as determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem Notes in accordance with the optional redemption provisions of the Notes) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date the Restricted Payment occurs); plus

(iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(iv) any dividends (the fair market value of property other than cash shall be determined in good faith by the Board of Directors of the Company as evidenced by a certificate filed with the Trustee, except that in the event the value of any non-cash consideration shall be $15.0 million or more, the value shall be as determined based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period; plus

(v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, (x) if as a result of such redesignation the Fixed Charge Coverage Ratio of the Company on a pro forma basis is lower than such ratio immediately prior thereto, then the lesser of (A) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and (y) otherwise, the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation; provided, further that any increase in the amount of Restricted Payments permitted to be incurred as a result of application of subparagraphs (iii), (iv) or (v) above related to returns of capital, dividends or redesignation of any Unrestricted Subsidiaries shall be reduced by the difference between (A) the fair market value of any equipment (as determined by sales by the Company of comparable equipment to unaffiliated third parties) transferred to such Unrestricted Subsidiary in reliance on subparagraph (xii) of the covenant entitled “Transactions with Affiliates” and (B) the value received by the Company or any Restricted Subsidiary from such Unrestricted Subsidiary with respect to such equipment transfer.

The foregoing provisions will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Subsidiary Guarantor subordinated to the Notes or any Subsidiary Guarantee in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (ii) of the preceding paragraph;

(iii) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Company or any Subsidiary Guarantor subordinated to the Notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Holders of its Equity Interests on a pro rata basis;

(v) so long as no Default or Event of Default has occurred and is continuing, (A) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management agreement, stock option agreement or similar agreement or (B) distributions, loans, dividends or advances to any Parent Entity for the purpose of repurchasing or otherwise acquiring any Parent Entity’s Equity Interests, Equity Interests of the Company or any Restricted Subsidiary of the Company (including any options, warrants or other rights in respect thereof) held by any member of such entities’ management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $7.5 million in the aggregate since the Issue Date (and shall be increased by the amount of any net cash proceeds to the Company from (x) sales of Equity Interests of any Parent Entity to management employees subsequent to the Issue Date and (y) any “key-man” life insurance policies which are used to make such redemptions or repurchases);

(vi) payments to, or distributions, loans, dividends or advances to any Parent Entity for the purpose of, making payments to Holders of Equity Interests of the Company, any Parent Entity or any Restricted Subsidiary of the Company in lieu of issuance of fractional shares of such Equity Interests, not to exceed $100,000 in the aggregate;

(vii) payments, distributions, loans, dividends or advances to any Parent Entity in order to permit such Parent Entity to pay its required and ordinary operating expenses (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses) to the extent such operating expenses are incurred in the ordinary course of business and are not attributable to the ownership or operation of entities other than such Parent Entity, the Company and the Company’s Subsidiaries;

(viii) distributions to any Parent Entity to fund the required tax obligations of such Parent Entity or its members related to income generated by the Company and its Restricted Subsidiaries and taxable to such members;

(ix) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(x) any payments made in connection with the consummation of the Transactions;

(xi) so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) the Leverage Ratio for the Company on the date on which such dividend is paid would have been less than 5.0 to 1.0, determined on a pro forma basis, the payment of dividends on the Company’s common equity interests (or dividends, distributions or advances to a Parent Entity to allow a Parent Entity to pay dividends on such Parent Entity’s common equity interests) following the first Public Equity Offering after the Issue Date of, whichever is earlier, (i) in the case of the first public offering of the Company’s common equity interests, up to 6% per annum of the net cash proceeds received by the Company in such public offering or (ii) in the case of the first Public Equity Offering of a Parent Entity’s common equity interests, up to 6% per annum of the amount contributed by such Parent Entity to the Company from the net cash proceeds received by such Parent Entity in such public offering; and

(xii) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $10.0 million since the Issue Date.

In addition, any dividend which is declared but not paid shall not be included in the calculation of Restricted Payments under clause (c), and any dividend which is declared and paid shall be included only once in the calculation of Restricted Payments under clause (c).

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary (other than ALC) if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Company as evidenced by a certificate delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment under the first paragraph of this covenant, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Indenture provides that the Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that the Issuers and the Subsidiary Guarantors will not issue any Disqualified Stock and will not permit any of their non- Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of preferred stock; provided, however, that either Issuer or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company (and the guarantee thereof by the Subsidiary Guarantors) of Indebtedness and letters of credit under one or more Senior Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) outstanding under all Senior Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (x) $250.0 million less the aggregate amount of all repayments as a result of Asset Sales of any term Indebtedness and all commitment reductions as a result of Asset Sales of any revolving indebtedness, in each case, under one or more Senior Credit Facilities pursuant to clause (1) of the third paragraph of the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales” and (y) the Company’s Borrowing Base;

(ii) the incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement;

(iii) the incurrence by a Restricted Subsidiary that is a Foreign Subsidiary and is not a Subsidiary Guarantor in an amount at any one time outstanding that does not exceed (x) $3.0 million plus (y) the Borrowing Base of such Restricted Subsidiary; provided, that none of the Company or any other such Restricted Subsidiary shall be obligated, directly or indirectly, to pay principal, premium, interest or other amounts thereon or in respect thereof (including by way of net worth requirements, equity keepwells, etc.);

(iv) the incurrence by the Company and its Subsidiaries of other Indebtedness outstanding on the Issue Date for so long as such Indebtedness remains outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Capitalized Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (x) $10.0 million and (y) 7.5% of Total Assets at the time of any incurrence thereof (which amount may, but need not, be incurred in whole or in part under any Senior Credit Facilities);

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(viii) the incurrence by the Company or any of its Restricted Subsidiaries of obligations in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, completion or performance guarantees or standby letters of credit issued for the purpose of supporting such obligations and bank overdrafts (and letters of credit in respect thereof), in each case issued, or relating to liabilities incurred, in the ordinary course of business;

(ix) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace

Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (ii), (iv) and (v) of this paragraph or any Indebtedness issued to so refund, refinance or replace such Indebtedness;

(x) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof or (C) the designation of a Restricted Subsidiary which holds such Indebtedness as an Unrestricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (x);

(xi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business and not for speculative purposes used for fixing or hedging currency or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding provided, however, that in the case of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation shall not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

(xii) (A) the guarantee by any Issuer or any of the Subsidiary Guarantors of Indebtedness that was permitted to be incurred by another provision of this covenant, and (B) Indebtedness of the Issuers or any Subsidiary Guarantor arising by reason of any Lien granted by or applicable to the Issuers or any Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

(xiii) the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xiii);

(xiv) the incurrence by the Company or any Restricted Subsidiary of Standard Securitization Undertakings and Limited Originator Recourse and the incurrence by any Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its Restricted Subsidiaries (except for Standard Securitization Undertakings and Limited Originator Recourse); and

(xv) the incurrence by any Issuer or any Subsidiary Guarantor of additional Indebtedness and/or the issuance of Disqualified Stock in an aggregate principal amount or aggregate liquidation value, as applicable (or accreted value, as applicable) at any time outstanding, together with all other Indebtedness and Disqualified Stock incurred pursuant to this clause (xv) that is at the time outstanding, not to exceed $30.0 million.

No Restricted Subsidiary that is not a Subsidiary Guarantor may incur any Indebtedness if the proceeds are used to refinance Indebtedness of any Issuer.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or later reclassify (in whole or in part) such item of Indebtedness in any manner that complies with this covenant;

(2) accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same or less onerous terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued; and

(3) for the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless:

(i) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(ii) in the case of Liens securing Indebtedness that is equal in right of payment with the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) agreements governing Existing Indebtedness as in effect on the Issue Date;

(b) the Senior Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals. increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications. restatements, renewals, increases, supplements, refundings, replacement or refinancings are, in the good faith judgment of the Board of Directors of the Company, no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the Issue Date;

(c) the Indenture, the Notes and the Subsidiary Guarantees;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(f) customary non-assignment provisions in leases, licenses or contracts entered into in the ordinary course of business;

(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired;

(h) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary permitted under the Indenture that restricts the sale of assets, distributions or loans by that Restricted Subsidiary pending its sale or other disposition;

(i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Board of Directors of the Company, no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(1) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m) any Purchase Money Note, or other Indebtedness or other contractual requirements of any Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(n) other Indebtedness of ALC, a Subsidiary Guarantor or a Foreign Subsidiary permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness or preferred stock being incurred or issued (under the relevant circumstances); and

(o) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification. restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation, or Sale of Assets

The Indenture provides that neither Issuer may, directly or indirectly, consolidate or merge with or into another Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(i) either: (a) such Issuer is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (x) a corporation in the case of ALC or (y) a corporation, partnership or limited liability company in the case of the Company, in each case, organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Registration Rights Agreement, the Notes and the Indenture pursuant to agreements in a form reasonably satisfactory to the Trustee;

(iii) immediately prior thereto and immediately after such transaction no Default or Event of Default exists; and

(iv) except in the case of (a) the Initial Mergers, (b) a merger of any Issuer, with or into a Restricted Subsidiary of the Company or (c) a merger entered into solely for the purpose of reincorporating any Issuer in another jurisdiction to realize tax benefits, such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, immediately after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, (x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a Fixed Charge Coverage Ratio that would be equal to or greater than such ratio for the Company immediately prior to such transaction.

Notwithstanding the foregoing, the Company is permitted to reorganize as a corporation in accordance with the procedures established in the Indenture, provided that the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that such reorganization not adverse to Holders of the Notes (it being recognized that such reorganization shall not be deemed adverse the Holders of the Notes solely because (i) of the accrual of deferred tax liabilities resulting from such organization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

The entity or the Person formed by or surviving any consolidation or merger (if other than such Issuer) will succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the Indenture, but, in the case of a lease of all or substantially all its assets, neither Issuer will be released from the obligation to pay the principal of and interest and other obligations on the Notes.

Transactions with Affiliates

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries, to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of either Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(i) the terms of such Affiliate Transaction are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a written opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions exclusively between or among the Company and/or its Restricted Subsidiaries provided such transactions have not otherwise been prohibited by the Indenture;

(iii) transactions effected as part of a Qualified Securitization Transaction;

(iv) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture;

(v) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, the Parent or any Subsidiary as determined in good faith by the Board of Directors of the Company or senior management;

(vi) the payment of consulting and advisory fees and related expenses to the Principals made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in each case, which are (a) reasonably related to the services performed and (b) approved by the Board of Directors of the Company and a majority of the disinterested members of the Board of Directors of the Company;

(vii) any agreement as in effect on the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not, taken as a whole, more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(viii) payments or loans to employees (other than executive officers and directors) or consultants which are approved by the Board of Directors of the Company in good faith;

(ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not otherwise more disadvantageous to the Holders of the Notes in any material respect than such agreement in existence on the Issue Date;

(x) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) in the case of foreign joint ventures, transfers of equipment for sale outside of North America in exchange for value not less than the Company’s cost of producing such equipment;

(xii) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(xiii) issuances, sales and grants of Equity Interests (other than Disqualified Stock) to Affiliates of any Issuer; and

(xiv) the Transactions.

No Senior Subordinated Debt

The Indenture provides that:

(i) the Issuers will not, directly or indirectly, incur any Indebtedness that is expressly subordinate in right of payment to any Senior Debt of the Issuers and expressly senior in any respect in right of payment to the Notes; and

(ii) no Subsidiary Guarantor will incur any Indebtedness that is subordinate in right of payment to its Senior Debt and senior in any respect in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

Notwithstanding the foregoing, Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Issuances of Guarantees of Indebtedness

The Indenture provides that the Company will not permit any Restricted Subsidiary that is not ALC or a Subsidiary Guarantor, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of any Issuer unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the Subsidiary Guarantee may be subordinated to the guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

ALC will not own any operating assets or other properties or conduct any business other than to serve as an Issuer and obligor on the Notes (and activities incidental thereto (including the incurrence of obligations under other Indebtedness incurred by the Company)).

Payments for Consent

The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Indenture provides that, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuers will furnish to the Holders of Notes by sending to the registrar:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuers) and, with respect to the annual financial information only, a report thereon by the Issuers’ certified independent accountants; and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

For so long as the Parent is a Guarantor of the Notes, the Indenture permits the Issuers to satisfy its obligations in this covenant with respect to financial information relating to the Issuers by furnishing financial information relating to the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent, on the one hand, and the information relating to the Issuers and their Restricted Subsidiaries on a stand-alone basis, on the other hand. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file a copy of all such information and reports with the Securities and Exchange Commission (the “Commission”), unless such filing is not permitted by the Commission, for public availability within the time periods specified in the Commission’s rules and regulations. In addition, the Issuers and the Guarantors will agree that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an Event of Default:

(i) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(iii) failure by the Issuers or any of their Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Covenants—Merger, Consolidation or Sale of Assets;”

(iv) failure by the Issuers or any of their Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with the provisions described under the captions “—Covenants—Asset Sales,” “—Covenants—Restricted Payments” or “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(v) failure by the Issuers or any of their Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Notes;

(vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Subsidiaries (other than a Securitization Entity) (or the payment of which is guaranteed by the Company or any of its Subsidiaries (other than a Securitization Entity)) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(vii) failure by the Issuers or any of their Subsidiaries (other than a Securitization Entity) to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(viii) certain events of bankruptcy or insolvency with respect to the Issuers or any of their Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (other than a Securitization Entity); and

(ix) except as permitted by the Indenture, (a) the Parent Guarantee or any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or (b) any Guarantor or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable:

(a) if there shall no longer be any Senior Credit Facilities that constitutes Senior Debt, immediately; or

(b) if there shall be any Senior Credit Facilities that constitutes Senior Debt, upon the first to occur of (i) the declaration of an acceleration of Indebtedness outstanding under any such Senior Credit Facilities and (ii) the fifth Business Day after receipt by the Issuers and the agents or trustees acting on behalf of any such Senior Credit Facilities of such declaration given under the Indenture and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary will become immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, any Restricted Subsidiary of the Company that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders or Members

No past, present or future director, officer, employee, incorporator, stockholder or member of the Issuers or the Guarantors, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and to have each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) except for:

(i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(ii) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(iv) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and each Guarantor released with respect to certain covenants (including their obligation to make a Change of Control Offer and an Asset Sale Offer) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with aspect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Subsidiaries are a party or by which the Issuers or any of their Restricted Subsidiaries are bound;

(vi) the Issuers must have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and assumptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(vii) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(viii) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of (or premium on) or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(iii) reduce the rate of or change the time for payment of interest or Additional Interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in currency other than that stated in the Notes;

(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or impair the rights of Holders of Notes to receive payments of principal of, or premium on, if any, or interest or Additional Interest on such Holders’ Notes on or after the due dates thereof;

(vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Issuers’ obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets, to add additional guarantees with respect to the Notes, including any new Guarantees, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture, evidence and provide for the acceptance of an appointment of a successor trustee, to comply with requirements of the Commission, to evidence and provide for the release of the Company’s guarantee (if any) of ALC’s obligations under the Notes and the Indenture or to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

The consent of the Holders of Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture), when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable at their Stated Maturity within one year or (iii) will become due and payable within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Issuers and, in each case, the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Alliance Laundry Systems LLC, P.O. Box 990, Ripon, WI 54971-0990, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The Notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note initially will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or Cede & Co. as nominee of the Depositary, in each case for credit to the accounts of the Depositary participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System, “Euroclear”) and Clearstream Banking Luxembourg (“Clearstream Banking”). All interests in a Global Note may be subject to the procedures and requirements of the Depositary. As long as the Depositary, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indentures and the Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global

Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Depositary Procedures–Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depositary Procedures

The following description of the operations and procedures of the Depositary, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, “—Depositary Procedures—Exchange of Book-Entry Notes for Certificated Notes”.

Except as described below owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and premium, if any, and Additional Interest, if any, and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global

Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the Depositary’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

The Depositary has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary unless the Depositary has reason to believe it will not receive payment on such payment date. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes.

Except for trades involving any Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in the Depositary’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants. See “Same Day Settlement and Payment.”

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in the Depositary will be effected in accordance with the Depositary’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

[Subject to compliance with the transfer restrictions applicable to the Notes described herein, crossmarket transfers between Participants in the Depositary, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross market transaction will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.]

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of the Depositary. The Depositary has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the Depositary’s settlement date.

The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

The information in this section concerning the Depositary, Euroclear and Clearstream and their book entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although the Depositary, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and, such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee or any of their respective agents will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act;

(ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Certificated Notes; or

(iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, after expiration of the Restricted Period, beneficial interests in a Global Note may be exchanged in whole but not in part for Certificated Notes upon request but only upon prior written notice to the Trustee by or on behalf of the Depositary in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless the Company determines otherwise in compliance with applicable law.

Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Exchange of Certificated Notes for Book-Entry Notes

Certificated Notes may not be exchange for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same Day Settlement and Payment

The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

Registration Rights; Additional Interest

On January 27, 2005, the Issuers by way of a joinder agreement, the Parent and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Issuers, the Parent and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. Under existing SEC interpretations contained in several no action letters to third parties, the New Notes would in general be freely transferable by Holders thereof (other than affiliates of the Issuers) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of old notes participating in the Exchange Offer, as set forth below). However, any purchaser of notes who is an “affiliate” of the Issuers or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its old notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of New Notes, broker-dealers (“Participating Broker-Dealers”) receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the registration statement. The Registration Rights Agreement provides that if:

(i) the Issuers and the Parent are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(ii) any Holder of Transfer Restricted Securities that is a “qualified institution” buyer notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that (A) as a result of a change of law or Commission policy since the issue date of the old notes, it is prohibited from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns old notes acquired directly from the Issuers or an affiliate of the Issuers, the Issuers and the Parent Guarantors will use their respective reasonable best efforts to file with the Commission a Shelf Registration Statement to cover resales of the old notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Issuers and the Parent will use their reasonable best efforts to cause this registration statement to be declared effective on or before the 120th day after the deadline for filing the Shelf Registration Statement pursuant to the Registration Rights Agreement Commission. For purposes of the foregoing, “Transfer Restricted Securities” means each old note and the related Guarantee until the earliest to occur of:

Transfer Restricted Securities: Each old note, until the earliest to occur of (a) the date on which such old note has been exchanged by a Person other than a broker-dealer for a New Note in the Exchange Offer and is entitled to be resold to the public by such Person without complying with the prospectus delivery requirements of the Securities Act, (b) following the exchange by a Broker-Dealer in the Exchange Offer of an old note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (c) the date on which such Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (d) the date on which such Security is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act.

The Registration Rights Agreement provides that:

(i) the Issuers and the Parent will file the Exchange Offer Registration Statement with the Commission on or prior to 90 days after the issue date of the old notes (the “Initial Issue Date”);

(ii) the Issuers and the Parent will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Initial Issue Date;

(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will commence the Exchange Offer and use their reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Notes in exchange for all old notes tendered prior thereto in the Exchange Offer; and

(iv) if obligated to file the Shelf Registration Statement, the Issuers and the Parent will use their reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or before the 120th day after the deadline for filing the Shelf Registration Statement pursuant to the Registration Rights Agreement.

If:

(a) the Issuers and the Parent fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing;

(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(c) the Issuers fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(d) except as permitted by Section 6 of the Registration Rights Agreement the Shelf Registration Statement or the Exchange Offer Registration Statement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded during the periods specified hereto by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (a) through (d) above a “Registration Default”), then the Issuers will pay Additional Interest to each Holder of old notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of old notes held by such Holder.

The amount of the Additional Interest will increase by an additional $0.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of $0.20 per week per $1,000 principal amount of old notes. All accrued Additional Interest will be paid by the Issuers on each day that interest is payable on the old notes. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

Holders of old notes will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their old notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Issuers, the Parent and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of old notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

The summary herein of certain provisions of the Registration Rights Agreements is not a restatement of the Registration Rights Agreements. Copies of the Registration Rights Agreements are available as set forth under the heading “Where You Can Find More Information.”

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by ALH Holding Inc. (“ALH”) of the equity interests of the Parent pursuant to a unit purchase agreement, dated December 7, 2004 (the “Unit Purchase Agreement”), including (i) the acquisition by members of our senior management of approximately $7.4 million of newly issued shares of common stock of ALH, and the acquisition by our other management employees of approximately $2.3 million of newly issued shares of common stock of ALH in exchange for equity interests in Alliance Holdings and cash and (ii) the equity contribution to ALH of approximately $107.4 million by Ontario Teachers’ Pension Plan Board.

“Additional Assets” means:

(i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

(iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

(ii) provision for taxes, including foreign withholding taxes to the extent paid, based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(v) any non-recurring fees, expenses or charges deducted in such period in computing Consolidated Net Income including, without limitation, closing fees, costs and expenses incurred in connection with Qualified Securitization Transactions, including the Asset-Backed Entities; plus

(vi) the difference between (a) the interest and fees earned on equipment promissory notes sold to special-purpose bankruptcy remote entities less interest expense payable to note Holders of such entities less collection and administrative expenses associated with said promissory notes and (b) the gain on sale accounting resulting from the sale of promissory notes to such entities in accordance with GAAP; plus

(vii) fees in respect of the Bain Capital Partners LLC’s (formerly known as Bain Capital, Inc.) Advisory Agreement dated May 5, 1998; plus

(viii) Transaction Costs; plus

(ix) payments made and fees paid on or about the Issue Date under executive management closing bonus agreements in an aggregate amount not to exceed $6,176,100 and payments under post-closing executive management retention bonus agreements in an aggregate amount not to exceed $2,320,000; minus

(x) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

Adjusted EBITDA shall exclude the amortization of debt issuance costs.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset-Backed Entities” means, collectively, Alliance Laundry Equipment Receivables 2002 LLC, Alliance Laundry Equipment Receivables Trust 2002-A, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables Trust 2000-A.

“Asset Sale” means:

(i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business; and

(ii) the sale by the Company or the issue or sale by any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries,

in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for Net Proceeds in excess of $1.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iii) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(iv) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(v) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

(vi) the licensing of intellectual property;

(vii) disposals or replacements of obsolete, uneconomical, negligible, worn out or surplus property in the ordinary course of business;

(viii) sales of, and other transfers of interests in, equipment loans on a non-recourse basis to a third party in an amount at least equal to 75% of the fair market value thereof;

(ix) sales of receivables, equipment loans and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including consideration in the amount specified in the proviso to the definition of Qualified Securitization Transaction;

(x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets;

(xi) the grant of any Liens not prohibited by the Indenture;

(xii) the sale or other disposition of cash or Cash Equivalents; and

(xiii) any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole subject to the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Merger, Consolidation or Sale of Assets” and not to the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales”).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a limited liability company, the board of managers of the company or, if the limited liability company is owned or managed by a single entity, the board of directors or other governing body of such entity;

(3)	with respect to Alliance Laundry Systems LLC and Alliance Holdings LLC, the board of directors of ALH Holding Inc. or any successor corporation thereto;

(4)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(5)	with respect to any other Person, the board of directors or committee of such Person serving a similar function.

“Borrowing Base” means, with respect to any Person, the sum of (x) up to 90% of the net book value of the non-affiliated accounts receivable of such Person in accordance with GAAP and (y) up to 60% of the net book value of the inventory of such Person in accordance with GAAP.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better;

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper having a rating of at least A-2 or the equivalent thereof by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within one year after the date of acquisition;

(vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) of this definition; and

(vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), whether or not otherwise in compliance with the provisions of the Indenture (other than the Principals and their Related Parties);

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) prior to the first Public Equity Offering, the Principals cease to be the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than the number of shares;

(iv) on the date of or after the first Public Equity Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or similar distribution is actually made and not otherwise included in Consolidated Net Income of such Person;

(iii) the cumulative effect of a change in accounting principles shall be excluded; and

(iv) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated by a Principal pursuant to the Stockholders Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated in the instrument governing such Senior Debt as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Issuers to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuers may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any offering of Qualified Capital Stock of the Company or any Parent Entity after the Issue Date (other than any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture.

“Exchange Offer” has the meaning set forth for such term in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth for such term in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) to the extent that interest in respect of such interest expense is payable by such Person; and

(iv) all dividends, whether paid or accrued and (whether or not in cash) on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person.

Fixed Charges shall exclude the amortization of debt issuance costs.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Adjusted EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than ordinary working capital borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of making the computation referred to above, Adjusted EBITDA and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date as if such transaction had occurred on the first day of the four-quarter reference period; and

(ii) the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means each of (i) the Parent Guarantee and (ii) each Subsidiary Guarantee.

“Guarantors” means each of (i) the Parent and (ii) each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) any commodity future contract, commodity option or other similar agreement or arrangement, and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligations or all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends), if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person (but excluding, with respect to Indebtedness of a Qualified Securitization Entity, any Limited Originator Recourse or Standard Securitization Undertakings that might be deemed to constitute guarantees).

The amount of any Indebtedness outstanding as of any date shall be:

(i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

(iii) in the case of any Disqualified Stock of such Person or any Guarantor or preferred stock of a Restricted Subsidiary that is not a Guarantor, the repurchase price calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if such Disqualified Stock or preferred stock is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Stock or preferred stock;

(iv) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the Indenture and (B) the amount of the Indebtedness so secured;

(v) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation; and

(vi) in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off).

For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Initial Mergers” means the mergers of (i) ALH Finance LLC with and into Alliance Laundry Systems LLC, with Alliance Laundry Systems LLC as the surviving entity, and (ii) ALH Finance Corporation with and into Alliance Laundry Corporation, with Alliance Laundry Corporation as the surviving entity; provided that such mergers shall occur substantially concurrent with the Issue Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Leverage Ratio”, as of any date of determination, means the ratio of (i) the sum of the aggregate outstanding Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) Adjusted EBITDA of such Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of calculation; provided, however, that:

(1) if such Person or any of its Restricted Subsidiary:

(a) has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or will be incurred on such date of determination, Indebtedness at the end of such period, Adjusted EBITDA for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of calculation (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Indebtedness and Adjusted EBITDA for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of new refinancing Indebtedness, as if such discharge had occurred on the first day of such period; and

(2) if since the beginning of such period such Person or any of its Restricted Subsidiaries will have made any Asset Sale or disposed of any company, division, operating unit, segment, business, group of related assets or line of business:

(a) Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness discharged, defeased or retired with the Net Proceeds of such Asset Sale and the assumption of Indebtedness by the transferee; and

(b) the Adjusted EBITDA for such period will be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such period.

In addition, for purposes of making the computation referred to above, Adjusted EBITDA shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of calculation as if such transaction had occurred on the first day of the four-quarter reference period; and

(2) the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date of calculation, shall be excluded.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of such Person consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Limited Originator Recourse” means a reimbursement obligation of the Company or a Restricted Subsidiary in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Entity under a facility for the securitization of the financing of receivables, equipment loans and leases and related assets (including contract rights); provided that the available amount of any such form of credit enhancement at any time shall not exceed 13.0% of the principal amount of such Indebtedness or the aggregate amount payable at such time.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Debt under one or more of the Company’s Senior Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, in any case other than Standard Securitization Undertakings and Limited Originator Recourse; and

(ii) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries other than Standard Securitization Undertakings and Limited Originator Recourse.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Alliance Laundry Holdings LLC, a Delaware limited liability company, or any corporation as successor thereto.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Permitted Business” means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and businesses that are incidental or reasonably similar, ancillary or related thereto or which constitute a reasonable extension or expansion thereof.

“Permitted Investments” means:

(i) any Investment in the Company or in a Restricted Subsidiary of the Company;

(ii) any Investment in Cash Equivalents and, with respect to any Foreign Subsidiary (or foreign operations), such local currencies held by it (or in connection with such operations) from time to time in the ordinary course of business;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (x) such Person becomes a Restricted Subsidiary of the Company or (y) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(iv) any Investment made as a result of (a) receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) the sale of inventory resulting in Investments to be sold or transferred in connection with a Qualified Securitization Transaction;

(v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(vi) Hedging Obligations permitted under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(vii) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(viii) workers’ compensation, utility, lease and similar pledges, deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(ix) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(x) any Investment in existence on the Issue Date;

(xi) pledges or deposits otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Liens”;

(xii) Investments represented by guarantees that are otherwise permitted under the Indenture; and

(xiii) other Investments in any Person, including any joint venture, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding, not to exceed the greater of (a) $15.0 million and (b) 7.5% of Total Assets.

“Permitted Junior Securities” means (1) Equity Interests in any Issuer or any Guarantor or (2) debt securities of any Issuer or any Guarantor that are subordinated to all Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Debt pursuant to the Indenture, and such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the Holders of such securities than those in effect with respect to the Notes on the Issue Date.

“Permitted Liens” means:

(i) Liens securing Senior Debt (including Senior Credit Facilities);

(ii) Liens in favor of the Company and any Guarantor;

(iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other kinds of social security, including any Lien securing letters of credit issued in the ordinary course of business, or to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(vi) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(vii) Liens existing on the Issue Date;

(viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(ix) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business;

(x) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(xi) easements, rights-of-way, building and zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business and consistent with industry practices which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or such Subsidiaries; provided, however, that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

(xii) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity or pledges of Equity Interests of Securitization Entities to support the Indebtedness thereof, in either case incurred in connection with a Qualified Securitization Transaction;

(xiii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

(xiv) Liens on assets of Guarantors to secure Senior Debt of such Guarantors that were permitted by the Indenture to be incurred;

(xv) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(xvi) any interest or title of a lessor under any Capital Lease Obligation;

(xvii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xviii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(xix) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xx) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(xxi) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(xxii) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(xxiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxiv) Liens securing Indebtedness under Currency Agreements; and

(xxv) Liens securing Indebtedness of Restricted Subsidiaries that are Foreign Subsidiaries incurred in reliance on clause (iii) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the underwriting discounts, premiums, fees and other reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms, in the good faith judgment of the Board of Directors of the Company, at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock; and

(iv) such Indebtedness is incurred either by the Company, a Subsidiary Guarantor or by a Restricted Subsidiary that is not a Guarantor and who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock.

“Principals” means (a) Ontario Teachers’ Pension Plan Board and its respective affiliates and (b) the executive officers of the Company as of the Issue Date.

“Public Equity Offering” means an underwritten public offering of common stock of the Company or any Parent Entity pursuant to an effective registration statement under the Securities Act (but excluding in any event any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees).

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following: (i) cash, (ii) Cash Equivalents, (iii) assets that are used or useful in a Permitted Business (excluding Permitted Investments made in Persons other than Restricted Subsidiaries pursuant to clause (v) of the definition of “Permitted Investments”) by the Company or any Restricted Subsidiary of the Company and (iv) the Capital Stock of any Person engaged in a Permitted Business that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or any Restricted Subsidiary of the Company.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any receivables or equipment loans and leases (whether now existing or arising or acquired in the future) of the Company or any of its

Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables and equipment loans and leases, all contracts and contract rights and all Guarantees or other obligations in respect of such receivables and equipment loans and leases, proceeds of such receivables and equipment loans and leases and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables, equipment loans and leases and equipment (collectively, “transferred assets”); provided that in the case of any such transfer by the Company or any of its Restricted Subsidiaries, the transferor receives cash or property equal to the fair market value thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided that, on the Issue Date, all Subsidiaries of the Company (other than any Securitization Entities) shall be Restricted Subsidiaries.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers receivables, equipment loans and leases and related assets) that engages in no activities other than in connection with the financing of receivables or equipment loans and leases and related assets and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than (i) contracts for the sale by the Company and/or any such Restricted Subsidiary of receivables, equipment loans and leases and related assets without recourse (other than Standard Securitization Undertakings and Limited Originator Recourse) and (ii) other contracts, agreements, arrangements and understandings on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and

(c) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions; provided that the Asset-Backed Entities shall be deemed Securitization Entities without any such designation or further action by the Board of Directors of the Company.

“Senior Credit Facility” means that certain Senior Credit Facility, dated as of the Issue Date, by and among the Company and Lehman Commercial Paper Inc., as administrative agent, providing for up to $50.0 million of revolving credit borrowings and up to $200.0 million of term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, extended, replaced or refinanced or otherwise restructured (including an increase in the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) from time to time.

“Senior Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or indentures with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), other Indebtedness or letters of credit, in each case, as amended, restated, modified, renewed, refunded, extended, replaced or refinanced or otherwise restructured (including an increase in the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) in whole or in part from time to time.

“Senior Debt” means (1) all Indebtedness outstanding under Senior Credit Facilities and all Hedging Obligations with respect thereto, (2) any other Indebtedness of the Issuers, the Parent or any Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes, the Parent Guarantee and the Guarantees and (3) all Obligations of the Issuers and any Guarantor with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any Indebtedness of any Issuer or any Guarantor which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to any Issuer or any Guarantor, (b) any liability for federal, state, local or other taxes owed or owing by the Issuers, (c) any Indebtedness of the Company or any Guarantor to any of their employees, Subsidiaries or other Affiliates, (d) any trade payable, (e) Capital Stock or (f) any Indebtedness that is incurred in violation of the restrictions described under “Incurrence of Indebtedness and Issuance of Preferred Stock” above; provided that Indebtedness will be Senior Debt if the holders of such Senior Debt shall have received a written certificate from an officer of the Company to the effect that the incurrence of such Indebtedness does not (or in the case of up to $50.0 million of revolving credit Indebtedness available to be borrowed under any Senior Credit Facilities after the date of the initial borrowing thereunder, that the incurrence of such entire committed amount would not) violate the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in receivables or equipment loan securitization transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

“Transactions” means (i) the entry into the indenture governing the Notes, the offer and issuance of the Notes and the provision of a Guarantee by the Parent; (ii) the Acquisition; (iii) the Initial Mergers; (iv) the consummation of the tender offer and consent solicitation initiated by Alliance Laundry Systems LLC and Alliance Laundry Corporation on January 4, 2004 for all $110.0 million of their outstanding 9 5/8% senior subordinated notes due 2008; (v) the entry into the Senior Credit Facility and incurrence of Indebtedness thereunder on the Issue Date by the Issuers and the Parent; (vi) the repayment of the Parent’s indebtedness (as defined in the Unit Purchase Agreement) existing on or prior to the Issue Date; and (vii) all other transactions relating to any of the foregoing.

“Transaction Costs” means all fees, costs and expenses incurred by the Parent and Alliance Laundry Systems LLC and its Subsidiaries in connection with (i) the consummation of the Transactions and (ii) refinancing the Asset-Backed Entities.

“Unrestricted Subsidiary” means each of the Asset-Backed Entities and any Securitization Entity formed after the Issue Date. In addition, “Unrestricted Subsidiary” means (i) any Subsidiary (other than ALC) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant).

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a

Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(i) such Indebtedness is permitted under the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(ii) such Subsidiary (if a Domestic Subsidiary) shall execute a Subsidiary Guarantee and deliver an Opinion of Counsel in accordance with the terms of the Indenture; and

(iii) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary is a description of the material United States federal income tax considerations relating to the exchange, ownership and disposition of the notes by persons who exchange the old notes for the new notes pursuant to the exchange offer. The discussion is for general information only and does not consider all aspects of federal income taxation that may be relevant to the exchange, ownership and disposition of notes by a holder in light of such holder’s personal circumstances (including, for example, the application of the alternative minimum tax). In particular, this discussion does not address the federal income tax consequences of ownership of notes by investors who do not hold notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the federal income tax consequences to holders subject to special treatment under the federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt investors;

•	partnerships or other pass-through entities;

•	United States expatriates;

•	regulated investment companies, real estate investment trusts, banks, thrifts, insurance companies or other financial institutions;

•	persons that hold the notes as a position in a straddle or as part of a synthetic security, hedge, conversion transaction or other integrated investment;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities that have elected to use a market-to-market method of accounting for their securities holdings; or

•	except to the extent discussed under “Non-U.S. Holders,” beneficial owners of the notes that are not U.S. holders (as defined below).

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. As used in this discussion, you are a “U.S. holder” of a note if you are a beneficial owner of notes that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of notes that is not a partnership or a U.S. holder.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisor.

This summary is based on the Code, existing and proposed Treasury regulations promulgated thereunder, administrative pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. This discussion does not address the effect of any applicable state, local or foreign tax law.

If you are considering the purchase of the notes, you should consult your own tax advisor regarding the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

Exchange of Old Notes for New Notes. The exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) will not constitute a taxable exchange for United States federal income tax purposes. Consequently, you will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. Your holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and your initial basis in such a new note will be the same as your adjusted basis in the old note as of the time of the exchange. The federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the federal income tax consequences of holding and disposing of an old note.

The following summary assumes that the exchange of the old notes for the new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

U.S. Holders

Stated Interest on the Notes. Interest payable on the notes (“stated interest”) generally will be includible in your gross income when accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

Additional Payments. It is possible that the Internal Revenue Service (“IRS”) could assert that the additional interest payments we would be obligated to pay if we are not in compliance with certain of our obligations under the registration rights agreement set forth herein, or payments that are in the nature of a premium on the principal amount of the notes made by us in the case of an optional redemption of the notes or in the case of a redemption of the notes upon a Change of Control, are “contingent payments” for federal income tax purposes. See “Description of Notes—Registration Rights; Additional Interest; Description of Notes—Optional Redemption; Description of Notes—Repurchase at the Option of Holders—Change of Control.” If so treated, the notes may be treated as contingent payment debt instruments, and the timing and amount of income inclusion and the character of income recognized may be different from the consequences discussed herein. For example, a U.S. holder might, among other consequences, be required to accrue income on its notes in excess of stated interest and to treat any gain recognized on the sale or disposition of notes as ordinary income rather than as capital gain. However, the contingent payment debt regulations provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of the payment of such additional interest or such payments that are in the nature of a premium on the principal amount of the notes is remote and, accordingly, do not intend to treat the notes as contingent payment debt instruments. There can be no assurance, however, that the IRS will not successfully challenge this position.

Sale or Redemption of the Notes. Upon the sale, redemption or retirement of the notes, you will recognize taxable gain or loss equal to the difference between the amount of cash or other property received (other than any amount attributable to accrued but unpaid interest, which will be taxable as such to the extent not already included in income) and your adjusted tax basis in the notes (your adjusted tax basis in your notes generally will be your purchase price for the notes). Any gain or loss you realize upon a sale or other disposition of a note generally will be capital gain or loss. This gain or loss will be long-term capital gain or loss if you have held the notes for more than one year prior to such sale or other disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Special rules may apply to you or your owners if you are a non-U.S. holder subject to special treatment under the Code, including if you are a “controlled foreign corporation” or “passive foreign investment company.” If you are such a non-U.S. holder, you should consult your own tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you in connection with the purchase, beneficial ownership and disposition of the notes.

Interest on the Notes. Under present United States federal income tax law, and subject to the discussion below concerning backup withholding, the payment by us or our paying agent of interest on a note owned by a non-US. holder will not be subject to United States federal withholding tax under the “portfolio interest exemption,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of ALH within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank holding the notes as loans made in the ordinary course of business; and

•	you satisfy certain certification requirements (summarized below).

In order to claim exemption from withholding tax on payments of interest on your notes, as discussed above, current Treasury regulations generally require that:

•	you (or your agent) must deliver to the withholding agent (generally, we, or a financial institution acting as our agent, will be the withholding agent) an IRS Form W-8BEN (or other applicable form), signed by you or your agent on your behalf, and certifying, under penalties of perjury, that you are not a United States person as defined under the Code; or

•	if you hold your notes through a securities clearing organization or certain other financial institutions, the organization or institution that holds your notes must provide a signed statement to the withholding agent that is accompanied by an IRS Form W-8BEN (or other applicable form) provided by you to that same organization or institution (or an intermediate organization or institution).

Special rules may apply to the certifications that must be provided by entities such as partnerships, estates, trusts and intermediaries. You should consult your tax advisor regarding the application of the U.S. withholding tax rules to your particular circumstances.

In addition, interest on your notes will not be subject to United States federal withholding tax, but will be subject to United States federal income tax, if:

•	you are engaged in the conduct of a trade or business in the United States;

•	interest income on your notes is effectively connected with your conduct of a trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, is attributable to your permanent establishment in the United States); and

•	you have certified to the withholding agent on an IRS Form W-8ECI that you are exempt from withholding tax because the interest income on your notes is effectively connected with the conduct of your trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, you have not claimed the benefit of such treaty to avoid having the interest be subject to United States federal income tax).

Such effectively connected interest income will be taxed to you in the same manner as if you were a U.S. holder as discussed above. In addition, if you are a foreign corporation, such effectively connected interest income also may be subject to a 30% branch profits tax (or a lower applicable income tax treaty rate).

If you do not qualify for an exemption from withholding tax pursuant to the portfolio interest exemption or the above-described exemption applicable to effectively connected interest income, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you deliver to the withholding agent an IRS Form W-8BEN (or other applicable form), signed by you or your agent on your behalf, and claiming an exemption from withholding or a reduced rate of withholding under an applicable income tax treaty.

Sale of Notes. If you sell or otherwise dispose of your notes in a transaction that is treated as a sale or exchange for United States federal income tax purposes, you generally will not be subject to United States federal income tax on any gain you recognize on this transaction, unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, subject to an applicable treaty providing otherwise; or

•	you are an individual who holds your notes as capital assets and are present in the United States for 183 days or more in the year in which you dispose of your notes, and certain other conditions are met.

Information Reporting and Backup Withholding

U.S. holders generally will be subject to information reporting requirements with respect to payments of principal, interest and premium on the notes and the proceeds of sale of the notes (unless the U.S. holder is an exempt recipient such as a corporation).

If you are a non-U.S. holder, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject under certain circumstances to backup withholding at a current rate of 28% (subject to change in respect of payments made after December 31, 2010) with respect to payments on your notes. Generally, backup withholding will apply only if:

•	you fail to provide your taxpayer identification number (“TIN”) (which, for an individual, is the individual’s social security number) to the withholding agent, or, in the case of a non-U.S. holder, you fail to provide the required certification that you are not a United States person;

•	you provide an incorrect TIN;

•	you are notified by the IRS that you have failed to properly report payments of interest and dividends and the IRS has notified us that you are subject to backup withholding; or

•	you fail, under certain circumstances, to provide the withholding agent with a certified statement, signed under penalty of perjury, that the TIN you provided is your correct TIN and that you are not subject to backup withholding.

Certain taxpayers, including corporations, generally are exempt from backup withholding. In addition, payment of proceeds from a sale or other taxable disposition of notes by a non-U.S. holder through a broker is not subject to backup withholding if the broker does not have certain connections with the United States as provided in the applicable Treasury regulations. If the broker does have such a connection, the non-U.S. holder can nonetheless avoid backup withholding by providing a statement certifying, under penalties of perjury, that it is not a United States person as defined under the Code (provided that the broker does not have actual knowledge or reason to know that the certification is inaccurate). Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your United States federal income tax liability, provided that the required information is timely furnished to the IRS. You should consult your tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATION OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes (and exchange notes) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of notes (or exchange notes) by an ERISA Plan with respect to which the issuer, initial purchaser, or a subsidiary guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions of “PTCEs” that may apply to the acquisition and holding of notes (or exchange notes). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any other Similar Law to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, provided that the new notes be sold at prevailing market prices, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for the issuers by Debevoise & Plimpton LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of this firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any particular contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, with each statement being qualified in all respects by that reference.

Except as may be required by 15(d) thereof, we are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. Under the terms of the indenture, we have agreed that, whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the Securities and Exchange Commission, we will file a copy of all such information and reports with the Securities and Exchange Commission for public availability (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The public may read and copy any materials we file with the Securities and Exchange Commission at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may access these materials at the Securities and Exchange Commission’s website at http://www.sec.gov. For further information regarding the Public Reference Room call the Securities and Exchange Commission at 1-800-SEC-0330. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Alliance Laundry Holdings LLC

Index to Financial Statements

As of December 31, 2003 and 2002 and for the three years ended December 31, 2003

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Index to Interim Financial Statements

(unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of Alliance Laundry Holdings LLC

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Alliance Laundry Holdings LLC and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. Also, as discussed in Note 2, effective in 2001, the Company changed its methods of accounting for derivative financial instruments and retained beneficial interests in securitized financial assets.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin

March 5, 2004

Alliance Laundry Holdings LLC

Consolidated Balance Sheets

	December 31,
	2003	2002
	(In thousands)
ASSETS
Current assets:
Cash	$7,937	$7,339
Cash-restricted	—	99
Accounts receivable (net of allowance for doubtful accounts of $257 and $207 at December 31, 2003 and 2002, respectively)	9,157	5,834
Inventories, net	26,215	25,697
Beneficial interests in securitized accounts receivable	16,789	19,864
Prepaid expenses and other	898	639

Total current assets	60,996	59,472
Notes receivable, net	8,161	11,166
Property, plant and equipment, net	34,035	39,096
Goodwill (net of accumulated amortization of $11,766 at December 31, 2003 and 2002)	55,414	55,414
Beneficial interests in securitized financial assets	22,676	21,483
Debt issuance costs, net	7,636	9,654
Other assets	1,721	1,010

Total assets	$190,639	$197,295

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$11,270	$9,971
Revolving credit facility	—	—
Accounts payable	11,279	13,797
Other current liabilities	20,428	21,638

Total current liabilities	42,977	45,406
Long-term debt:
Senior credit facility	145,975	173,266
Senior subordinated notes	110,000	110,000
Junior subordinated note	24,171	20,312
Other long-term debt	783	1,028
Other long-term liabilities	6,491	8,023

Total liabilities	330,397	358,035
Commitments and contingencies (see Note 11)
Mandatorily redeemable preferred equity	6,000	6,000
Members’ deficit	(145,758)	(166,740)

Total liabilities and members’ deficit	$190,639	$197,295

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Income

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Net revenues:
Commercial laundry	$230,663	$219,653	$219,273
Service parts	36,944	35,524	34,743

	267,607	255,177	254,016
Cost of sales	188,979	179,047	188,982

Gross profit	78,628	76,130	65,034

Selling, general and administrative expense	33,566	30,098	28,665
Securitization and other costs	—	10,920	—

Total operating expenses	33,566	41,018	28,665

Operating income	45,062	35,112	36,369
Interest expense	28,258	28,341	33,538
Loss from early extinguishment of debt	—	2,004	—
Abandoned Canadian public offering costs	—	3,409	—
Other income (expense), net	(830)	33	(67)

Income before taxes	15,974	1,391	2,764
Provision for income taxes	55	56	34
Net income before cumulative effect of accounting change	15,919	1,335	2,730
Cumulative effect of change in accounting principle	—	—	2,043

Net income	$15,919	$1,335	$687

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Members’ Deficit

and Comprehensive Income (Loss)

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Members’ deficit, beginning of year	$(166,740)	$(160,208)	$(161,861)
Net income	15,919	1,335	687
Accumulated other comprehensive income (loss):
Net unrealized holding gain on residual interests, beginning of year	1,586	1,309	572
Unrealized gain, net	650	277	737

Net unrealized holding gain on residual interests, end of year	2,236	1,586	1,309
Minimum pension liability adjustment, beginning of year	(8,003)	—	—
Unrealized gain (loss)	4,381	(8,003)	—

Minimum pension liability adjustment, end of year	(3,622)	(8,003)	—
Net unrealized gain on interest rate swaps, beginning of year	—	141	—
Unrealized (loss) gain	—	(141)	141

Net unrealized gain on interest rate swaps, end of year	—	—	141
Repayment on loans to management	32	—	88

Members’ deficit, end of year	$(145,758)	$(166,740)	$(160,208)

Comprehensive income (loss):
Net income	$15,919	$1,335	$687
Other comprehensive income (loss):
Net unrealized holding gain on residual interests, net	650	277	737
Minimum pension liability adjustment	4,381	(8,003)	—
Unrealized (loss) gain on interest rate swaps	—	(141)	141

Comprehensive income (loss)	$20,950	$(6,532)	$1,565

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Net income	$15,919	$1,335	$687
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	2,043
Depreciation and amortization	10,886	13,293	17,026
Non-cash interest	5,290	4,875	3,663
Non-cash loss from early extinguishment of debt	—	2,004	—
Loss (gain) on sale of property, plant and equipment	33	(33)	67
Changes in assets and liabilities:
Accounts receivable	(3,323)	4,606	139
Inventories	(518)	4,165	7,600
Other assets	4,346	(6,184)	(14,230)
Accounts payable	(2,518)	1,603	3,439
Other liabilities	278	(2,889)	904

Net cash provided by operating activities	30,393	22,775	21,338

Cash flows from investing activities:
Additions to property, plant and equipment	(3,600)	(2,652)	(5,152)
Proceeds on disposal of property, plant and equipment	10	89	188

Net cash used in investing activities	(3,590)	(2,563)	(4,964)

Cash flows from financing activities:
Repayment of management note	32	—	—
Proceeds from long-term debt	—	193,000	812
Principal payments on long-term debt	(26,237)	(205,230)	(4,618)
Net decrease in revolving line of credit borrowings	—	—	(12,000)
Debt financing costs	—	(6,302)	—

Net cash used in financing activities	(26,205)	(18,532)	(15,806)

Increase in cash	598	1,680	568
Cash at beginning of year	7,339	5,659	5,091

Cash at end of year	$7,937	$7,339	$5,659

Supplemental disclosure of cash flow information:
Cash paid for interest	$22,148	$22,155	$25,774

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(Dollar amounts in thousands unless otherwise indicated)

Note 1—Description of Business and Basis of Presentation:

Description of Business

Throughout this annual report, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as “Alliance Holdings,” and, together with its consolidated operations, as “Alliance,” “we,” “our” and “us,” unless otherwise indicated. Any reference to “Alliance Laundry” refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated.

We design, manufacture and service a full line of commercial laundry equipment for sale in the U.S. and for export to numerous international markets. We also manufacture consumer washing machines for sale to international customers. We produce all of our products in the U.S. at two manufacturing plants located in Ripon, Wisconsin and Marianna, Florida. We also provide equipment financing to laundromat operators and other end-users.

Alliance originated from the acquisition of Speed Queen Company (“Speed Queen”) by Raytheon Company (“Raytheon”) in October of 1979 and it was an operating unit of Raytheon under various names, including Speed Queen and Raytheon Appliances, Inc. On September 10, 1997, in connection with the sale by Raytheon of its consumer laundry business (“Amana Transaction”), Raytheon Appliances, Inc. was dissolved. Concurrently, Raytheon Commercial Laundry LLC was established as a limited liability company to carry on the commercial laundry portion of Raytheon’s appliance business.

Basis of Presentation

On May 5, 1998, a recapitalization (the “Recapitalization”) and merger transaction occurred, pursuant to which Raytheon Commercial Laundry LLC was renamed “Alliance Laundry Holdings LLC.” The transactions were accounted for as a recapitalization and accordingly, the historical accounting basis of the assets and liabilities was unchanged. The financial statements represent the consolidated financial position and results of operations of Alliance Holdings, including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation which were formed in connection with the Recapitalization.

In connection with the Recapitalization and other related transactions, the Company contributed substantially all of its assets and liabilities to Alliance Laundry Systems LLC, a newly formed limited liability company. Immediately after the consummation of the transactions, Alliance Laundry became the only direct subsidiary of Alliance Holdings and succeeded to substantially all of the assets and liabilities of Alliance. Subsequent to May 4, 1998, Alliance Laundry comprises all of our operating activities.

All material intercompany transactions have been eliminated in the preparation of these financial statements.

Note 2—Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Cash, Cash Equivalents and Cash Management

We consider all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash at December 31, 2002 represents unremitted collections on notes receivable sold prior to May 5, 1998.

Revenue Recognition

Revenue from product sales is recognized by us when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to the customer; the price to the customer is fixed or determinable; and collectibility is reasonably assured. With the exception of certain sales to international customers, which are recognized upon receipt by the customer, these criteria are satisfied, and accordingly, revenue is recognized upon shipment by us.

Shipping and Handling Fees and Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs,” shipping and handling fees and costs are reflected in net revenues and cost of goods sold as appropriate.

Sales Incentive Costs

In accordance with EITF Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” all sales incentive costs including cash discounts, customer promotional allowances, and volume rebates are reflected as a reduction of net revenues.

Financing Program Revenue

As discussed below, we sell notes receivable and accounts receivable through our special-purpose bankruptcy remote entities. As servicing agent, we retain collection and administrative responsibilities for the notes and accounts receivable. We earn a servicing fee, based on the average outstanding balance. In addition, we have recorded gains or losses on the sales of notes receivable and accounts receivable in the period in which such sales occur in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” through March 31, 2001 and subsequently in accordance with SFAS No. 140 as discussed below. We also recognize interest income on beneficial interests retained in the period the interest is earned. Servicing revenue, interest income on beneficial interests retained, and gains on the sale of notes receivable are included in commercial laundry revenue.

During the second quarter of 2001, we adopted SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125.” This Statement revised certain aspects of the existing standards for accounting for securitizations and other transfers of financial assets and collateral, and required certain new and expanded disclosures. SFAS No. 140 was effective for us in the second quarter of 2001 and did not have a material effect on our financial statements with respect to the recognition and measurement of sales of financial assets.

Effective April 1, 2001, we also adopted the provisions of EITF Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” In accordance with the provisions of EITF 99-20, we recognized an approximate $2.0 million charge upon adoption as the cumulative effect of this accounting change. The $2.0 million effect of adoption reflects the recognition of write-downs of our retained interests pursuant to the impairment provisions of EITF 99-20. We also recognize interest income on retained beneficial interests in accordance with EITF 99-20.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Sales of Accounts Receivable and Notes Receivable (See Notes 4 and 5)

According to SFAS No. 125 and 140, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. We sell all of our trade receivable and eligible notes receivable to third parties through special-purpose bankruptcy remote entities designed to meet the SFAS No. 125 and 140 requirements for sale treatment. Accordingly, we remove these receivables from our balance sheet at the time of transfer.

In a subordinated capacity, we retain rights to the residual portion of cash flows, including interest earned, from the notes receivable sold. This retained beneficial interest is recorded at its estimated fair value at the balance sheet date. In determining the gain on sales of notes receivable, the investment in the sold receivable pool is allocated between the portion sold and the portion retained, based on their relative fair values. We generally estimate the fair values of our retained interests based on the present value of expected future cash flows to be received, using our best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks involved. Unrealized gains and losses resulting from changes in the estimated fair value of our retained interests are recorded as other comprehensive income (loss). Impairment losses are recognized when the estimated fair value is less than the carrying amount of the retained interest in accordance with EITF 99-20.

Inventories

Inventories are stated at cost using the first-in, first-out method but not in excess of net realizable value. Our policy is to evaluate all inventory including manufacturing raw material, work-in-process, finished goods, and spare parts. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are our estimates related to future manufacturing schedules, customer demand, possible alternate uses and ultimate realization of potentially excess inventory.

Notes Receivable

Notes receivable reflect equipment loans that we expect to sell shortly after the balance sheet date, and non-performing and other loans not eligible for sale to our existing securitization facilities. Notes receivable are stated at the principal amount outstanding, net of allowance for credit losses. Interest income is accrued as earned on outstanding balances. Recognition of income is suspended when we determine that collection of future income is not probable (after 90 days past due). Fees earned and incremental direct costs incurred upon origination of equipment loans are not significant.

We determine that a note receivable is impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the note. These equipment loans are collateral-dependent and accordingly, measurement of impairment is based upon the estimated fair value of collateral.

The determination of the allowance for credit losses is based on an analysis of the related notes and reflects an amount which, in our judgment, is adequate to provide for probable credit losses. Notes deemed to be uncollectible are charged off and deducted from the allowance. The allowance is increased for recoveries and by charges to income.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Betterments and major renewals are capitalized and included in property, plant and equipment while expenditures for maintenance and minor renewals are charged to expense.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated and any resulting gain or loss is reflected in other income (expense). Long-lived assets, principally property, plant and equipment, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable based upon related estimated future undiscounted cash flows. When required, impairment losses on assets to be held and used are recognized based upon the fair value of the asset as compared to its carrying value. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

Depreciation provisions are based on the following estimated useful lives: buildings 40 years; machinery and equipment (including production tooling) 5 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

Intangibles

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” in the first quarter of fiscal 2002. Application of the non-amortization provisions of SFAS No. 142 resulted in an increase in net income of approximately $2.0 million in fiscal 2002. The following sets forth a reconciliation of net income for the periods presented as if the non-amortization provisions of SFAS No. 142 had been applied as of January 1, 2001.

	Year Ended December 31,
	2003	2002	2001
Reported net income	$15,919	$1,335	$687
Add: Goodwill amortization	—	—	2,046

Adjusted net income	$15,919	$1,335	$2,733

SFAS No. 142 also requires a goodwill impairment review to be performed at least annually by applying a fair-value-based test at an appropriate level within the entity. This test involves a comparison of a reporting unit’s estimated fair value to its carrying value. If the estimated fair value is in excess of the carrying value, the test is complete and no goodwill impairment is recorded. We estimate fair value based upon estimates of discounted cash flows, including expectations of future operating results. We have completed the analysis required by SFAS No. 142 and have concluded that no impairment of recorded goodwill exists at December 31, 2003.

Debt Issuance Costs

As a result of amending and restating our Senior Credit Facility in 2002, we wrote-off $2.0 million of remaining unamortized debt issuance costs associated with the previous facility and capitalized as debt issuance costs the fees associated with the new facility of $6.3 million. Accumulated amortization was $5.8 million and $3.8 million at December 31, 2003 and 2002, respectively.

Warranty Liabilities

The cost of warranty obligations are estimated and provided for at the time of sale. Standard product warranties cover most parts for three years and certain parts for five years.

Research and Development Expenses

Research and development expenditures are expensed as incurred. Research and development costs were $6.7 million, $6.7 million and $5.8 million in 2003, 2002 and 2001, respectively.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Advertising Expenses

We expense advertising costs as incurred. We incurred advertising expenses of approximately $3.1 million, $2.9 million, and $3.2 million in 2003, 2002 and 2001, respectively.

Income Taxes

As a result of the Recapitalization, we are a stand-alone limited liability company and are not subject to federal and most state income taxes.

Class B and C Units

The Company issued Class B and C Unit interests to certain members of management in connection with the May 5, 1998 recapitalization transaction, and certain additional Class B and Class M interests in 2003 (see Note 10). These units were issued for nominal consideration based upon the subordinated nature of such interests, and represent performance-based compensatory awards for accounting purposes. Compensation expense is measured each period based upon the estimated fair value of all common units and recognized over the vesting period when it becomes probable that certain target multiples, as defined, will be achieved. No compensation expense related to these units was recognized in 2003, 2002 or 2001.

Fair Value of Other Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these financial instruments. The amounts reported for borrowings under the Senior Credit Facility approximate fair value since the underlying instruments bear interest at variable rates that reprice frequently. The fair value of our senior subordinated notes at December 31, 2003 is estimated based upon prices prevailing in recent market transactions. The fair value of interest rate swaps are obtained based upon third party quotes.

Derivative Financial Instruments

We adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001. SFAS No. 133 as amended, requires us to recognize all derivatives as either assets or liabilities and measure those instruments at fair value, and recognize changes in the fair value of derivatives in net income or other comprehensive income, as appropriate.

In accordance with the transition provisions of SFAS 133, we recorded a cumulative-effect-type gain adjustment of $0.7 million in other comprehensive income (loss) within members’ deficit to recognize at fair value its interest rate swap arrangements at January 1, 2001. We reclassified in earnings during 2001 approximately $0.6 million of the transition adjustment that was recorded in other comprehensive income (loss). For the year ended December 31, 2001, we recognized a loss of $1.5 million reflecting the subsequent changes in the fair values of our interest rate swaps and a gain of $0.6 million for the reclassification of the transition adjustment as discussed above. We entered into a new interest rate swap agreement in December 2002. We recognized losses of $1.4 million and $1.8 million reflecting the subsequent changes in the fair value of this interest rate swap for the years ended December 31, 2003 and December 31, 2002 respectively.

Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk include trade accounts receivable and notes receivable, and related retained interests in securitized accounts and notes receivable.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Concentrations of credit risk with respect to trade receivables and notes receivable are limited, to a degree, by the large number of geographically diverse customers that make up our customer base. The Company’s sales to international customers accounted for 12.7%, 11.5% and 12.8% of net revenues in 2003, 2002 and 2001, respectively. We control credit risk through credit approvals, credit limits and monitoring procedures, as well as secured payment terms or Foreign Credit Insurance Agency (“FCIA”) insurance for sales to international customers.

Certain Concentrations

We sell our products primarily to independent distributors. Our largest customer accounted for 15.8%, 16.8% and 15.7% of net revenues in 2003, 2002 and 2001, respectively.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We adopted SFAS No. 143 effective January 1, 2003. The adoption did not have any impact on the consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. In addition, FIN 45 requires additional disclosures about the guarantees that an entity has issued, including a reconciliation of the changes in the entity’s product warranty liabilities during the reporting period. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We adopted the provisions of this statement effective January 1, 2003. The adoption of the recognition and measurement provisions did not have a material impact on the consolidated financial statements.

During January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which clarifies the consolidation and disclosure requirements related to variable interests in a variable interest entity. A variable interest entity is an entity for which control is achieved through means other than voting rights. In December 2003, the FASB issued a revision to FIN No. 46, which replaced FIN No. 46. The revised Interpretation (“FIN 46-R”) was effective immediately for interests created after January 31, 2003 and is effective on March 31, 2004 for interests created before February 1, 2003.

FIN 46-R provides exceptions from its scope for certain entities, including qualifying special-purpose securitization entities subject to the reporting requirements of SFAS No. 140 and business entities, as defined, that do not possess certain characteristics.

Our primary variable interests are notes receivable that have not been sold and are comprised primarily of equipment loans to laundromat operators and other end-users. Excluding notes awaiting sale, the carrying value of such loans was approximately $4.5 million at December 31, 2003. The adoption of FIN 46-R did not have an impact on our consolidated financial statements for the year ended December 31, 2003. If in the future, however, we are required to consolidate a variable interest entity in which one or both of our SFAS No. 140 qualifying special-purpose entities also holds a variable interest, the qualifying status of the special-purpose entity with such holdings would be eliminated. In that instance, we would be required to determine if we are the primary beneficiary of the affected securitization entity under FIN 46-R and if so, to consolidate that entity, which would have a material effect on our consolidated financial position, results of operations and cash flows.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

During April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for certain derivative instruments modified or entered into after June 30, 2003. Generally, the provisions of SFAS No. 149 are effective beginning July 1, 2003. We adopted SFAS No. 149 effective July 1, 2003. The adoption did not have any impact on our consolidated financial statements.

During May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The FASB has also subsequently issued certain Staff Positions that effectively amended SFAS No. 150. The statement is effective for us beginning January 1, 2004. The adoption of SFAS No. 150, as amended, will result in classification of our mandatorily redeemable preferred equity as a liability.

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. These disclosure requirements are effective immediately for our plans, except for estimated future benefit payments, which will be effective in 2004. This statement also requires interim-period disclosures of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension and other postretirement benefit plans. These interim-period disclosures will be effective for us in the first quarter of 2004.

In December 2003, the Staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 104 (“SAB No. 104”), “Revenue Recognition,” which supersedes SAB No. 101, “Revenue Recognition in Financial Statements.” SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB No. 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the “FAQ”) issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The adoption of SAB No. 104 did not have any impact upon our consolidated financial statements.

The FASB is expected to re-expose a proposed statement in the first quarter of 2004 that would amend and clarify SFAS No. 140 (and related implementation guidance). The proposed statement will address permitted activities of qualifying special-purpose entities, including the degree of discretion allowable in determining the terms of beneficial interests issued after inception, and whether certain transfers can meet the criteria for sale accounting under SFAS No. 140 if the transferor or any consolidated affiliate provides liquidity support for the transferee’s beneficial interests. As the proposed statement has not been issued, we are unable to determine the effects, if any, on our existing securitization entities, or the related transition provisions. However, in the event that transfers to our existing asset backed facility would no longer qualify as sales of financial assets in the future, we may recognize additional costs for a replacement facility or other material financial statement effects.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Note 3—Infrequently Occurring Items:

We entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, we recorded a loss on early extinguishment of debt of approximately $2.0 million, to write-off unamortized debt issuance costs related to our prior term loan and revolving credit facilities.

During 2002 we wrote-off $3.4 million for certain costs incurred while pursuing an initial public offering through a Canadian Income Trust. Due to market conditions, we determined that such a public offering would not be advantageous to Alliance at that time.

We entered into a new asset backed facility dated as of November 26, 2002. As a result, we recorded transaction expenses of $10.9 million.

Note 4—Equipment Financing and Sales of Notes Receivable:

General

We maintain an internal financing organization to originate and administer promissory notes for financing of equipment purchases for primarily laundromats. These notes typically have terms ranging from Prime plus 1.0% to Prime plus 6.0% for variable rate notes and 7.9% to 14.5% for fixed rate notes. The average interest rate for all notes at December 31, 2003 approximates 8.0% with terms ranging from 2 to 9 years. All notes allow the holder to prepay outstanding principal amounts without penalty, and are therefore subject to prepayment risk.

Funding Facilities

On November 26, 2002, Alliance, through a special-purpose bankruptcy remote subsidiary, Alliance Laundry Equipment Receivables 2002 LLC (“ALER 2002”), and a trust, Alliance Laundry Equipment Receivables Trust 2002-A (“ALERT 2002A”), entered into a three year $300.0 million revolving facility (the “Asset Backed Facility”), backed by equipment loans and trade receivables originated by us. During the first three years of the new Asset Backed Facility, we are permitted, from time to time, to sell our trade receivables and certain equipment loans to the special-purpose subsidiary, which in turn will transfer them to the trust. The trust finances the acquisition of the trade receivables and equipment loans through borrowings under the Asset Backed Facility, which are limited to an advance rate of approximately 95% for equipment loans and 60-70% for trade receivables. Funding availability for trade receivables is limited to a maximum of $60.0 million, while funding for equipment loans is limited at $300.0 million less the amount of funding outstanding for trade receivables. Funding for the trade receivables and equipment loans is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. After three years from the closing date, which is December 2, 2005, (or earlier in the event of a rapid amortization event or an event of default), the trust will not be permitted to request new borrowings under the facility and the outstanding borrowings will amortize over a period of up to nine years. As of December 31, 2003, the balance of variable funding notes due to lenders under the Asset Backed Facility for equipment loans was $187.8 million.

Additional advances under the Asset Backed Facility are subject to certain continuing conditions, including but not limited to (i) the weighted average life, weighted average interest rate, and the amount of fixed rate equipment loans held by the trust, (ii) the absence of a rapid amortization event or event of default, as defined, (iii) our compliance, as servicer, with certain financial covenants, and (iv) no event having occurred which materially and adversely affects our operations.

The variable funding notes under the Asset Backed Facility will commence amortization and borrowings thereunder will cease prior to three years after the closing date upon the occurrence of certain “rapid amortization events” which include: (i) a borrowing base shortfall exists and remains uncured, (ii) delinquency, dilution or

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

default ratios on pledged receivables and equipment loans exceeding certain specified ratios in any given month, (iii) the days sales outstanding on receivables exceed a specified number of days, (iv) the occurrence and continuance of an event of default or servicer default under the Asset Backed Facility, including but not limited to, as servicer, a material adverse change in our business or financial condition and our compliance with certain required financial covenants, and (v) a number of other specified events.

The risk of loss to the note purchasers under the new Asset Backed Facility resulting from default or dilution on the trade receivables and equipment loans is protected by credit enhancement, provided by us in the form of cash reserves, letters of credit and overcollateralization. Further, the timely payment of interest and the ultimate payment of principal on the facility is guaranteed by Ambac Assurance Corporation. All of the residual beneficial interests in the trust and cash flows remaining from the pool of receivables and loans after payment of all obligations under the Asset Backed Facility would accrue to our benefit. Except for the retained interests and amounts of the letters of credit outstanding from time to time as credit enhancement, we provide no support or recourse for the risk of loss relating to default on the assets transferred to the trust. In addition, we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of such trade receivables and equipment loans.

The estimated fair value of our beneficial interests in the accounts receivable and notes sold to ALERT 2002A are based on the amount and timing of expected distributions to us as the holder of the trust’s residual equity interests. Such distributions may be substantially deferred or eliminated, and result in an impairment of our residual interests, if repayment of the variable funding notes issued by ALERT 2002A is accelerated upon an event of default or rapid amortization event described above.

The Asset Backed Facility replaces a similar facility previously maintained with Lehman Commercial Paper, Inc. (the “ALRW Facility”). In connection with the establishment of the new facility, Alliance, through its special-purpose subsidiaries repurchased and simultaneously resold the assets held by the ALRW Facility to the new Asset Backed Facility. Included in 2002 commercial laundry revenue is a gain of approximately $2.0 million related to these transactions, essentially reflecting the sale of notes receivable under the Asset Backed Facility and the recognition of previously unrecognized gains related to retained interests in the ALRW Facility.

Prior to the Recapitalization, Alliance, through a special-purpose bankruptcy remote entity Alliance Commercial Appliances Finance LLC (“ACAF”), entered into an agreement dated March 26, 1997, with Falcon Asset Securitization Corporation (“Falcon”) and Bank One, NA, as agent for Falcon. Pursuant to that agreement, the special-purpose entity sold to Falcon defined pools of notes receivable purchased from the Company. ACAF stopped selling notes receivable to Falcon as of May 4, 1998 and, as of June 30, 2003 the facility was terminated.

Sales of Notes Receivable

Gains on sales of notes receivable and other net finance program income in 2003, 2002, and 2001 of approximately $6.3 million, $7.2 million, and $6.5 million, respectively, is included in commercial laundry revenue.

Pursuant to the terms of the ALRW Facility, on November 28, 2000, the Company, through a wholly-owned subsidiary, Alliance Laundry Equipment Receivables LLC (“ALER”) and Alliance Laundry Equipment Receivable Trust 2000-A (“ALERT”), a trust formed by ALER, completed the securitization of $137.8 million of notes receivable related to equipment loans. The transaction was financed by the issuance of $128.2 million of equipment loan-backed notes issued by ALERT and certain interests retained by us. Proceeds from the issuance of the notes by ALERT were used to repay amounts outstanding under the ALRW Facility, with the balance received by us in settlement of our related retained interests. We hold all of the residual equity interests of the

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

trust, which we do not consolidate based upon its special-purpose bankruptcy remote status, and we are paid a monthly servicing fee equal to one-twelfth of 1.0% of the aggregate balance of loans held by the trust. At December 31, 2003 and 2002, we have recorded $5.1 million and $7.8 million, respectively, related to the estimated fair value of our beneficial interests in the notes sold to the trust.

The estimated fair value of our beneficial interests in the notes sold to the trust are based on the amount and timing of expected distributions to us as the holder of the trust’s residual equity interests. Such distributions may be substantially deferred or eliminated, and result in an impairment of our residual interests, if repayment of amounts due under the notes issued by ALERT is accelerated upon an event of default or early payout event, as defined. These events include (i) delinquency or default ratios on equipment loans exceeding certain specified levels, (ii) a failure by us, as servicer, to comply with certain financial covenants or maintain minimum credit ratings with respect to our senior secured or senior subordinated unsecured obligations, (iii) a material adverse change in our business or financial condition, and (iv) a number of other specified events.

Portfolio Information

The table below summarizes certain information regarding our equipment loan portfolio, delinquencies, and cash flows received from and paid to our special-purpose securitization entities:

	December 31, 2003		December 31, 2002
	Principal Amount	Principal Amount of Loans 60 Days or More Past Due	Principal Amount	Principal Amount of Loans 60 Days or More Past Due
Total Portfolio	$244,127	$6,643	$244,964	$7,369
Less: Loans Sold	234,266	4,693	232,498	2,061

Loans Held	9,861	$1,950	12,466	$5,308

Allowance for loan losses	(1,700)		(1,300)

	$8,161		$11,166

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001
Proceeds from sales of loans	$94,083	$89,644	$111,044
Purchase of delinquent or foreclosed assets	$—	$(8,818)	$(11,354)
Servicing fees and other net cash flows received on retained interests	$14,475	$16,411	$11,555

Our credit losses, on a total portfolio basis, as a percentage of average loans outstanding during 2003, 2002 and 2001 were 0.89%, 1.12% and 2.05%, respectively. The following presents activity in the allowance for loan losses related to loans held on-balance sheet:

	Beginning of Period	Charges to Expenses	Deductions	Balance at End of Period
Year ended:
December 31, 2001	$2,614	2,895	4,693	816
December 31, 2002	$816	3,143	2,659	1,300
December 31, 2003	$1,300	1,844	1,444	1,700

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Valuation of Retained Interests

With respect to the Asset Backed Facility, we recognize beneficial interests in notes sold to ALER 2002, which represents the estimated fair value of our retained interest in the residual cash flows, including interest earned from notes sold, and the present value of estimated proceeds from a cash reserve account. We have also recognized our interest in the residual equity of ALERT.

	December 31,
	2003	2002
Beneficial interests in notes sold to ALER 2002	$17,539	$13,674
Other beneficial interests in notes sold—ALERT	5,137	7,809

	$22,676	$21,483

Key economic assumptions used in valuing retained interests at December 31, 2003 and 2002 were as follows:

	2003	2002
Average prepayment speed (per annum)	25.0%	25.0%
Expected credit losses (per annum)	1.0%	0.6% - 1.0%
Residual cash flows discounted at	12.5%	12.5%

The weighted-average remaining expected life of notes receivable sold by us was approximately 21 months at December 31, 2003.

At December 31, 2003 and 2002, key economic assumptions and the sensitivity of the current fair value estimates of such retained interests to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	December 31,
	2003	2002
Prepayment speed assumption:
Impact on FV 10% adverse change	(165)	(222)
Impact on FV 20% adverse change	(317)	(440)
Expected credit losses:
Impact on FV 10% adverse change	(251)	(216)
Impact on FV 20% adverse change	(501)	(432)
Residual cash flow discount rate:
Impact on FV 10% adverse change	(382)	(398)
Impact on FV 20% adverse change	(752)	(783)

These sensitivities are hypothetical and the effect of a variation in a particular assumption on the estimated fair value of retained interests is calculated without changing any other assumptions; in reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.

Note 5—Sales of Accounts Receivable:

As described in Note 4 above, we, through our bankruptcy remote subsidiary ALER 2002, entered into the Asset Backed Facility to finance the sale of all of our trade receivables and certain eligible notes receivable

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

related to equipment loans. With respect to the variable funding notes (the “Notes”) secured by trade receivables, the Asset Backed Facility lenders will make loans which approximate 60% to 70% of the outstanding amount of trade receivables sold. Funding for the trade receivables is subject to certain eligibility criteria, including concentration and other limits, standard for transactions of this type. As servicer, we retain collection and administrative responsibilities for the accounts receivable sold. The total amount of uncollected balances on trade accounts receivable sold at December 31, 2003 was $45.5 million and the variable funding notes due to lenders under the Asset Backed Facility for trade receivables was $31.8 million.

Losses on sales of trade accounts receivable and related expenses of $1.5 million, $1.0 million and $1.8 million in 2003, 2002 and 2001, respectively, are included in selling, general and administrative expense. Our retained interest in trade accounts receivable sold to ALER 2002 at December 31, 2003 and 2002 is $16.8 million and $19.9 million, respectively. We stopped selling trade receivables to ALRW and on December 3, 2002, all amounts outstanding under the ALRW Facility were paid off and ALRW ceased all activities.

Note 6—Inventories:

Inventories consisted of the following at:

	December 31,
	2003	2002
Materials and purchased parts	$9,167	$11,124
Work in process	3,074	4,312
Finished goods	15,394	12,990
Less: inventory reserves	(1,420)	(2,729)

	$26,215	$25,697

Note 7—Property, Plant and Equipment:

Property, plant and equipment consisted of the following at:

	December 31,
	2003	2002
Land	$910	$910
Buildings and leasehold improvements	29,776	29,744
Machinery and equipment	154,346	151,228

	185,032	181,882
Less: accumulated depreciation	(152,246)	(144,426)

	32,786	37,456
Construction in progress	1,249	1,640

	$34,035	$39,096

Depreciation expense was $8.6 million, $10.4 million and $11.8 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Note 8—Other Current Liabilities:

The major components of other current liabilities consisted of the following at:

	December 31,
	2003	2002
Warranty reserve	$4,759	$4,890
Accrued sales incentives	2,626	3,885
Salaries, wages and other employee benefits	5,100	4,769
Accrued interest	6,066	5,805
Other current liabilities	1,877	2,289

	$20,428	$21,638

Note 9—Debt:

Debt consisted of the following at:

	December 31,
	2003	2002
Term loan facility	$157,000	$183,000
Senior subordinated notes	110,000	110,000
Junior subordinated note	24,171	20,312
Revolving credit facility	—	—
Other long-term debt	1,028	1,265

Gross long-term debt	292,199	314,577
Less: current portion	(11,270)	(9,971)

	$280,929	$304,606

Senior Credit Facility

On August 2, 2002 we amended and restated our May of 1998 credit agreement with a syndicate of financial institutions. The amended and restated credit facility (the “Senior Credit Facility”) is comprised of a term loan facility aggregating $193.0 million (the “Term Loan Facility”) and a $45.0 million revolving credit facility (the “Revolving Credit Facility”). Among other modifications, the amended and restated agreement extends the Senior Credit Facility termination date from May 5, 2003 to August 5, 2007. The Term Loan Facility requires principal payments of $2,205 per quarter through June 2004, payments of $3,308 per quarter for September 2004 through June 2006, and payments of $5,513 per quarter for September 2006 through March 2007. Final payment of $109,591 is due August 2007. We are required to make prepayments with the proceeds from the disposition of certain assets and from excess cash flow, as defined.

The Term Loan Facility bears interest, at our election, at either the Lenders’ Base Rate plus a margin of 2.5% or the Eurodollar Rate plus a margin of 3.5%. The Revolving Credit Facility bears interest, at our election, at either the Base Rate plus a margin ranging from 1.5% to 2.5% or the Eurodollar Rate plus a margin ranging from 2.5% to 3.5%.

The interest rate on term loan borrowings outstanding at December 31, 2003 and 2002 was 4.7% and 5.3%, respectively. Borrowings outstanding under the Senior Credit Facility are secured by substantially all of the real

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

and personal property of the Company and its domestic subsidiaries (other than the financing subsidiaries). Letters of credit issued on our behalf under the Revolving Credit Facility totaled $25.3 million at December 31, 2003.

Additional borrowings and the issuance of additional letters of credit under the Senior Credit Facility are subject to certain continuing representations and warranties, including the absence of any development or event which has had or could reasonably be expected to have a material adverse effect on our business or financial condition.

Senior Subordinated Notes

Also on May 5, 1998, the Company and its wholly-owned subsidiary, Alliance Laundry Corporation, issued $110.0 million of 9 5/8% senior subordinated notes due in 2008 (the “Notes”) to Lehman Brothers Inc. and Credit Suisse First Boston Corporation (the “Initial Purchasers”). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A of the Securities and Exchange Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

The Notes are general unsecured obligations and are subordinated in right of payment to all current and future senior debt, including permitted borrowings under the Senior Credit Facility.

Interest on the Notes accrues at the rate of 9 5/8% per annum and is payable semi-annually in arrears on May 1 and November 1. The fair value of the Notes at December 31, 2003 and 2002 was approximately $110.6 million and $93.5 million, respectively, based upon prices prevailing in recent market transactions.

The Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price
2003	104.813%
2004	103.208%
2005	101.604%
2006 and thereafter	100.000%

We are required under the terms of the Notes to offer to redeem the Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, upon a change of control, as defined. Further, we are required to offer to redeem the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date, when the amount of excess proceeds from asset sales, as defined, exceeds $10 million, up to the maximum principal amount that may be purchased out of such excess proceeds.

As discussed above, Alliance Laundry and its wholly-owned subsidiary, Alliance Laundry Corporation, issued the $110.0 million senior subordinated notes. Alliance Laundry Corporation was incorporated for the sole purpose of serving as a co-issuer of the Notes in order to facilitate their issuance. Alliance Laundry Corporation does not have any substantial operations or assets of any kind. Alliance Laundry Holdings LLC has provided a full and unconditional guarantee of the Notes and has no operating activities independent of Alliance Laundry.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The Senior Credit Facility and the indenture governing the Notes contain a number of covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness (including, in the case of the Senior Credit Facility, the Notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidation and otherwise restrict our operating activities. In addition, under the Senior Credit Facility, the Company will be required to satisfy specified financial ratios and tests, including a maximum of total debt to EBITDA (earnings before interest, income taxes, depreciation and amortization) and a minimum interest coverage ratio.

Junior Subordinated Promissory Note

On May 5, 1998 we issued a junior subordinated promissory note (the “Junior Note”) in the principal amount of $9.0 million due August 21, 2009, to Raytheon. In late 2003, Raytheon sold all of its debt and equity interests, which included the Junior Note (see Note 14). Pursuant to the terms of the Junior Note, interest accrues at the rate of 19.0% per annum until the eighth anniversary of the date of issuance of the Junior Note and at a rate of 13.0% thereafter. The Junior Note is subordinated in priority and subject in right and priority of payment to certain indebtedness described therein. Interest which accrues on the Junior Note is payable in-kind.

Other Debt

On August 3, 2000, we received $750,000 in borrowings; evidenced by a promissory note, pursuant to a Wisconsin Community Development Block Grant Agreement (the “Agreement”) dated July 10, 2000 between the Wisconsin Department of Commerce, Alliance Laundry and Fond du Lac County, Wisconsin. The promissory note bears interest at an annual rate of 4%, with monthly payments of interest and principal commencing July 1, 2001 with the final installment paid on June 1, 2010, subject to the covenants of the Agreement.

On August 14, 2001, we received $812,000 in effective borrowings, evidenced by a promissory agreement, pursuant to an equipment financing transaction with Alliant Energy—Wisconsin Power & Light Company. The agreement requires monthly payments commencing September 14, 2001 with the final installment paid on July 14, 2006, subject to the covenants of the Agreement. The stated payments reflect a 3% imputed interest rate.

Debt Maturities and Liquidity Considerations

The aggregate scheduled maturities of long-term debt in subsequent years are as follows:

2004	$11,270
2005	13,484
2006	17,844
2007	115,196
2008	110,095
Thereafter	24,310

$292,199

At December 31, 2003, based upon the maximum ratio of consolidated debt to EBITDA (as defined) allowable under the Senior Credit Facility, we could have borrowed an additional $19.7 million of the total $19.7 million unutilized under the Revolving Credit Facility to finance our operations. The maximum ratio of consolidated debt to EBITDA under the Senior Credit Facility is scheduled to be reduced from 5.50 at

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

December 31, 2003 to 4.75 at December 31, 2004. We believe that future cash flows from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments throughout 2004 that may be required as a result of the scheduled reduction in the ratio of consolidated debt to EBITDA discussed above.

Note 10—Mandatorily Redeemable Preferred Equity and Members’ Equity (Deficit):

Members’ deficit at December 31, 2003 and 2002 consists of the following:

	December 31,
	2003	2002
Common members’ contributed capital	$50,645	$50,645
Retained earnings (accumulated loss)	(193,688)	(209,607)
Accumulated other comprehensive income (loss)	(1,386)	(6,417)
Management investor promissory notes	(1,329)	(1,361)

	$(145,758)	$(166,740)

As discussed in Note 1, the May 5, 1998 merger was accounted for as a recapitalization and accordingly, the historical accounting basis of assets and liabilities was unchanged. As such, the consideration paid for the Company, including the premium paid over the Company’s May 5, 1998 net book value, was recorded as a reduction of members’ equity.

Bain/ RCL, L.L.C., a Delaware limited liability company (“Bain LLC”), certain management and other third party investors and Raytheon (collectively, the “Members”) have entered into an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). The LLC Agreement governs the relative rights and duties of the Members.

The ownership interests of the Members in the Company consist of preferred units (the “Preferred Units”) and common units (the “Common Units”). Holders of the Preferred Units are entitled to a return of capital contributions prior to any distributions made to holders of the Common Units. The Common Units represent the common equity of the Company.

Preferred Units—Upon consummation of the Recapitalization, we issued mandatorily redeemable preferred membership interests (the “Seller Preferred Equity”) with a liquidation value of $6.0 million to Raytheon. In late 2003, Raytheon sold all of its debt and equity interests (see Note 14). The Seller Preferred Equity does not accrete, accrue or pay dividends and is redeemable at the earlier of (i) a change of control (as defined in the LLC Agreement), (ii) any initial public offering or (iii) 2009. The holders of the Seller Preferred Equity are entitled to receive distributions from us in an amount equal to their unreturned capital (as defined in the LLC Agreement) prior to distributions in respect of any other membership interests of the Company.

Common Units—The Common Units of our Company are divided into the following four classes:

Class L Units—These units provide a yield of 12% on the unreturned capital and unpaid yield (as defined), compounded quarterly. Such accumulated and unpaid amounts totaled $43.4 million and $33.5 million at December 31, 2003 and 2002, respectively. Class L Units do not provide any voting rights to the holders.

Class A Units—These units are the primary vehicle of equity ownership in the Company. Class A Units are the only units that provide voting rights. Decisions made by a majority of the voting holders of Class A Units are binding on us, provided that members holding at least 20% of the Class A Units are present.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Class B and C Units—Class B Units and Class C Units do not provide any voting rights to the holders. These units are not eligible to receive distributions until we achieve the defined target multiple applicable to each class of units. The target multiple is calculated as the sum of all distributions to all holders of Class L and Class A Units divided by the sum of all capital contributions made by such holders. Class B Units become eligible to receive distributions when vested and the target multiple reaches or exceeds 1.0 and the Class C Units become eligible when vested and the target multiple reaches or exceeds 3.0. Pursuant to agreements entered into with the members of management who participated in the purchase of membership interests (see Note 14), the Class B and Class C Units vested ratably from May 5, 1998 through May 5, 2003.

Class M Units—On August 1, 2003, we amended and restated our Limited Liability Agreement to issue Class M Units and to issue incremental Class B Units, which in turn have been issued to certain members of management (each an “Executive”). The Class M Units participate in the yield earned on Class L Units above a defined level and have a higher priority in any distributions as compared to the Company’s Class A, Class B and Class C Units. These units were issued in return for the Executive’s present service to the Company and as an incentive for the Executive to continue to provide future services to the Company. These units are subject to certain terms and conditions which include vesting provisions.

Distributions—Subject to any restrictions contained in any financing agreements to which we or any of our affiliates (as defined in the LLC Agreement) is a party, the Board of Managers (the “Board”) may make distributions, whether in cash, property, or securities of the Company, at any time in the following order of priority:

First, to the holders of Preferred Units, an amount determined by the aggregate unreturned capital.

Second, to the holders of Class L Units, an amount equal to the aggregate unreturned capital of $45.6 million.

Third, to the holders of Class L Units, the unpaid yield accrued on such Class L Units in an amount up to $900 per Class L Unit ($5.1 million).

Fourth, ratably to the holders of Class L Units and Class M Units, any remaining unpaid yield accrued on the Class L Units ($38.3 million at December 31, 2003).

Fifth, ratably to the holders of Common Units, an amount equal to the amount of such distribution that has not been distributed pursuant to the clauses described above, including achievement of the Class B and C Unit target multiples.

We may distribute to each holder of units within 75 days after the close of each fiscal year such amounts as determined by the Board to be appropriate to enable each holder of units to pay estimated income tax liabilities. There were no distributions to holders of units during 2003, 2002 or 2001.

Allocations—Profits and losses of our Company are allocated among the various classes of units in order to adjust the capital accounts of such holders to the amount to be distributed upon liquidation of the Company.

Restrictions on Transfer of Securities—No holder of securities may sell, assign, pledge or otherwise dispose of any interest in the holder’s securities except that (i) Bain LLC may transfer its securities to other security holders in the same class, (ii) holders may transfer their securities through applicable laws of descent and distribution, (iii) transfers of securities may be made to an affiliate, and (iv) the Preferred Units may be transferred with the consent of the Board.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

Note 11—Commitments and Contingencies:

At December 31, 2003, we had commitments under long-term operating leases requiring approximate annual rentals in subsequent years as follows:

2004	$507
2005	389
2006	210
2007	33
2008	33
Thereafter	18

$1,190

Rental expense for 2003, 2002 and 2001 amounted to $1.1 million, $1.0 million and $1.1 million, respectively.

Our Marianna, Florida plant is located on property leased from the Marianna Municipal Airport Development Authority (acting on behalf of the City of Marianna). The lease expires on February 28, 2005 and may be renewed at our option for five additional consecutive ten year terms.

Our Company and its operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the transportation, storage and disposal of wastes, including solid and hazardous wastes. We are also subject to potential liability for non-compliance with other environmental laws and for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate (or formerly owned or operated) and at other properties where the Company or predecessors have carried on business or have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities (including potential fines and civil damages) will not have a material adverse effect on our business, financial position and results of operations. However, in our opinion, any liability related to matters presently pending will not have a material effect on our financial position, liquidity or results of operations after considering provisions already recorded.

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anonima (“ALSA”), a foreign subsidiary of Alliance Laundry Systems LLC, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a Consulting Agreement, and indemnification for lost profits in Argentina and Brazil, plus damages for pain and suffering. An arbitration was conducted by an “ad-hoc” panel (the “Lopez Arbitration”), during which ALSA contended that Juan Carlos Lopez failed to fulfill his responsibilities under the Consulting Agreement and was therefore not entitled to the fees, and that ALSA was not liable for lost profits in either Argentina or Brazil, nor for an indemnification for pain and suffering. On April 3, 2001, the Lopez Arbitration was concluded. The arbitration panel awarded Argentine Pesos 1,408,900 (equivalent to $1.4 million U.S. dollars at the time), plus nine percent interest from September 6, 1999, plus ten percent over this principal and interest amount as moral damages, plus certain fees and costs, while rejecting other claims of plaintiff. We believed, inasmuch as ALSA was a foreign subsidiary, ALSA was responsible for its own debts and obligations. In our opinion based on the advice of counsel, under the terms of the award, any such payments would have been forthcoming from the assets of ALSA. On December 20, 2001, ALSA’s

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

bankruptcy was decreed, at the request of Mr. Lopez, on grounds of non-payment of the arbitration award. On December 12, 2002, Mr. Lopez filed a lawsuit with the National Commercial Court Number 13 in Buenos Aires, Argentina against us for the amount ordered to be paid in the Lopez Arbitration, plus unspecified damages caused by the award not having been timely paid.

Because of the risk this lawsuit presented, we commenced settlement negotiations with Mr. Lopez in the second quarter of 2003. On July 17, 2003 a Settlement, Release, Discharge and Indemnification Agreement was entered into by Mr. Lopez and the Company. While denying any liability whatsoever, we agreed to and paid Mr. Lopez US$736,440 on August 6, 2003, and agreed to deliver to Mr. Lopez in Brazil commercial laundry equipment, free of charge, up to a cost to us of US$60,000. In consideration of the aforementioned payment and delivery of equipment, Mr. Lopez released and forever discharged, and waived any claims or rights of any nature whatsoever against the Company and a number of affiliated subsidiary companies. In addition, Mr. Lopez and his counsels signed the dismissal of the lawsuit referred to above. A provision for this settlement was recorded in our 2003 financial statements.

In April, 2002 Alliance was named as a defendant in a lawsuit filed by Imonex Services, Inc. (the “Plaintiff”) for patent infringement, arising from a vendor supplied coin selector, the “W2000”, used in certain of our products. The vendor, W. H. Münzprüfer Dietmar Trenner GmbH (“Münzprüfer”), has indemnified us and has agreed to pay and is paying for our representation in this matter. Plaintiff accused Alliance, and other Münzprüfer customers (the “Defendants”), of patent infringement resulting from the sales of the W2000 within the Defendants products. Trial commenced January 6, 2003 in the United States District Court for the Eastern District of Texas. Following the trial the Court indicated it would enter an order rendering judgment for the Plaintiff that the asserted patent claims were infringed, are not invalid, and were not procured by inequitable conduct. The Court indicated it will issue a permanent injunction and invited the parties to submit proposed injunction languages, and objections thereto. The Court has withheld ruling upon the timelines of Imonex bringing its damage claims. The Court reduced the jury’s damage verdict from $10,350,000 ($5,382,000 against the Company with the remainder against the other Defendants) against all Defendants, to $490,295 ($267,645 against the Company with the remainder against the other Defendants) and gave Plaintiff the option to accept the reduced damages or have a new trial on damages. On April 28, 2003, Plaintiff filed an election for a new trial on damages, and filed proposed language for the injunction. The Defendants filed their objections to the injunction language on May 5, 2003. On August 1, 2003, the Court ruled it will not enhance any damages for willful infringement, while entering judgment for Plaintiff on the issues of infringement, and validity of the Plaintiffs’ patents. Plaintiff submitted expert reports at the new trial on damages which attempted to prove actual damages of $16,267,644 ($6,305,232 against Alliance with the remainder against other Defendants). On August 12, 2003, a preliminary injunction was issued prohibiting W2000 coin selector usage.

The trial on damages commenced August 18, 2003 and yielded a jury verdict of $1,396,873 to Plaintiff ($614,662 against Alliance with the remainder against the other Defendants) against all Defendants.

Final judgment on the August 18, 2003 jury verdict was rendered on February 9, 2004 against all Defendants. The final judgment included $614,662 against Alliance, plus prejudgment interest, yielding $771,728 against Alliance. In addition, the judgment awarded court costs to the Plaintiff, including attorney’s fees. On February 23, 2004, the Plaintiff submitted an application seeking, from all Defendants, a total of $669,107 in attorneys’ fees and $133,214 in court costs. The preliminary injunction of August 12, 2003 was made permanent. The Defendants have filed a post judgment motion seeking to have the judgment amended or set aside.

Our position remains that any liability related to this lawsuit is properly borne by Münzprüfer. We believe that Münzprüfer has the ability to fully satisfy its indemnification obligations up to the amount of the final

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

judgment. We have also reached tentative agreement with Münzprüfer as to acceptable methods of satisfying the provisions of the indemnification agreement, in the event the judgment is not appealed, or is not overturned upon appeal. In accordance with generally accepted accounting principles, as a judgment has been rendered by the court, we have separately recorded an estimate of the amounts payable to Imonex related to the Alliance liability and a corresponding receivable balance from Münzprüfer within our December 31, 2003 financial statements.

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While the ultimate liability from these proceedings is difficult to determine, in our opinion, any additional liability will not have a material effect on our financial position, liquidity or results of operations.

Note 12—Guarantees:

The Company, through its special-purpose bankruptcy remote subsidiary entered into a $300.0 million Asset Backed Facility as described in Notes 4 and 5 above. Pursuant to the terms of the Asset Backed Facility, we provide credit enhancement to the note purchasers including an irrevocable letter of credit, which is an unconditional lending commitment of the lenders under the Senior Credit Facility, subject to certain limits. We are obligated under the reimbursement provisions of the Senior Credit Facility to reimburse the lenders for any drawings on the credit enhancement by the facility indenture trustee. If the credit enhancement is not replenished by us after a drawing, the trust will not be permitted to request new borrowings under the Asset Backed Facility and the Asset Backed Facility will begin to amortize. The amount of the irrevocable letter of credit related to the Asset Backed Facility at December 31, 2003 was $24.0 million.

We offer warranties to our customers depending upon the specific product and the product use. Standard product warranties vary from one to three years for most parts with certain components extending to five years. Certain customers have elected to buy without warranty coverage. The standard warranty program requires that we replace defective components within a specified time period from the date of installation. We record an estimate for future warranty related costs based on actual historical incident rates and costs per incident trends. Based on analysis of these and other factors, the carrying amount of our warranty liability is adjusted as necessary. While our warranty costs have historically been within our calculated estimates, it is possible that future warranty costs could exceed those estimates.

The changes in the carrying amount of our total product warranty liability for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Balance at beginning of period	$4,890	$5,090
Accruals for current & pre-existing warranties issued during the period	2,250	2,174
Settlements made during the period	(2,381)	(2,374)
Balance at end of period	$4,759	$4,890

Note 13—Pensions and Other Employee Benefits:

Substantially all of our employees are covered by a defined benefit pension plan. Effective December 31, 2002, the Alliance Laundry Systems Retirement Benefit Accumulation Plan, a pension plan covering salaried and management employees, was merged into the Alliance Laundry Systems Plan for Hourly Employees. The pension plan as combined was amended and renamed the Alliance Laundry Systems Pension Plan. A final determination of the merged plan’s qualified status remains pending with the Internal Revenue Service. The pension benefit for salaried and management employees is a cash balance plan whereby an account is established

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

for each participant in which pay credits are based on salary and service, and interest credits are earned annually. Pay credits are calculated as a pre-determined percentage of the participant’s salary adjusted for age and years of service. Interest credits are earned at the rate of a one-year U.S. Treasury Bill, as of the last day of the prior plan year, plus 1%. The pension benefit for hourly and union employees generally provides benefits of stated amounts for each year of service. Our funding policy for the salaried and management employees is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. Our funding policy for the hourly and union employees is to contribute annually at a rate that is intended to remain level for the covered employees. Unfunded prior service costs under the funding policy are generally amortized over periods from 10 to 30 years.

Total pension expense (benefit) for our pension plan was $1.8 million, $0.2 million and ($1.2) million in 2003, 2002, and 2001, respectively, including the following components:

	Years Ended December 31,
	2003	2002	2001
Service cost benefits earned during the period	$1,444	$1,263	$1,195
Interest cost on projected benefit obligation	2,569	2,430	2,327
Expected return on plan assets	(2,822)	(3,548)	(4,148)
Net amortization and deferral	587	13	(635)
Curtailment losses and termination benefits	—	7	67

Net pension benefit cost (benefit)	$1,778	$165	$(1,194)

Assumptions used in determining net pension benefit cost (benefit) were as follows:

	Years Ended December 31,
	2003	2002	2001
Discount rate	6.50%	7.25%	7.50%
Expected long-term rate of return on assets	9.00%	9.25%	9.25%
Rate of increase in salaried compensation levels	4.00%	4.00%	4.00%

In 2002 and 2001, various plan curtailments and supplemental termination benefits were recognized as a result of workforce reductions.

To develop the expected long-term rate of return on assets assumption, we considered historical returns and future expectations. Over the 10 and 15 year periods ending December 31, 2003, the returns on the portfolio, assuming it was invested at the mid point of our investment policy statement’s strategic asset allocation and is rebalanced annually, would have been an annual average of approximately 10.06% and 10.87%, respectively. Considering this information, costs of administering the plan and the potential for lower returns due to a generally lower interest rate environment, we selected a 9.00% long-term rate of return on assets assumption.

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The reconciliation of the changes in the plan’s benefit obligation and the fair value of plan assets and the statement of the funded status of the plan at December 31 are as follows:

	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$40,005	$33,659
Service cost	1,444	1,263
Interest cost	2,569	2,430
Termination benefits	—	7
Actuarial loss	2,000	4,994
Benefits paid	(1,863)	(2,348)

Benefit obligation at end of year	$44,155	$40,005

Change in plan assets:
Fair value of plan assets at beginning of year	$32,403	$39,430
Actual return on plan assets	8,516	(4,679)
Benefits paid	(1,863)	(2,348)
Fair value of plan assets at end of year	$39,056	$32,403

Reconciliation of funded status:
Funded status	$(5,099)	$(7,602)
Unrecognized prior service cost	482	553
Unrecognized net loss (gain)	5,154	9,364

Prepaid benefit cost	$537	$2,315

Net amount recognized:
Other long-term liabilities	$(3,567)	$(6,241)
Intangible asset	482	553
Accumulated other comprehensive loss	3,622	8,003

	$537	$2,315

Assumptions used to determine the benefit obligation at end of year were as follows:

	2003	2002
Discount rate	6.25%	6.50%
Rate of increase in compensation levels	4.00%	4.00%

We use a December 31 measurement date for the plan.

The accumulated benefit obligation for the plan was $42,623 and $38,644 as of December 31, 2003 and 2002, respectively.

Our pension plan weighted-average asset allocation at December 31, 2003 and 2002, by asset category was as follows:

	2003	2002
Asset Category:
Equity securities	68%	61%
Debt securities	31%	38%
Other	1%	1%

Total	100%	100%

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The Board of Managers has established the Pension Committee (the Committee) to manage the operations and administration of the pension plan and related trust. The Committee has an investment policy statement for the pension plan that establishes target asset allocation ranges by asset type, plan objectives, securities guidelines for money managers, evaluation benchmarks and control procedures. The midpoint of the asset allocation ranges for the above listed asset classes are as follows: Equity securities 63%, Debt securities 34%, and Other (cash and cash equivalents) 3%. The Committee is committed to diversification to reduce the risk of large losses. To that end, the investment policy requires that each asset class will be diversified, multiple money managers with differing styles of management will be employed, and equity exposure will be limited to 78% of the total portfolio value. On a quarterly basis, the Committee and an external investment advisor review progress towards achieving the pension plan and individual money managers’ performance objectives.

In addition to providing pension benefits, we provide certain health care benefits for retired employees upon early retirement, up to age 65. Employees with more than 10 years of service are eligible for these benefits if they reach age 62 while working for us. Retiree health plans are paid for in part by employee contributions, which are adjusted annually. Benefits are provided through various insurance companies whose charges are based either on the benefits paid during the year or annual premiums. Health benefits are provided to retirees and their covered dependents.

Our net postretirement benefit cost for 2003, 2002 and 2001 included the following components:

	Years Ended December 31,
	2003	2002	2001
Service cost benefits earned during the period	$63	$45	$34
Interest cost on projected benefit obligation	90	79	68
Net amortization and deferral	81	61	45

Net postretirement benefit cost	$234	$185	$147

Assumptions used in determining the net postretirement benefit cost were as follows:

	2003	2002	2001
Discount rate	6.50%	7.25%	7.50%
Rate of increase in compensation levels	4.00%	4.00%	4.00%

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

The following provides a reconciliation of benefit obligations, plan assets and the funded status of the plan at December 31:

	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$1,223	$930
Service cost	63	45
Interest cost	90	79
Plan participants’ contributions	—	52
Actuarial (gain) loss	531	344
Benefits paid	(177)	(227)

Benefit obligation at end of year	$1,730	$1,223

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	177	175
Plan participants’ contributions	—	52
Benefits paid	(177)	(227)

Fair value of plan assets at end of year	$—	$—

Funded status	(1,730)	(1,223)
Unrecognized transition obligation	408	453
Unrecognized net loss	947	451

Accrued benefit cost	$(375)	$(319)

Assumptions used to determine the benefit obligation at end of year were as follows:

	2003	2002
Discount rate	6.25%	6.50%
Rate of increase in salaried compensation levels	4.00%	4.00%

A 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate is assumed to decrease gradually to 5% for 2008 and remain at that level thereafter.

A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2003 by approximately $186 and the interest cost by approximately $13. A one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 31, 2003 by approximately $158 and the interest cost by approximately $11.

Our postretirement health care plan provides for prescription drug benefits. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” any measures of our accumulated postretirement benefit obligation or net periodic postretirement benefit cost in the financial

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

statements and accompanying notes do not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require us to change previously reported information.

Eligible employees are able to participate in the Alliance Laundry Systems Capital Appreciation Plan (“ALCAP”), which is a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. In addition, we may make a discretionary annual contribution to ALCAP equal to approximately one half of one percent of salaries and wages, subject to statutory limits, of eligible employees. Under the terms of ALCAP, covered employees are allowed to contribute up to 50 percent of their pay on a pre-tax basis up to the limit established by the Internal Revenue Service. We contribute amounts equal to 50 percent of the employee’s contributions, up to a maximum of such Company contributions equal to three percent of the employee’s pay. Total expense for ALCAP was $1.0 million, $0.9 million and $0.9 million, for 2003, 2002 and 2001, respectively.

Deferred Compensation Agreements

In connection with the Recapitalization and related transactions, the Company and Raytheon entered into deferred compensation agreements with certain executives, whereby we assumed certain long-term compensation obligations earned by management under programs established by Raytheon. Such agreements provide for the deferral of compensation until the earlier of (i) the payment of a lump sum (the “Benefit Amount”) to the executive ten years after the date of such agreement, regardless of whether the executive is employed by the Company as of such date or (ii) the payment of the Benefit Amount upon the occurrence of certain events described therein. The consolidated balance sheet at December 31, 2003 and 2002 includes a long-term liability of $1.9 million and $1.8 million, respectively, related to such agreements.

In addition, we have established the Alliance Laundry Holdings LLC Nonqualified Deferred Compensation Plan. The Plan provides certain eligible employees and members with the opportunity to defer portions of their base salary, bonus payments and other payments in accordance with the provisions of the Plan.

Note 14—Related Party Transactions:

Securityholders Agreement

Upon the consummation of the Recapitalization and related transactions, the Company, Raytheon and certain securityholders entered into a securityholders agreement (the “Securityholders Agreement”). The Securityholders Agreement (i) restricts the transfer of the equity interests of the Company; (ii) grants tag-along rights on certain transfers of equity interests of the Company; (iii) requires the securityholders to consent to a sale of the Company to an independent third party if such sale is approved by certain holders of the then outstanding equity interests of the Company; and (iv) grants preemptive rights on certain issuances of equity interests of the Company. Certain of the foregoing provisions of the Securityholders Agreement will terminate upon the consummation of an initial public offering or a liquidity event (each as defined in the Securityholders Agreement).

Sale of Raytheon Interests

On September 12, 2003, Raytheon Company completed the sale of all of its debt and equity interests in the Company to a group of investors consisting of TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund III, L.P., TCW SHOP III Subsidiary Investment, Inc. and TCW SHOP IV Subsidiary Investment, Inc. (together, the “TCW Funds”) and Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P., Sankaty Credit Opportunities, L.P. and Sankaty Alliance Corp (together, the “Sankaty Funds”). The debt consists of the Junior Subordinated Note and the equity interests

Alliance Laundry Holdings LLC

Notes to Financial Statements—(Continued)

consist of our Preferred Units, and Raytheon’s Class A and Class L Common Units. As a result of this transaction, the Raytheon Junior Subordinated Note was cancelled and new Junior Subordinated Notes were issued under the same terms and conditions as for Raytheon. Raytheon had formerly been our parent prior to a recapitalization and merger transaction on May 5, 1998. The Sankaty Funds are an affiliate of Bain/RCL, L.L.C. which, before the sale, owned 55.9% of our outstanding common membership interests through its ownership of Class A and Class L membership units in our Company.

Management Investor Promissory Notes

We entered into promissory notes (the “Promissory Notes”) currently aggregating approximately $1.8 million with certain members of management to help finance the purchase of Common Units in the Company as of May 5, 1998. The Promissory Notes bear interest at a rate of 5.94% per annum and mature on June 5, 2008. The Promissory Notes are classified as a component of members’ deficit at December 31, 2003 and 2002. Promissory Notes were repaid to us in the amount of $0.1 million for the year ended December 31, 2001, no repayment for the year ended December 31, 2002 and less than $0.1 million for the year ended December 31, 2003.

Executive Unit Purchase Agreements

Certain members of management of the Company have entered into executive unit purchase agreements (the “Purchase Agreements”) which govern the Executives’ investment in the common membership interests of the Company.

The Purchase Agreements provide us with a repurchase option upon the termination of each Executive. If the Executive’s termination is the result of death, permanent disability or without cause, as defined, Class A and Class L Units, and vested Class M, Class B and Class C Units may be repurchased by us at a price per unit equal to fair market value, as defined, and unvested Class M, Class B and Class C Units may be repurchased at a price per unit equal to the lower of fair market value or original value, as defined. If an Executive’s termination is voluntary or for cause, as defined, all units may be repurchased at a price equal to the lower of fair market value or original value, unless an Executive’s voluntary termination occurs seven and one-half years from May 5, 1998, in which case the repurchase price shall be fair market value. The Class M, Class B and Class C Units were purchased by the Executives at a nominal value based upon the subordinated nature of such interests (see Note 10).

Management Services Agreement

We have entered into a management services agreement (the “Management Services Agreement”) with Bain LLC pursuant to which Bain LLC agreed to provide: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financial alternatives; and (iv) other services agreed upon by us and Bain LLC. In exchange for services, Bain LLC will receive (i) an annual management fee of $1.0 million, plus reasonable out-of-pocket expenses (payable quarterly) and (ii) a transaction fee in an amount in accordance with the general practices of Bain LLC at the time of the consummation of any additional acquisition or divestiture by us and of each financing or refinancing (currently approximately 1.0% of total financings). Pursuant to the Management Services Agreement transaction fees paid in 2002 with respect to the new Senior Credit Facility and new Asset Backed Facility totaled $3.5 million. The Management Services Agreement has an initial term of ten years subject to automatic one-year extensions unless the Company or Bain LLC provides written notice of termination.

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements

Alliance Laundry Holdings LLC

Schedule II—Valuation and Qualifying Accounts

(Dollars in Thousands)

Accounts Receivable Allowance for Doubtful Accounts:

	Balance at Beginning of Period	Charges to Expense/ (Income)	Deductions	Balance at End of Period
Year ended:
December 31, 2001	$719	25	82	$662
December 31, 2002	$662	(319)	136	$207
December 31, 2003	$207	66	16	$257

Inventory Valuation Reserves:

	Balance at Beginning of Period	Charges to Expense/ (Income)	Deductions	Balance at End of Period
Year ended:
December 31, 2001	$2,590	1,437	1,220	2,807
December 31, 2002	$2,807	1,025	1,103	2,729
December 31, 2003	$2,729	(2)	1,307	1,420

Alliance Laundry Holdings LLC

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash	$8,834	$7,937
Accounts receivable, net	8,954	9,157
Inventories, net	28,963	26,215
Beneficial interests in securitized accounts receivable	17,352	16,789
Prepaid expenses and other	958	898

Total current assets	65,061	60,996
Notes receivable, net	5,952	8,161
Property, plant and equipment, net	30,946	34,035
Goodwill, net	55,414	55,414
Beneficial interests in securitized financial assets	19,750	22,676
Debt issuance costs, net	6,208	7,636
Other assets	4,978	1,721

Total assets	$188,309	$190,639

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$12,305	$11,270
Revolving credit facility	—	—
Accounts payable	11,820	11,279
Other current liabilities	21,404	20,428

Total current liabilities	45,529	42,977
Long-term debt:
Senior credit facility	123,947	145,975
Senior subordinated notes	110,000	110,000
Junior subordinated note	27,551	24,171
Other long-term debt	593	783
Other long-term liabilities	6,899	6,491
Mandatorily redeemable preferred interests	6,000	—

Total liabilities	320,519	330,397
Commitments and contingencies (see Note 3)
Mandatorily redeemable preferred interests	—	6,000
Members’ deficit	(132,210)	(145,758)

Total liabilities and members’ deficit	$188,309	$190,639

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Income

	Nine Months Ended
	September 30, 2004	September 30, 2003
	(Unaudited)
	(In Thousands)
Net revenues:
Commercial laundry	$176,023	$170,462
Service parts	28,773	28,088

	204,796	198,550

Cost of sales	144,761	141,152

Gross profit	60,035	57,398

Selling, general and administrative expense	25,995	24,920
Offering related expenses	1,298	—

Total operating expense	27,293	24,920

Operating income	32,742	32,478

Interest expense	19,219	21,928
Other (income) expense, net	—	798

Income before taxes	13,523	9,752
Provision for income taxes	64	50

Net income	$13,459	$9,702

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30 2004	September 30 2003
	(Unaudited) (In Thousands)
Cash flows from operating activities:
Net income	$13,459	$9,702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,585	8,264
Non-cash interest	3,456	4,456
Non-cash incentive unit compensation	540	—
Gain on sale of property, plant and equipment	—	(8)
Changes in assets and liabilities:
Accounts receivable	203	(1,887)
Inventories	(2,748)	(2,152)
Other assets	1,722	(171)
Accounts payable	541	(2,980)
Other liabilities	1,308	3,232

Net cash provided by operating activities	26,066	18,456

Cash flows from investing activities:
Additions to property, plant and equipment	(2,982)	(3,145)
Proceeds on disposal of property, plant and equipment	67	35

Net cash used in investing activities	(2,915)	(3,110)

Cash flows from financing activities:
Repayment of management note	—	32
Principal payments on long-term debt	(21,183)	(17,177)
Cash paid for capitalized offering related costs	(1,071)	—
Net increase in revolving line of credit borrowings	—	—

Net cash used in financing activities	(22,254)	(17,145)

Increase (decrease) in cash	897	(1,799)
Cash at beginning of period	7,937	7,339

Cash at end of period	$8,834	$5,540

Supplemental disclosure of cash flow information:

The accompanying notes are an integral part of the financial statements.

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements

NOTE 1—Basis of Presentation

Throughout this quarterly report, we refer to Alliance Laundry Holdings LLC, a Delaware limited liability company, as “Alliance Holdings,” and, together with its consolidated operations, as “Alliance,” “we,” “our,” and “us,” unless otherwise indicated. Any reference to “Alliance Laundry” refers to our wholly-owned subsidiary, Alliance Laundry Systems LLC, a Delaware limited liability company, and its consolidated operations, unless otherwise indicated.

The unaudited financial statements as of and for the nine months ended September 30, 2004 and 2003, respectively, present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including our wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments necessary (consisting only of normal recurring adjustments) to present fairly our financial position and operating results for the periods presented. The results of operations for such interim periods are not necessarily indicative of results of operations to be expected for the full year.

These financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations, although we believe the disclosures provided are adequate to prevent the information presented from being misleading.

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

This report on Form 10-Q for the period ended September 30, 2004 should be read in conjunction with the audited financial statements presented in our Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes our audited financial statements as of and for the year ended December 31, 2003.

During January 2003, the Financial Accounting Standards Board, or FASB, issued FIN No. 46, “Consolidation of Variable Interest Entities,” which clarifies the consolidation and disclosure requirements related to variable interests in a variable interest entity. A variable interest entity is an entity for which control is achieved through means other than voting rights. In December 2003, the FASB issued a revision to FIN No. 46, which replaced FIN No. 46. The revised Interpretation (“FIN 46-R”) was adopted by us beginning on January 1, 2004 for interests in entities created on or before December 31, 2003 and as of the date we first become involved with a potential variable interest entity created after December 31, 2003.

FIN 46-R provides exceptions from its scope for certain entities, including qualifying special-purpose securitization entities subject to the reporting requirements of SFAS No. 140 and business entities, as defined, that do not possess certain characteristics.

Our primary variable interests are notes receivable that have not been sold and are comprised primarily of equipment loans to laundromat operators and other end-users. Excluding notes awaiting sale, the carrying value of such loans was approximately $4.8 million at September 30, 2004. If in the future we are required to consolidate a variable interest entity in which one or both of our SFAS No. 140 qualifying special-purpose entities also holds a variable interest, the qualifying status of the special-purpose entity with such holdings would be eliminated. In that instance, we would be required to determine if we are the primary beneficiary of the affected securitization entity under FIN 46-R and if so, to consolidate that entity, which would have a material effect on our consolidated financial position, results of operations and cash flows.

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements—(Continued)

During May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The FASB has also subsequently issued certain staff positions that effectively amended SFAS No. 150. The Statement is effective for us beginning January 1, 2004. As a result of the adoption of SFAS No. 150, as amended, our mandatorily redeemable preferred interests have been reclassified from mezzanine equity to the long-term liability section of our consolidated balance sheet (see Note 9).

During December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. These disclosure requirements were effective for our plans in 2003. This Statement also requires interim-period disclosures of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amount of contributions and projected contributions to fund pension and other postretirement benefit plans. These interim-period disclosures have been included within our financial statement notes (see Note 6).

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Medicare Act, was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because our postretirement health care plan does not provide prescription drug benefits beyond age 65 (general eligibility for Medicare Part D), the Medicare Act will have no effect on our accumulated postretirement benefit obligations or net periodic postretirement benefit cost.

The FASB is expected to re-expose a proposed statement that would amend and clarify SFAS No. 140 (and related implementation guidance). The proposed statement will address permitted activities of qualifying special-purpose entities, including the degree of discretion allowable in determining the terms of beneficial interests issued after inception, and whether certain transfers can meet the criteria for sale accounting under SFAS No. 140 if the transferor or any consolidated affiliate provides liquidity support for the transferee’s beneficial interests. As the proposed statement has not been issued, we are unable to determine the effects of the related transition provisions, if any, on our existing securitization entities. However, in the event that transfers to our existing asset backed facility would no longer qualify as sales of financial assets in the future, we may recognize additional costs for a replacement facility or it may have other material financial statement effects.

NOTE 2—Inventories

Inventories are stated at cost using the first-in, first-out method but not in excess of net realizable value, and consist of the following (in thousands):

	September 30, 2004	December 31, 2003
	(Unaudited)
Materials and purchased parts	$9,528	$9,124
Work in process	3,615	3,083
Finished goods	17,451	15,594
Less: inventory reserves	(1,631)	(1,586)

	$28,963	$26,215

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements—(Continued)

NOTE 3—Commitments and Contingencies

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While we cannot predict the outcome of these matters, in the opinion of management, any liability arising thereunder will not have a material adverse effect on our business, financial condition and results of operations after giving effect to provisions already recorded.

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anonima, or ALSA, a foreign subsidiary of Alliance Laundry Systems LLC, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a consulting agreement, and indemnification for lost profits in Argentina and Brazil, plus damages for pain and suffering. Because of the risk this lawsuit presented, we entered into a settlement, release, discharge and indemnification agreement with Mr. Lopez on July 17, 2003. While denying any liability whatsoever, we agreed to and paid Mr. Lopez US $736,440 on August 6, 2003 and agreed to deliver commercial laundry equipment, free of charge, up to a cost of US $60,000 to Mr. Lopez in Brazil. In consideration of the aforementioned payment and delivery of equipment, Mr. Lopez released and forever discharged, and waived any claims or rights of any nature whatsoever against the Company and a number of our affiliated subsidiary companies. In addition, Mr. Lopez and his counsel signed the dismissal of the lawsuit referred to above. A provision for this settlement was recorded in the second quarter of our 2003 consolidated financial statements.

In April 2002 we were named as a defendant in a lawsuit filed by Imonex Services, Inc. for patent infringement arising from a coin selector, the “W2000”, which was a vendor-supplied component used in certain of our products. The vendor, W. H. Münzprüfer Dietmar Trenner GmbH, indemnified us pursuant to an indemnification agreement and agreed to pay and is paying for our legal representation in this matter. Imonex accused us, and other Münzprüfer customers, of patent infringement resulting from the sales of the W2000 within the Münzprüfer customers’ products. The trial with respect to this lawsuit commenced on January 6, 2003 in the United States District Court for the Eastern District of Texas. Following the trial, the court indicated it would enter an order rendering judgment for Imonex that the patents in question were infringed, are not invalid, and were procured by inequitable conduct. On August 1, 2003, the court ruled it will not increase any of the damages awarded by the jury for willful infringement, but entered judgment for Imonex on the issues of infringement, and validity of Imonex’s patents. Imonex submitted expert reports at the new trial on damages which attempted to prove actual damages of approximately $16,267,644 (approximately $6,305,232 against us with the remainder against other Münzprüfer customers). On August 12, 2003 a preliminary injunction was issued prohibiting W2000 coin selector usage.

The trial on damages commenced August 18, 2003 and yielded a jury verdict of $1,396,873 to Imonex ($614,662 against us with the remainder against the other Münzprüfer customers), and final judgment on the August 18, 2003 jury verdict was rendered on February 9, 2004 against all the Münzprüfer customers. The final judgment included the $614,662 against us, plus prejudgment interest, yielding $771,728 against us. In addition, the judgment awarded court costs to Imonex, including attorneys’ fees. On February 23, 2004, Imonex submitted an application seeking from all the Münzprüfer customers a total of $669,107 in attorneys’ fees and $133,214 in court costs. The preliminary injunction of August 12, 2003 was made permanent. The Münzprüfer customers have filed a post judgment motion seeking to have the judgment amended or set aside. The lawsuit is currently in the appeal process. To-date, the Court of Appeals for the Federal Circuit has not set a schedule to hear the parties’ oral arguments.

Our position remains that any liability related to this lawsuit is properly borne by Münzprüfer. We believe that Münzprüfer has the ability to fully satisfy its indemnification obligations up to the amount of the final judgment of the lawsuit. We have also reached tentative agreement with Münzprüfer as to acceptable methods of satisfying the provisions of the indemnification agreement, in the event the judgment is not appealed, or is not

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements—(Continued)

overturned upon appeal. In accordance with generally accepted accounting principles, as a judgment has been rendered by the court, in the fourth quarter of 2003 we recorded an appropriate payable to Imonex related to our liability and a corresponding receivable balance from Münzprüfer within our consolidated financial statements.

Environmental, Health and Safety Matters

We are subject to comprehensive and frequently changing federal, state and local environmental and health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We are also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties we own or operate and at other properties where the Company or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that we will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities will not have a material adverse effect on our business, financial condition and results of operations. We believe that our facilities and operations are in material compliance with all environmental, health and safety laws.

NOTE 4—Guarantees

Pursuant to the terms of a $300.0 million asset backed facility, entered into in November of 2002 by a special-purpose bankruptcy remote subsidiary of ours (the “Asset Backed Facility”), we provide credit enhancement to the note purchasers consisting of an irrevocable letter of credit, an unconditional lending commitment of the lenders under our senior credit facility, subject to certain limits. We are obligated under the reimbursement provisions of the senior credit facility to reimburse the lenders for any drawings on the credit enhancement by the facility indenture trustee. If the credit enhancement is not replenished by us after a drawing, the trust will not be permitted to request new borrowings under the Asset Backed Facility and the Asset Backed Facility will begin to amortize. The amount of the irrevocable letter of credit related to the Asset Backed Facility at September 30, 2004 was $25.4 million.

We offer warranties to our customers depending upon the specific product and the product use. Standard product warranties vary from one to three years for most parts with certain components extending to five years. Certain customers have elected to buy products without warranty coverage. The standard warranty program requires that we replace defective components within a specified time period from the date of installation. We record an estimate for future warranty related costs based on actual historical incident rates and cost per incident trends. Based on analysis of these and other factors, the carrying amount of our warranty liability is adjusted as necessary. While our warranty costs have historically been within our calculated estimates, it is possible that future warranty costs could exceed those estimates.

The changes in the carrying amount of our total product warranty liability for the nine months ended September 30, 2004 and 2003 were as follows:

	Nine Months Ended
	September 30, 2004	September 30, 2003
	(Unaudited)
Balance at beginning of period	$4,759	$4,890
Accruals for current and pre-existing warranties issued during the period	1,434	1,643
Settlements made during the period	(1,884)	(1,718)

Balance at end of period	4,309	4,815

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements—(Continued)

NOTE 5—Comprehensive Income

Comprehensive income for the nine months ended September 30, 2004 and 2003 consist of the following (in thousands):

	Nine Months Ended
	September 30, 2004	September 30, 2003
	(Unaudited)
Comprehensive income:
Net income	$13,459	$9,702
Other comprehensive income
Net unrealized holding gain (loss) on residual interests	(451)	262

Comprehensive income	$13,008	$9,964

NOTE 6—Employee Benefit Plans

Substantially all of our employees are covered by a defined benefit pension plan. In addition, we provide certain health care benefits for retired employees.

The components of periodic benefit costs for the nine months ended September 30, 2004 and 2003 are as follows:

	Pension Benefits		Other Benefits
	Nine Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(Unaudited)		(Unaudited)
Service cost	$1,218	$1,083	$69	$47

Interest cost	2,013	1,927	81	67
Expected return on assets	(2,480)	(2,117)	—	—
Amortization of net obligation	—	—	34	34
Amortization of prior service cost	53	53	—	—
Amortization of loss	54	388	43	27

Net periodic benefit cost	$858	$1,334	$227	$175

Employer Contributions

We previously disclosed in our financial statements for the year ended December 31, 2003 that we did not expect to make any contributions to our pension plan for 2004. As of September 30, 2004, $1.1 million of voluntary contributions have been made. We do not presently anticipate contributing additional funds to our pension plan in 2004. We currently anticipate making an additional voluntary contribution of approximately $1.1 million in 2005.

In April 2004, the Pension Funding Equity Act of 2004, or the Pension Funding Act, was signed into law allowing many corporations to reduce their required pension contributions during 2004 and 2005. The Pension Funding Act had no material impact on our 2004 required minimum contribution of zero.

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements—(Continued)

Postretirement Health Care Plan

Our postretirement health care plan provides for prescription drug benefits. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or the Medicare Act, was signed into law. The Medicare Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Because our postretirement health care plan does not provide prescription drug benefits beyond age 65 (general eligibility for Medicare Part D), the Medicare Act will have no effect on our accumulated postretirement benefit obligations or net periodic postretirement benefit cost.

NOTE 7—Related Party Transactions

2003 Executive Unit Agreements

On July 23, 2003, we amended and restated our Limited Liability Company Agreement to issue Class M Units and to issue incremental Class B Units, which in turn have been issued to certain members of management (each an “Executive”). These units were issued in return for the Executive’s present service to us and as an incentive for the Executive to continue to provide future services to us. These units are subject to certain terms and conditions which include vesting provisions and repurchase provisions if the Executive is no longer employed by us.

The Class M and incremental Class B Units were purchased by the Executives at a nominal value based upon the subordinated nature of such interests. Based upon a valuation of these and all other previously issued incentive units, for the nine months ended September 30, 2004, we have recognized $0.5 million of compensation expense and a corresponding credit to additional paid in capital. At any such time that these units would be considered to have a higher value, we would record an appropriate level of compensation expense.

NOTE 8—Offering of Income Deposit Securities (See Note 10—Subsequent Events)

On April 13, 2004 we announced that Alliance Laundry Holdings Inc. (“Alliance Laundry Holdings”), a company formed to be the holding company for the operations of Alliance Laundry Systems LLC and its subsidiaries filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of Income Deposit Securities, or IDSs, representing shares of Alliance Laundry Holdings’ Class A common stock and senior subordinated notes. The registration statement also related to an offering of a separate issue of senior subordinated notes of the same series as the senior subordinated notes represented by the IDSs. As a result of this offering, as of September 30, 2004 we have incurred and recorded $1.3 million of offering related expenses in the consolidated statement of income. In addition we have capitalized $3.1 million of debt and offering related costs in other assets within the consolidated balance sheet. As with all transactions of this nature, in the event that the IDS offering is abandoned, we would be required to write-off the capitalized debt and offering related costs to our consolidated statement of income in the quarter in which such a decision is made.

In connection with these offerings, we expect to commence a tender offer and consent solicitation for all of our outstanding $110 million aggregate principal amount of 9 5/8% senior subordinated notes due 2008.

NOTE 9—Mandatorily Redeemable Preferred Interests

Our mandatorily redeemable preferred interests have a liquidation value of $6.0 million. These mandatorily redeemable preferred interests do not accrete, accrue or pay dividends and are redeemable at the earlier of (i) a

Alliance Laundry Holdings LLC

Notes to Unaudited Consolidated Financial Statements—(Continued)

change of control (as defined in the Alliance Laundry Holdings Amended and Restated Limited Liability Company Agreement), (ii) any initial public offering or (iii) November 5, 2009. The holders of the mandatorily redeemable preferred interests are entitled to receive distributions from us in an amount equal to their unreturned capital (as defined in the Alliance Laundry Holdings Amended and Restated Limited Liability Company Agreement) prior to distributions in respect of any other membership interests of the Company.

We adopted SFAS No. 150 as of January 1, 2004, which required us to reclassify the mandatorily redeemable preferred interests from mezzanine equity to the long-term liability section of our consolidated balance sheet. SFAS No. 150 requires us to measure the mandatorily redeemable preferred interests at fair value at the time of adoption and at each reporting date. The mandatorily redeemable preferred interests have been carried at the $6.0 million redemption amount since inception, which approximates the fair value of the mandatorily redeemable preferred interests.

Upon the consummation of the proposed offering of IDSs, the mandatorily redeemable preferred interests would be redeemed.

NOTE 10—Subsequent Events

On January 27, 2005, ALH Holding Inc. (“ALH”), an entity formed by Teachers’ Private Capital, the private equity arm of Ontario Teachers’ Pension Plan Board (“OTPP”), acquired 100% of the outstanding equity interests in Alliance Laundry Holdings LLC pursuant to a unit purchase agreement for aggregate consideration of $450.0 million. In connection with such acquisition, the executive officers of Alliance Laundry acquired $7.4 million of newly issued shares of common stock of ALH, and our other management employees acquired $2.2 million of newly issued shares of ALH common stock in exchange for equity interests in Alliance Laundry Holdings LLC and cash pursuant to ALH’s stock purchase and rollover investment plan. A portion of the aggregate acquisition consideration was used to repay our existing indebtedness, redeem our outstanding preferred equity interests and pay certain fees and expenses payable in connection with the consummation of the acquisition and the financing transactions described below, and the balance was paid to the current equityholders of Alliance Holdings.

We refer to the acquisition of Alliance Laundry Holdings LLC and the related management investments in ALH as the “Acquisition.” The Acquisition was financed with $350.0 million of debt financing described below, approximately $107.4 million of equity capital from OTPP, the management equity and available cash. Pursuant to the consummation of the Acquisition, all of the outstanding equity interests of Alliance Laundry are owned by Alliance Laundry Holdings LLC, all of the equity interests of Alliance Laundry Holdings LLC are owned by ALH and approximately 91.8% of the capital stock of ALH is owned by OTPP. The remaining capital stock of ALH is held by management.

In connection with the closing of the Acquisition, we consummated the following financing transactions, or the “Financing Transactions,” which we refer to, together with the Acquisition, as the “Transactions”:

•	the closing of the issuance of $150.0 million 8 1/2% senior subordinated notes due January 15, 2013. The proceeds from the senior subordinated notes offering were $149.3 million;

•	the closing of Alliance Laundry’s new $250.0 million senior secured credit facility, which we refer to as the “new credit facility,” consisting of a six-year $50.0 million revolving credit facility and a seven-year $200.0 million term loan facility. On the closing date (January 27, 2005), the term loan facility was drawn in full, but the revolving credit facility remained undrawn; and

•	the settlement of the tender offer and consent solicitation, or the “tender offer,” initiated by us on January 4, 2005 for the $110.0 million aggregate principal amount of our outstanding 9.625% senior subordinated notes issued in 1998 and due 2008, or the “1998 senior subordinated notes.” The tender offer expires at 5:00 PM New York City time on February 2, 2005.

As a result of these actions, Alliance Laundry and Alliance Laundry Corporation became the obligors under the senior subordinated notes. Alliance Laundry is the borrower and obligor under the new credit facility and Alliance Laundry Corporation became a guarantor under the new credit facility, and Alliance Laundry Holdings LLC became a guarantor of the new credit facility and the senior subordinated notes.

Alliance Laundry Corporation is a wholly-owned subsidiary of Alliance Laundry and was incorporated for the sole purpose of serving as a co-issuer of the senior subordinated notes. Alliance Laundry Holdings LLC is the parent of Alliance Laundry and has provided a full and unconditional guarantee of the senior subordinated notes. Alliance Laundry Holdings LLC and Alliance Laundry Corporation do not have any operations or assets independent of Alliance Laundry.

On December 7, 2004, the company announced that it was abandoning the IDS offering described in Note 8—Offering of Income Deposit Securities. As a result, the company will write-off $3.1 million of capitalized debt and offering costs related to the IDS offering in the 4th quarter of 2004.

Offer to Exchange

8 1/2% Senior Subordinated Notes

due 2013

PROSPECTUS

                    , 2005

DEALER PROSPECTUS DELIVERY OBLIGATION

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Alliance Laundry Holdings LLC and Alliance Laundry Systems LLC

Each of Alliance Laundry and Holdings is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other persons from and against any and all claims and demands whatsoever.

Section 5.3 of the Second Amended and Restated Limited Liability Company Agreement of Holdings (the “Parent LLC Agreement”) provides, among other things, that, to the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from Holdings for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Holdings, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, that any indemnity under Section 5.3 of the Parent LLC Agreement shall be provided out of and to the extent of Holdings’ assets only, and no Covered Person shall have any personal liability on account thereof. For a period of six years from the closing of the Acquisition, unless required by law, the managers, officers and directors of Holdings prior to the closing of the Acquisition shall be entitled to the rights relating to exculpation, indemnification and advancement of expenses to the extent and as set forth in Section 5.7 of the Initial LLC Agreement.

The Parent LLC Agreement defines “Covered Person” as the Member or any of its affiliates, or their respective shareholders, controlling Persons, officers, directors, advisory directors, members, partners, employees, agents or representatives. The Parent LLC Agreement defines “Member” as ALH Holding Inc., as the initial member of Holdings, and includes any Person admitted as an additional member of Holdings or as a substitute member of Holdings pursuant to the provisions of the Parent LLC Agreement, each in its capacity as a member of Holdings. The Parent LLC Agreement defines “Person” as a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity. The Parent LLC Agreement defines “Acquisition” as the purchase of common units and rights to acquire common units of Alliance Holdings by the Member, as provided for by the Unit Purchase Agreement, dated as of December 7, 2004 (as the same may be amended from time to time), among the Member, Alliance and the Sellers (as defined in the Unit Purchase Agreement). The Parent LLC Agreement defines the Initial LLC Agreement as the Amended and Restated Limited Liability Company Agreement of Alliance Holdings, dated May 5, 1998, as amended by Amendment No. 1 thereto, dated as of July 23, 2003, and Amendment No. 2 thereto, dated as of September 12, 2003.

Section 5.3 of the Second Amended and Restated Limited Liability Company Agreement of Alliance Laundry (the “Company LLC Agreement”) provides, among other things, that, to the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from Alliance Laundry for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Alliance Laundry, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, that any indemnity under Section 5.3 of the Company LLC Agreement shall be provided out of and to the extent of Alliance Laundry’s assets only, and no Covered Person shall have any personal liability on account thereof. For a period of six years from the closing of the Acquisition, unless required by law, the managers, officers and directors of Alliance Laundry prior to the closing of the Acquisition shall be entitled to the rights relating to exculpation, indemnification and advancement of expenses to the extent and as set forth in Section 4.3 of the Original LLC Agreement.

The Company LLC Agreement defines “Covered Person” as the Member or any of its affiliates, or their respective shareholders, controlling Persons, officers, directors, advisory directors, members, partners, employees, agents or representatives. The Company LLC Agreement defines “Member” as Alliance Laundry Holdings LLC, as the initial member of Alliance Laundry, and includes any Person admitted as an additional member of Alliance Laundry or as a substitute member of Alliance Laundry pursuant to the provisions of the Company LLC Agreement, each in its capacity as a member of Alliance Laundry. The Parent LLC Agreement defines “Person” as a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity. The Company LLC Agreement defines the Original LLC Agreement as that certain Amended and Restated Limited Liability Company Agreement, dated May 5, 1998, of Alliance Laundry, as amended by Amendment No. 1, dated as of July 23, 2003.

Alliance Laundry Corporation

Alliance Laundry Corporation (the “Corporation”), is a corporation incorporated in the state of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit, or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit of proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Amended Certificate of Incorporation of the Corporation provides that the directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. The Amended Certificate of Incorporation of the Corporation further provides that, without limiting the generality of the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Amended Certificate of Incorporation of the Corporation further provides that any repeal or modification of the Amended Certificate of Incorporation of the Corporation or any adoption of any provision of Amended Certificate of Incorporation of the Corporation inconsistent with the Amended Certificate of Incorporation of the Corporation shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

Article VI of the Amended and Restated By-Laws of the Corporation provides that the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The Amended and Restated By-Laws of the Corporation provide further that, notwithstanding the foregoing, but subject to Section 6.05 of the Amended and Restated By-Laws of the Corporation, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

Section 6.07 of the Amended and Restated By-Laws of the Corporation provides that the Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Article VI of the Amended and Restated By-Laws of the Corporation, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Corporation’s Bylaws provide for the maintenance of insurance under the circumstances described in Section 145.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits.

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger and Plan of Reorganization, dated as of January 27, 2005, by and among ALH Finance LLC, Alliance Laundry Systems LLC and ALH Holding Inc.

2.2	Agreement and Plan of Merger and Plan of Reorganization, dated as of January 27, 2005, between ALH Finance Corporation and Alliance Laundry Corporation

3.1.1	Amended and Restated Certificate of Formation of Alliance Laundry Holdings LLC

3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Formation of Alliance Laundry Holdings LLC

3.1.3	Certificate of Formation of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 3.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment No. 1, dated July 2, 1998 (file no. 333-56857))

3.1.4	Certificate of Amendment to Certificate of Formation of Alliance Laundry Systems LLC

3.1.5	Amended Certificate of Incorporation of Alliance Laundry Corporation

3.2.1	Second Amended and Restated Limited Liability Company Agreement of Alliance Laundry Holdings LLC, dated as of January 27, 2005

3.2.2	Second Amended and Restated Limited Liability Company Agreement of Alliance Laundry Systems LLC, dated as of January 27, 2005

3.2.3	Amended and Restated By-Laws of Alliance Laundry Corporation

4.1	Indenture, dated as of January 27, 2005 (the “2005 Indenture”), among Alliance Laundry Systems LLC (as successor by merger to ALH Finance LLC), Alliance Laundry Corporation (as successor by merger to ALH Finance Corporation) and The Bank of New York Trust Company N.A., as trustee

4.2	Form of Senior Subordinated Note (included in Exhibit 4.1 hereto)

4.3	Supplemental Indenture to the 2005 Indenture, dated January 27, 2005, among Alliance Laundry Systems LLC, Alliance Laundry Corporation and Lehman Brothers

4.4	Registration Rights Agreement, dated as of January 27, 2005, among Alliance Laundry Systems LLC (as successor by merger to ALH Finance LLC), Alliance Laundry Corporation (as successor by merger to ALH Finance Corporation) and the Initial Purchasers named therein

4.5	Joinder Agreement to the Registration Rights Agreement, dated as of January 27. 2005, among Alliance Laundry Systems LLC, Alliance Laundry Corporation, Alliance Laundry Holdings LLC and the Initial Purchasers named therein

4.6	Credit Agreement, dated as of January 27, 2005, by and among Alliance Laundry Holdings LLC, ALH Finance LLC, Alliance Laundry Systems LLC, the several banks and other financial institutions parties thereto and Lehman Commercial Paper Inc., as administrative agent

4.7	Guarantee and Collateral Agreement, dated as of January 27, 2005, made by Alliance Laundry Holdings LLC, Alliance Laundry Systems LLC, and Alliance Laundry Corporation in favor of Lehman Commercial Paper Inc.

4.8	Indenture, dated as of May 5, 1998 (the “1998 Indenture”), among Alliance Laundry Corporation, the guarantors named therein and The Bank of New York Trust Company N.A. (formerly United States Trust Company of New York) (Incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857))

4.9	Form of 1998 Senior Subordinated Note (included in Exhibit 4.8 hereto)

Exhibit Number	Exhibit Description
4.10	Supplemental Indenture to the 1998 Indenture, dated January 20, 2005, among Alliance Holdings, Inc., Alliance Laundry Systems LLC, Alliance Laundry Corporation and The Bank of New York as trustee

5.1	Opinion of Debevoise & Plimpton LLP*

5.2	Opinion of Richard, Layton & Finger, P.A.*

10.1	Unit Purchase Agreement, dated as of December 7, 2004 , by and among Alliance Laundry Holdings LLC, its Securityholders and ALH Holding Inc. and the sellers named therein

10.2	Amendment No. 1 to Unit Purchase Agreement, dated as of January 27, 2005, by and among Alliance Laundry Holdings LLC, ALH Holding Inc. and the sellers named therein

10.3	Indenture Agreement, dated as of November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.49 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.4	Purchase Agreement, dated as of November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Alliance Laundry Systems LLC, in its own capacity and as servicer (Incorporated by reference to Exhibit 10.50 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.5	Pooling and Servicing Agreement, dated November 28, 2000, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables Trust 2000-A ((Incorporated by reference to Exhibit 10.51 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.6	Trust Agreement, dated November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.52 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.7	Administration Agreement, dated November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and Alliance Laundry Systems LLC as administrator, and the Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.53 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.8	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables LLC, dated as of November 28, 2000 (Incorporated by reference to Exhibit 10.54 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.9	Insurance and Indemnity Agreement, dated as of November 28, 2000, between AMBAC Assurance Corporation as insurer, Alliance Laundry Equipment Receivables Trust 2000-A as Issuer, Alliance Laundry Equipment Receivables LLC as Seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.55 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.10	Intercreditor Agreement, dated as of November 26, 2002, by and between General Electric Capital Corporation as administrative agent and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.63 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.11	Supply Agreement, effective January 1, 2003, by and among Coinmach Corporation, Super Laundry Equipment Corporation and Alliance Laundry Systems LLC (certain portions of this exhibit were omitted subject to a pending request for confidential treatment) (Incorporated by reference to Exhibit 10.64 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

Exhibit Number	Exhibit Description
10.12	Indenture, dated as of November 26, 2002, between Alliance Laundry Equipment Receivables Trust 2002-A and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 2003 (file no. 333-56857))

10.13	Purchase Agreement, dated as of November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as buyer and Alliance Laundry Systems LLC as seller (Incorporated by reference to Exhibit 10.66 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.14	Pooling and Service Agreement, dated November 26, 2002, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables 2002 LLC as transferor and Alliance Laundry Equipment Receivables Trust 2002-A as issuer (Incorporated by reference to Exhibit 10.67 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.15	Trust Agreement, dated November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as transferor and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.68 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.16	Administration Agreement, dated November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A, as insurer, and Alliance Laundry Systems LLC, as administrator, and The Bank of New York, as indenture trustee (Incorporated by reference to Exhibit 10.69 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.17	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables 2002 LLC, dated as of November 26, 2002 (Incorporated by reference to Exhibit 10.70 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.18	Insurance and Indemnity Agreement, dated as of November 26, 2002, between AMBAC Assurance Corporation as insurer, Alliance Laundry Receivables Trust 2002-A as issuer, Alliance Laundry Equipment Receivables 2002 LLC as seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.71 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.19	Note Purchase Agreement, dated as of November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A as issuer, The Bank of New York as indenture trustee, Alliance Laundry Systems LLC as the servicer, Alliance Laundry Equipment Receivables 2002 LLC as the transferor, the Note Purchasers party thereto, Bear Stearns & Co. Inc. as co-administrative agent, and Canadian Imperial Bank of Commerce as co-administrative agent and agent (Incorporated by reference to Exhibit 10.72 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.20	Amended and Restated Employment Agreement, dated as of January 27, 2005, by and between Alliance Laundry Systems LLC and Thomas F. L’Esperance

10.21	Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of February 27, 2002 (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857))

10.22	First amendment to the Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of June 21, 2002 (Incorporated by reference to Exhibit 10.2 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857))

10.23	Second amendment to the Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of August 19, 2002 (Incorporated by reference to Exhibit 10.3 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857))

Exhibit Number	Exhibit Description
10.24	Agreement, dated as of February 23, 2004, among Alliance Laundry Holdings LLC, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund III, L.P., TCW SHOP III Subsidiary Investment, Inc. and TWC SHOP IV Subsidiary Investment, Inc. and Sankaty Alliance Corp., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Credit Opportunities, L.P.

10.25	Form of Executive Severance Protection and Restrictive Covenant Agreement (including schedule of individual agreements entered into on January 27, 2005) of Alliance Laundry Systems LLC

10.26	Form of Closing Bonus Letter Agreement of Alliance Laundry Holdings LLC (including schedule of individual agreements entered into on December 7, 2004)

10.27	Executive Retention Bonus Letter Agreement, dated January 27, 2005, between Thomas F. L’Esperance and Alliance Laundry Systems LLC

10.28	Form of Executive Retention Bonus Letter Agreement of Alliance Laundry Systems LLC (including schedule of individual agreements entered into as of January 27, 2005)

10.29	ALH Holding Inc. Stock Purchase and Rollover Investment Plan

10.30	Stockholders Agreement of ALH Holding Inc., dated as of January 27, 2005

10.31	Registration Rights Agreement of ALH Holding Inc., dated as of January 27, 2005

10.32	ALH Holding Inc. Stock Incentive Plan

10.33	Form of ALH Holding Inc. Nonqualified Stock Option Agreement (including schedule of individual agreements entered into on January 27, 2005)

10.34	Form of Management Subscription Agreement of ALH Holding Inc. (including schedule of individual agreements entered into as of January 27, 2005).

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto)

23.3	Consent of Richards Layton & Finger (included in Exhibit 5.2 hereto)

24.1	Powers of Attorney (contained on signature pages hereto)

25.1	Statement of Eligibility of The Bank of New York Trust Company, N.A. on Form T-1*

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner for Tender of 8 1/2% Senior Subordinated Notes due 2013 for registered 8 1/2% Senior Subordinated Notes due 2013

*	Filed herewith

ITEM 22.    UNDERTAKINGS

Each undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Alliance Laundry Holdings LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ripon, State of Wisconsin, on February 3, 2005.

ALLIANCE LAUNDRY HOLDINGS LLC

By:	/S/ THOMAS F. L’ESPERANCE
Name: Thomas F. L’Esperance
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. L’Esperance and Bruce P. Rounds, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on February 3, 2005 by the following persons in the capacities indicated.

Signature	Title

/S/ THOMAS F. L’ESPERANCE Thomas F. L’Esperance	Chief Executive Officer and President, and Director of ALH Holding Inc.

/S/ BRUCE P. ROUNDS Bruce P. Rounds	Vice President and Chief Financial Officer

/S/ ROBERT T. WALLACE Robert T. Wallace	Vice President and Corporate Controller

/S/ LEE L. SIENNA Lee L. Sienna	Director of ALH Holding Inc.

/S/ SHAEL J. DOLMAN Shael J. Dolman	Director of ALH Holding Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Alliance Laundry Systems LLC has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ripon, State of Wisconsin, on February 3, 2005.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ THOMAS F. L’ESPERANCE
Name: Thomas F. L’Esperance
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas F. L’Esperance and Bruce P. Rounds, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on February 3, 2005 by the following persons in the capacities indicated.

Signature	Title

/S/ THOMAS F. L’ESPERANCE Thomas F. L’Esperance	Chief Executive Officer and President, and Director of ALH Holding Inc.

/S/ BRUCE P. ROUNDS Bruce P. Rounds	Vice President and Chief Financial Officer

/S/ ROBERT T. WALLACE Robert T. Wallace	Vice President and Corporate Controller

/S/ LEE L. SIENNA Lee L. Sienna	Director of ALH Holding Inc.

/S/ SHAEL J. DOLMAN Shael J. Dolman	Director of ALH Holding Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Alliance Laundry Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on February 3, 2005.

ALLIANCE LAUNDRY CORPORATION

By:	/s/ LEE L. SIENNA
Name: Lee L. Sienna
Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee L. Sienna and Bruce P. Rounds, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on February 3, 2005 by the following persons in the capacities indicated.

Signature	Title

/S/ LEE L. SIENNA Lee L. Sienna	President

/S/ BRUCE P. ROUNDS Bruce P. Rounds	Principal Financial Officer and Principal Accounting Officer

/S/ THOMAS F. L’ESPERANCE Thomas F. L’Esperance	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger and Plan of Reorganization, dated as of January 27, 2005, between ALH Finance LLC and Alliance Laundry Systems LLC

2.2	Agreement and Plan of Merger and Plan of Reorganization, dated as of January 27, 2005, between ALH Finance Corporation and Alliance Laundry Corporation

3.1.1	Amended and Restated Certificate of Formation of Alliance Laundry Holdings LLC

3.1.2	Certificate of Amendment to the Certificate of Formation of Alliance Laundry Systems LLC

3.1.3	Certificate of Formation of Alliance Laundry Systems LLC (Incorporated by reference to Exhibit 3.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857))

3.1.4	Certificate of Amendment to the Amended and Restated Certificate of Formation of Alliance Laundry Holdings LLC

3.1.5	Amended Certificate of Incorporation of Alliance Laundry Corporation

3.2.1	Second Amended and Restated Limited Liability Company Agreement of Alliance Laundry Holdings LLC

3.2.2	Second Amended and Restated Limited Liability Company Agreement of Alliance Laundry Systems LLC

3.2.3	Amended and Restated By-Laws of Alliance Laundry Corporation

4.1	Indenture, dated as of January 27, 2005, between ALH Finance LLC, ALH Finance Corporation and Lehman Brothers

4.2	Form of Senior Subordinated Note (included in Exhibit 4.1 hereto)

4.3	Supplemental Indenture, dated January 27, 2005, among Alliance Laundry Systems LLC, Alliance Laundry Corporation and Lehman Brothers

4.4	Registration Rights Agreement, dated as of January 27, 2005, among Alliance Laundry Holdings LLC, alliance Laundry Systems LLC, Alliance Laundry Corporation and the several Initial Purchasers, represented by Lehman Brothers, Inc.

4.5	Joinder Agreement to the Registration Rights Agreement, dated as of January 27. 2005, among ALH Finance LLC, ALH Finance Corporation, Alliance Laundry Systems LLC, Alliance Laundry Corporation and the several Initial Purchasers, represented by Lehman Brothers, Inc.

4.6	Credit Agreement, dated as of January 27, 2005, by and among Alliance Laundry Holdings LLC, ALH Finance LLC, Alliance Laundry Systems LLC, ALH Finance Corporation, Alliance Laundry Corporation, Lehman Brothers Inc., The Bank of Nova Scotia, LaSalle Bank National Association, The Royal Bank of Canada, and Lehman Commercial Paper Inc.

4.7	Guarantee and Collateral Agreement, dated as of January 27, 2005, made by Alliance Laundry Holdings LLC, ALH Finance LLC, Alliance Laundry Systems LLC, ALH Finance Corporation and Alliance Laundry Corporation in favor of Lehman Commercial Paper Inc.

4.8	Indenture, dated as of May 5, 1998, among Alliance Laundry Corporation, the Guarantors and United States Trust Company of New York (Incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 1998 (file no. 333-56857))

4.9	Form of 1998 Senior Subordinated Note (included in Exhibit 4.8 hereto)

1

Exhibit Number	Exhibit Description

4.10	Supplemental Indenture, dated January 27, 2005, among Alliance Holdings, Inc., Alliance Laundry Systems LLC, Alliance Laundry Corporation and the Trustee

5.1	Opinion of Debevoise & Plimpton LLP*

5.2	Opinion of Richard, Layton & Finger LLP*

10.1	Unit Purchase Agreement, dated as of December 7, 2004 , by and among Alliance Laundry Holdings LLC, its Securityholders and ALH Holding Inc.

10.2	Amendment No. 1 to Unit Purchase Agreement, dated as of January 27, 2005, by and among Alliance Laundry Holdings LLC, its Securityholders and ALH Holding Inc.

10.3	Indenture Agreement, dated as of November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.49 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.4	Purchase Agreement, dated as of November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Alliance Laundry Systems LLC, in its own capacity and as servicer (Incorporated by reference to Exhibit 10.50 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.5	Pooling and Servicing Agreement, dated November 28, 2000, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables LLC and Alliance Laundry Equipment Receivables Trust 2000-A ((Incorporated by reference to Exhibit 10.51 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.6	Trust Agreement, dated November 28, 2000, between Alliance Laundry Equipment Receivables LLC and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.52 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.7	Administration Agreement, dated November 28, 2000, among Alliance Laundry Equipment Receivables Trust 2000-A and Alliance Laundry Systems LLC as administrator, and the Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.53 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.8	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables LLC, dated as of November 28, 2000 (Incorporated by reference to Exhibit 10.54 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.9	Insurance and Indemnity Agreement, dated as of November 28, 2000, between AMBAC Assurance Corporation as insurer, Alliance Laundry Equipment Receivables Trust 2000-A as Issuer, Alliance Laundry Equipment Receivables LLC as Seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.55 to Alliance Laundry Systems LLC’s Form 10-K, dated March 28, 2001 (file no. 333-56857))

10.10	Intercreditor Agreement, dated as of November 26, 2002, by and between General Electric Capital Corporation as administrative agent and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.63 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.11	Supply Agreement, effective January 1, 2003, by and among Coinmach Corporation, Super Laundry Equipment Corporation and Alliance Laundry Systems LLC (certain portions of this exhibit were omitted subject to a pending request for confidential treatment) (Incorporated by reference to Exhibit 10.64 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

2

Exhibit Number	Exhibit Description

10.12	Indenture, dated as of November 26, 2002, between Alliance Laundry Equipment Receivables Trust 2002-A and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 4.1 to Alliance Laundry Systems LLC’s Form S-4, Amendment #1, dated July 2, 2003 (file no. 333-56857))

10.13	Purchase Agreement, dated as of November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as buyer and Alliance Laundry Systems LLC as seller (Incorporated by reference to Exhibit 10.66 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.14	Pooling and Service Agreement, dated November 26, 2002, among Alliance Laundry Systems LLC as servicer and originator, Alliance Laundry Equipment Receivables 2002 LLC as transferor and Alliance Laundry Equipment Receivables Trust 2002-A as issuer (Incorporated by reference to Exhibit 10.67 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.15	Trust Agreement, dated November 26, 2002, between Alliance Laundry Equipment Receivables 2002 LLC as transferor and Wilmington Trust Company as owner trustee (Incorporated by reference to Exhibit 10.68 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.16	Administration Agreement, dated November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A, as insurer, and Alliance Laundry Systems LLC, as administrator, and The Bank of New York, as indenture trustee (Incorporated by reference to Exhibit 10.69 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.17	Limited Liability Company Agreement of Alliance Laundry Equipment Receivables 2002 LLC, dated as of November 26, 2002 (Incorporated by reference to Exhibit 10.70 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.18	Insurance and Indemnity Agreement, dated as of November 26, 2002, between AMBAC Assurance Corporation as insurer, Alliance Laundry Receivables Trust 2002-A as issuer, Alliance Laundry Equipment Receivables 2002 LLC as seller, Alliance Laundry Systems LLC and The Bank of New York as indenture trustee (Incorporated by reference to Exhibit 10.71 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.19	Note Purchase Agreement, dated as of November 26, 2002, among Alliance Laundry Equipment Receivables Trust 2002-A as issuer, The Bank of New York as indenture trustee, Alliance Laundry Systems LLC as the servicer, Alliance Laundry Equipment Receivables 2002 LLC as the transferor, the Note Purchasers party thereto, Bear Stearns & Co. Inc. as co-administrative agent, and Canadian Imperial Bank of Commerce as co-administrative agent and agent (Incorporated by reference to Exhibit 10.72 to Alliance Laundry Systems LLC’s Form 10-K, dated March 12, 2003 (file no. 333-56857))

10.20	Amended and Restated Employment Agreement, dated as of January 27, 2005, by and between Alliance Laundry Systems LLC and Thomas F. L’Esperance

10.21	Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of February 27, 2002 (Incorporated by reference to Exhibit 10.1 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857))

10.22	First amendment to the Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of June 21, 2002 (Incorporated by reference to Exhibit 10.2 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857))

3

Exhibit Number	Exhibit Description

10.23	Second amendment to the Alliance Laundry Holdings LLC nonqualified deferred compensation plan, dated as of August 19, 2002 (Incorporated by reference to Exhibit 10.3 to Alliance Laundry Systems LLC’s Form 10-Q, dated November 6, 2002 (file no. 333-56857))

10.24	Agreement, dated as of February 23, 2004, among Alliance Laundry Holdings LLC, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund III, L.P., TCW SHOP III Subsidiary Investment, Inc. and TWC SHOP IV Subsidiary Investment, Inc. and Sankaty Alliance Corp., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Credit Opportunities, L.P.

10.25	Executive Severance Protection and Restrictive Covenant Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Jeffrey J. Brothers

10.26	Executive Severance Protection and Restrictive Covenant Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Bruce P. Rounds

10.27	Executive Severance Protection and Restrictive Covenant Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and William J. Przybysz

10.28	Executive Severance Protection and Restrictive Covenant Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and R. Scott Gaster

10.29	Executive Severance Protection and Restrictive Covenant Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Robert T. Wallace

10.30	Executive Severance Protection and Restrictive Covenant Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Scott L. Spiller

10.31	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and Thomas F. L’Esperance]

10.32	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and Jeffrey J. Brothers]

10.33	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and Bruce P. Rounds]

10.34	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and William J. Przybysz]

10.35	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and R. Scott Gaster]

10.36	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and Robert T. Wallace]

10.37	Change of Control Bonus Agreement, dated December 7, 2004, between Alliance Laundry Holdings LLC and Scott L. Spiller]

10.38	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Thomas F. L’Esperance

10.39	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Jeffrey J. Brothers

10.40	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Bruce P. Rounds

10.41	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and William J. Przybysz

4

Exhibit Number	Exhibit Description
10.42	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and R. Scott Gaster

10.43	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Robert T. Wallace

10.44	Executive Retention Bonus Program Agreement, dated January 27, 2005, between Alliance Laundry Systems LLC and Scott L. Spiller

10.45	Stock Purchase and Rollover Investment Plan of ALH Holding Inc.

10.46	Stockholders Agreement of ALH Holding Inc.

10.47	Registration Rights Agreement of ALH Holding Inc., dated as of January 27, 2005

10.48	Stock Incentive Plan of ALH Holding Inc.

10.49	Nonqualified Stock Option Agreement, dated January 27, 2005, between ALH Holding Inc. and Thomas F. L’Esperance

10.50	Nonqualified Stock Option Agreement, dated January 27, 2005, between ALH Holding Inc. and Bruce P. Rounds

10.51	Nonqualified Stock Option Agreement, dated January 27, 2005, between ALH Holding Inc. and William J. Przybysz

10.52	Nonqualified Stock Option Agreement, dated January 27, 2005, between ALH Holding Inc. and R. Scott Gaster

10.53	Nonqualified Stock Option Agreement, dated January 27, 2005, between ALH Holding Inc. and Robert T. Wallace

10.55	Nonqualified Stock Option Agreement, dated January 27, 2005, between ALH Holding Inc. and Scott L. Spiller

12.1	Statement re Computation of Ratio of Earnings to Fixed Charges*

21.1	Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto)

23.3	Consent of Richards Layton & Finger (included in Exhibit 5.2 hereto)

24.1	Powers of Attorney (contained on Signature Pages hereto)

25.1	Statement of Eligibility of The Bank of New York Trust Company, N.A. on Form T-1*

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner for Tender of 8 1/2% Senior Subordinated Notes due 2013 for registered 8 1/2% Senior Subordinated Notes due 2013

5